UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Southcoast Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT/PROSPECTUS

Proxy Statement of Southcoast Financial Corporation	Prospectus of BNC Bancorp

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Southcoast Financial Corporation:

Southcoast Financial Corporation (“Southcoast”) will hold a special meeting of Southcoast shareholders on January 29, 2016, at 10:00 a.m., at the main office of Southcoast, 534 Johnnie Dodds Boulevard, Mt. Pleasant, South Carolina 29464. At the special meeting, you will be asked to vote on (1) the merger of Southcoast with and into BNC Bancorp (“BNC”) described in more detail herein, (2) the approval, on a non-binding advisory basis, of the compensation that certain executive officers of Southcoast will receive in connection with the merger pursuant to existing agreements or arrangements with Southcoast, and (3) the approval of a proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement.

On August 14, 2015, Southcoast entered into an Agreement and Plan of Merger, as amended September 15, 2015 (the “merger agreement”) with BNC that provides for the merger of the two holding companies. If approved by Southcoast shareholders, under the merger agreement, Southcoast will merge with and into BNC (the “merger”), and Southcoast Community Bank will merge with and into Bank of North Carolina (the “bank merger”).

If the merger is approved and consummated, unless adjusted pursuant to the terms of the merger agreement, holders of Southcoast common stock will be entitled to receive shares of BNC common stock based upon the volume weighted average price of BNC common stock for a 20-day trading period prior to the closing of the merger (the “VWAP”), subject to minimum and maximum exchange ratios as follows:

•	If the VWAP immediately prior to the merger is equal to or greater than $22.00, then each share of Southcoast common stock will be converted into 0.6068 shares of BNC common stock;
•	If the VWAP immediately prior to the merger is less than $22.00 but greater than $19.00, then each share of Southcoast common stock will be converted into $13.35 payable in shares of BNC common stock (with the exchange ratio equal to $13.35 divided by the VWAP); and
•	If the VWAP is equal to or less than $19.00, then each share of Southcoast common stock will be converted into 0.7026 shares of BNC common stock (such ratio in each of the three scenarios, the “exchange ratio”).

The market value of the merger consideration may fluctuate with the market price of BNC common stock and will not be known at the time Southcoast shareholders vote on the merger. Furthermore, pursuant to the termination provisions contained in the merger agreement, under certain circumstances, BNC may increase the exchange ratio or make a cash payment to Southcoast shareholders to avoid termination of the merger. Based on the $25.44 per share closing price of BNC’s common stock on the Nasdaq Capital Market on December 22, 2015, the last practicable date before the mailing of these materials, the value of the per share merger consideration payable to holders of Southcoast common stock was approximately $15.44, and the aggregate merger consideration was approximately $109.7 million. We urge you to obtain current market quotations for BNC (Nasdaq Capital Market trading symbol “BNCN”) because the value of the per share merger consideration will fluctuate.

As of December 7, 2015, the record date for the Southcoast special meeting of shareholders, there were 7,103,751 shares of Southcoast common stock outstanding and entitled to vote at the special meeting. Based on such outstanding common stock of Southcoast, BNC will issue between 4,310,556 and 4,991,095 shares of common stock to Southcoast shareholders in the aggregate upon completion of the merger if the merger is approved and consummated and there is no adjustment to the stock consideration paid by BNC. The exact number of shares of BNC common stock that will be issued in the merger will be dependent on the exchange ratio, which will not be determined until the date of the merger, and the number of shares of Southcoast common stock outstanding immediately prior to the merger.

This document, which serves as a proxy statement for the special meeting of Southcoast shareholders and as a prospectus with respect to the offering and issuance of the maximum of 4,991,095 shares of BNC common stock to be issued to Southcoast shareholders in the merger, describes the Southcoast special meeting, and includes important information about the proposed merger, the companies participating in the merger, and the agreement and plan of merger pursuant to which the merger will be consummated if approved. We encourage you to read the entire document carefully, including the “Risk Factors” section beginning on page 23, for a discussion of the risks related to the proposed merger.

Southcoast’s board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Southcoast and its shareholders, has approved the merger agreement and the transactions contemplated thereby and recommends that Southcoast shareholders vote “FOR” all of the proposals described in this document.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of these materials. Any representation to the contrary is a criminal offense. Shares of common stock of BNC are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of these materials is December 23, 2015, and they are expected to be first mailed to shareholders on or about December 29, 2015.

SOUTHCOAST FINANCIAL CORPORATION

534 Johnnie Dodds Boulevard
Mt. Pleasant, South Carolina 29464

Notice of Special Meeting of Shareholders
To be held On January 29, 2016

A special meeting of shareholders of Southcoast Financial Corporation will be held on January 29, 2016, at 10:00 a.m., at the main office of Southcoast Financial Corporation, 534 Johnnie Dodds Boulevard, Mt. Pleasant, South Carolina 29464 for the following purposes:

1.	To consider and vote on the agreement and plan of merger, under which Southcoast Financial Corporation (“Southcoast”) will merge with and into BNC Bancorp (“BNC”), as more particularly described in the accompanying materials;
2.	To consider and vote on a non-binding advisory proposal to approve the compensation that certain executive officers of Southcoast will receive under existing agreements or arrangements with Southcoast in connection with the merger;
3.	To consider and vote on a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement; and
4.	To transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

Only shareholders of record at the close of business on December 7, 2015 are entitled to notice of and to vote at the special meeting and any adjournment thereof. Southcoast’s board of directors has adopted a resolution approving the merger and the merger agreement and unanimously recommends that you vote “FOR” all of the proposals described in the accompanying materials.

Business and financial information about Southcoast is available without charge to you upon written or oral request made to William C. Heslop, Southcoast Financial Corporation, 534 Johnnie Dodds Boulevard, Mt. Pleasant, South Carolina 29464, telephone number (843) 884-0504. To obtain delivery of such business and financial information before the special meeting, your request must be received no later than January 21, 2016.

YOUR VOTE IS VERY IMPORTANT. If you hold your shares of record in your name, you can vote your shares over the Internet or by telephone, or by signing, dating and returning the enclosed proxy card. If you are the record holder of the shares, you may change your vote by: (1) if you voted over the Internet or by telephone, voting again over the Internet or by telephone by the applicable deadline described herein; (2) if you previously completed and returned a proxy card, submitting a new proxy card with a later date and returning it to Southcoast prior to the vote at the special meeting; (3) submitting timely written notice of revocation to Southcoast’s Corporate Secretary, Robert M. Scott, at Southcoast Financial Corporation, 534 Johnnie Dodds Boulevard, Mt. Pleasant, South Carolina 29464, at any time prior to the vote at the special meeting; or (4) attending the special meeting in person and voting your shares at the special meeting. If your shares are held in street name, you may vote your shares by following the instructions provided by your brokerage firm, bank or other similar entity. If your shares are held in street name, you may change your vote by submitting new voting instructions to your brokerage firm, bank or other similar entity or, if you have obtained a legal proxy from your brokerage firm, bank, or other similar entity giving you the right to vote your shares, you may change your vote by attending the special meeting and voting in person.

By Order of the Board of Directors,
December 23, 2015 Mt. Pleasant, South Carolina	L. Wayne Pearson, Chairman

WHERE YOU CAN FIND MORE INFORMATION

Both BNC and Southcoast are subject to the information requirements of the Securities Exchange Act of 1934, which means that they are both required to file certain reports, proxy statements, and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials that either BNC or Southcoast files with the SEC at the Public Reference Room of the SEC at 100 F. Street N.E., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC. Such filings are also available free of charge at BNC’s website at http://www.bncbancorp.com under the “Investor Relations” link or from Southcoast Community Bank’s website at http://www.southcoastbank.com under the “About Us” tab and then under the “Investor Relations” link at the bottom of the website. Except as specifically incorporated by reference into this document, information on those websites or filed with the SEC is not part of this document.

BNC has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that BNC and Southcoast have previously filed, and that they may file through the date of the special meeting of Southcoast shareholders, with the SEC. These documents are not included in or delivered with this document, and they contain important business and financial information about the companies. For further information, please see the section entitled “Incorporation of Certain Documents by Reference” on page 80. These documents are available without charge to you upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below.

BNC Bancorp 3980 Premier Drive, Suite 210 High Point, North Carolina 27265 Attention: Investor Relations (336) 869-9200	Southcoast Financial Corporation 534 Johnnie Dodds Boulevard Mt. Pleasant, South Carolina 29464 Attention: William C. Heslop (843) 884-0504

To obtain timely delivery of these documents, you must request the information no later than January 21, 2016 in order to receive them before Southcoast’s special meeting of shareholders.

BNC common stock is traded on the Nasdaq Capital Market under the symbol “BNCN,” and Southcoast common stock is traded on the Nasdaq Global Market under the symbol “SOCB.”

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ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you, as a Southcoast shareholder, may have regarding the merger agreement, the merger and the other matters being considered at the special meeting and the answers to those questions. BNC and Southcoast urge you to read carefully the remainder of this document because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meeting. Additional important information is also contained in the appendices to this document and in the documents incorporated herein by reference.

Q:	Why am I receiving this document?
A:	BNC and Southcoast have agreed to the merger of Southcoast with and into BNC, pursuant to the terms of the merger agreement that is described in this document. A copy of the merger agreement is included as Appendix A to these materials. Southcoast Community Bank will be merged with and into Bank of North Carolina as soon as practicable following the merger. The mergers cannot be completed unless, among other things, two-thirds of the outstanding shares of Southcoast’s common stock vote in favor of the proposal to approve the merger agreement. Accordingly, Southcoast shareholders are being asked to vote at the special meeting on approval of the merger agreement.

Southcoast shareholders will also be asked to vote on (i) a non-binding advisory proposal concerning the compensation that certain executive officers of Southcoast will receive under existing agreements or arrangements with Southcoast in connection with the merger, and (ii) a proposal to adjourn the Southcoast special meeting, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the merger agreement, if there are insufficient votes at the time of such adjournment to approve such proposals.

We are sending you this document because the Southcoast board is soliciting your proxy to vote your shares at the special meeting. It also serves as BNC’s prospectus with respect to the shares of BNC common stock BNC will issue to Southcoast shareholders in connection with the merger. This document contains important information about the merger and the other proposals being voted on at the Southcoast special meeting, and you should carefully read it, together with the appendices and the information incorporated by reference.

Q:	When and where will the special meeting be held?
A:	The special meeting of shareholders of Southcoast will be held on January 29, 2016, at 10:00 a.m., at the main office of Southcoast, 534 Johnnie Dodds Boulevard, Mt. Pleasant, South Carolina 29464.
Q:	Who is entitled to vote at the special meeting?
A:	Only shareholders of record at the close of business on December 7, 2015, the record date, are entitled to notice of and to vote at the special meeting and any adjournment thereof.
Q:	What am I being asked to approve?
A:	You are being asked to (1) approve the merger agreement between Southcoast and BNC, pursuant to which Southcoast will be merged with and into BNC, (2) approve, on a non-binding advisory basis, the compensation that certain executive officers of Southcoast will receive in connection with the merger pursuant to existing agreements or arrangements with Southcoast, and (3) approve a proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement.
Q:	What vote is required to approve each proposal?
A:	Approval of the merger agreement requires the affirmative vote of two-thirds, or 4,735,834 shares of the outstanding shares of Southcoast common stock entitled to vote at the special meeting. Approval of the non-binding advisory merger-related compensation proposal requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. Approval of the adjournment proposal requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal.

Q:	How does the Southcoast Board of Directors recommend that I vote on each proposal?
A:	The Southcoast Board of Directors has unanimously approved and adopted the merger agreement and recommends voting “FOR” approval of the merger agreement, “FOR” approval of the non-binding advisory merger-related compensation proposal, and “FOR” approval of the adjournment proposal.
Q:	Why is my vote important?
A:	If you do not submit a proxy or vote in person, it may be more difficult for Southcoast to obtain the necessary quorum to hold its special meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote against approval of the merger agreement. The merger agreement must be approved by the affirmative vote of at least two-thirds of the outstanding shares of Southcoast’s common stock entitled to vote on the merger agreement. The Southcoast board of directors recommends that you vote “FOR” the merger agreement proposal.
Q:	How many votes do I have?
A:	You are entitled to one vote for each share of Southcoast common stock that you owned as of the record date.
Q:	When is the merger expected to be completed?
A:	We plan to complete the merger during the first quarter of 2016.
Q:	What will I receive in the merger?
A:	If the merger is completed, unless adjusted pursuant to the terms of the merger agreement, Southcoast shareholders will receive shares of BNC common stock based upon the VWAP, equal to the exchange ratio. If the VWAP immediately prior to the merger is equal to or greater than $22.00, then each share of Southcoast common stock will be converted into 0.6068 shares of BNC common stock. If the VWAP immediately prior to the merger is less than $22.00 but greater than $19.00, then each share of Southcoast common stock will be converted into $13.35 payable in shares of BNC common stock (with the exchange ratio equal to $13.35 divided by the VWAP). If the VWAP is equal to or less than $19.00, then each share of Southcoast common stock will be converted into 0.7026 shares of BNC common stock.

To review what you will receive in the merger in greater detail, see “Proposal No. 1 — Approval of the Plan of Merger — The Merger Consideration” beginning on page 48.

Q:	Will the value of the merger consideration change between the date of this document and the time the merger is completed?
A:	Yes. The value of the merger consideration may fluctuate between the date of this document and the completion of the merger based upon the market value of BNC common stock. Any fluctuation in the market price of BNC common stock after the date of this document may change the value of the shares of BNC common stock that Southcoast shareholders will receive. Southcoast shareholders should obtain current market quotations for BNC common stock, which is traded under the symbol “BNCN” on the Nasdaq Capital Market.

Q:	What should I do now?
A:	After you have carefully read this document and decided how you wish to vote your shares, please vote your shares promptly so that your shares will be represented and voted at the special meeting.

Record Holder:  You do not have to attend the special meeting to vote. The Southcoast board of directors is soliciting proxies so that you can vote before the special meeting. Even if you currently plan to attend the special meeting, we recommend that you vote by proxy before the special meeting so that your vote will be counted if you later decide not to attend. However, if you attend the special meeting and vote your shares by ballot, your vote at the special meeting will revoke any vote you submitted previously by proxy. If you are the record holder of your shares, there are three ways you can vote by proxy:

•	By Internet: You may vote over the Internet by going to the website shown on your proxy card and following the instructions when prompted;
•	By Telephone: You may vote by telephone by calling the toll free number shown on your proxy card; or
•	By Mail: You may vote by completing, signing, dating and returning the enclosed proxy card.

If you vote over the Internet or by telephone, please do NOT return any documents through the mail.

If you vote using one of the methods described above, you will be designating L. Wayne Pearson and William C. Heslop as your proxies to vote your shares as you instruct. If you vote over the Internet or by telephone or by signing and returning your proxy card without giving specific voting instructions, these individuals will vote your shares by following the recommendations of the Southcoast board of directors. If any other business properly comes before the special meeting, these individuals will vote on those matters in a manner they consider appropriate.

Street Holder:  If your shares are held in street name, you may vote your shares before the special meeting by mail, by completing, signing and returning the voting instruction form you received from your broker, bank or other nominee. You should check your voting instruction form to see if any alternative method, such as Internet or telephone voting, is available to you.

Q:	If my shares of Southcoast common stock are held in street name by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?
A:	No. If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), your broker, bank or other nominee may not vote your shares of Southcoast common stock on any matter unless you provide instructions to your broker, bank or other nominee on how to vote.

You should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by the broker, bank or nominee with this document. Please note that you may not vote shares held in street name by returning a proxy card directly to Southcoast or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or nominee and bring to the special meeting.

Q:	What if I abstain from voting or fail to instruct my bank or broker?
A:	With respect to the merger agreement proposal, if you (1) fail to submit a proxy or vote in person at the special meeting, (2) mark “Abstain” on your proxy card, or (3) fail to instruct your bank or broker how to vote, it will have the same effect as a vote “Against” the proposal. If you fail to submit a proxy or vote in person at the special meeting or fail to instruct your bank or broker how to vote, or mark “Abstain” on your proxy card with respect to any other proposal to be considered at the special meeting, it will have no effect on any such other proposal.

Q:	Can I attend the special meeting and vote my shares in person?
A:	Yes. All Southcoast shareholders, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Record holders of Southcoast common stock can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting.
Q:	Can I change my vote?
A:	Yes. If you are a holder of record of Southcoast common stock, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) voting by telephone or the Internet at a later time, (3) delivering a written revocation letter to Southcoast’s corporate secretary, or (4) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting. Attendance at the special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by Southcoast after the special meeting will be ineffective. Southcoast’s corporate secretary’s mailing address is: Robert M. Scott, Corporate Secretary, 534 Johnnie Dodds Boulevard Mt. Pleasant, South Carolina 29464. If you hold your shares in “street name” through a bank, broker or other nominee, you should contact your bank, broker or other nominee if you want to revoke your proxy.
Q:	What information should I consider?
A:	We encourage you to read carefully this entire document and the documents incorporated by reference herein. Among other disclosures, you should review the factors considered by each company’s Board of Directors discussed in “Proposal No. 1 — Approval of the Plan of Merger — Background of the Merger” beginning on page 31, “Proposal No. 1 — Approval of the Plan of Merger — Southcoast’s Reasons for the Merger and Recommendation of the Southcoast Board of Directors” beginning on page 35, and “Proposal No. 1 — Approval of the Plan of Merger — BNC’s Reasons for the Merger” beginning on page 34.
Q:	Will my ownership percentage and voting interest be reduced after the merger?

Yes. Southcoast shareholders currently have the right to vote in the election of the Southcoast board of directors and on other matters affecting Southcoast. Upon the completion of the merger, each Southcoast shareholder will be a shareholder of BNC with a percentage ownership of BNC that is much smaller than such shareholder’s current percentage ownership of Southcoast. It is currently expected that the former shareholders of Southcoast as a group will receive shares in the merger constituting approximately 10.4% of the outstanding shares of BNC’s common stock immediately after the merger. Accordingly, former Southcoast shareholders will have significantly less influence on the management and policies of BNC than they now have on the management and policies of Southcoast.

Q:	What are the tax consequences of the merger to me?
A:	We expect that the exchange of shares of Southcoast common stock for shares of BNC common stock by Southcoast shareholders generally will be tax-free to you for U.S. federal income tax purposes. However, you will have to pay taxes at either capital gains or ordinary income rates, depending upon your individual circumstances, on cash received in lieu of fractional shares of BNC common stock and, generally, on any cash you may receive upon an adjustment in the merger consideration under the circumstances explained in “Proposal No. 1 — Approval of the Plan of Merger — Merger Consideration Adjustment and Termination Rights” on page 48. To review the tax consequences to Southcoast shareholders in greater detail, see “Proposal No. 1 — Approval of the Plan of Merger — Material Federal Income Tax Consequences and Opinion of Tax Counsel” beginning on page 70. Your tax consequences will depend on your personal situation. You should consult your tax adviser for a full understanding of the tax consequences of the merger to you.

Q:	Are Southcoast shareholders entitled to dissenters’ rights?
A:	No. Southcoast’s shareholders are not entitled to dissenters’ rights under South Carolina corporate law.
Q:	Should I send in my stock certificates now?
A:	No. After the merger is completed, you will receive written instructions from BNC for exchanging your Southcoast common stock certificates for BNC common stock and/or cash.
Q:	Who should I call with questions?
A:	You should call William C. Heslop, Southcoast Financial Corporation, at (843) 884-0504.

SUMMARY

This summary highlights selected information from these materials regarding the proposed merger and the special meeting of shareholders. For a more complete description of the terms of the proposed merger and the other matters to be voted on at the special meeting of shareholders, you should carefully read this entire document and the documents incorporated by reference into this document. The Agreement and Plan of Merger, which is the legal document that governs the proposed merger, is in Appendix A to these materials. In addition, the sections entitled “Where You Can Find More Information,” in the forepart of this document, and “Incorporation of Certain Documents By Reference,” on page 80, contain references to additional sources of information about BNC and Southcoast. Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

Unless otherwise indicated in this document or the context otherwise requires, all references in this document to “BNC” refer to BNC Bancorp, all references to BNC’s common stock refer to BNC’s voting common stock, all references to “Southcoast” refer to Southcoast Financial Corporation, all references to the “merger agreement” refer to the Agreement and Plan of Merger dated August 14, 2015, as amended September 15, 2015, between BNC and Southcoast, all references to the “merger” refer to the merger of Southcoast with and into BNC, with BNC continuing as the surviving company, and all references to the “bank merger” refer to the merger of Southcoast Community Bank, a wholly-owned subsidiary of Southcoast, with and into Bank of North Carolina, a wholly-owned subsidiary of BNC, with Bank of North Carolina continuing as the surviving bank.

•	The Companies (see pages 75 and 78)

BNC Bancorp
3980 Premier Drive, Suite 210
High Point, North Carolina 27265
(336) 869-9200

BNC was incorporated under the laws of the State of North Carolina on September 23, 2002 to serve as a one-bank holding company of Bank of North Carolina. BNC is registered with the Board of Governors of the Federal Reserve System, or the Federal Reserve, under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and the bank holding company laws of North Carolina. BNC’s only business at this time is owning Bank of North Carolina and its primary source of income is any dividends that are declared and paid by Bank of North Carolina on its capital stock.

Bank of North Carolina is a full service commercial bank that was incorporated under the laws of the State of North Carolina on November 15, 1991 and opened for business on December 3, 1991. Bank of North Carolina provides a wide range of banking services tailored to the particular banking needs of the communities it serves. It is principally engaged in the business of attracting deposits from the general public and using such deposits, together with other funding from the Bank of North Carolina’s lines of credit, to make primarily consumer and commercial loans. Bank of North Carolina has pursued a strategy that emphasizes its local affiliations. This business strategy stresses the provision of high quality banking services to individuals and small to medium-sized local businesses. Specifically, Bank of North Carolina makes business loans secured by real estate, personal property and accounts receivable; unsecured business loans; consumer loans, which are secured by consumer products, such as automobiles and boats; unsecured consumer loans; commercial real estate loans; and other loans. Bank of North Carolina also offers a wide range of banking services, including checking and savings accounts, commercial, installment and personal loans, safe deposit boxes, and other associated services.

As of September 30, 2015, BNC had consolidated assets, deposits and shareholders’ equity of approximately $5.2 billion, $4.4 billion and $522.5 million, respectively. BNC’s common stock is listed and traded on the Nasdaq Capital Market under the symbol “BNCN.” Its principal executive offices are located at 3980 Premier Drive, Suite 210, High Point, North Carolina 27265, and its telephone number is (336) 869-9200. Its website is http://www.bncbancorp.com. Information on BNC’s website is not incorporated into this document by reference and is not a part hereof.

For a complete description of BNC’s business, financial condition, results of operations and other important information, please refer to BNC’s filings with the SEC that are incorporated by reference in this document, including its Annual Report on Form 10-K for the year ended December 31, 2014, and its quarterly report on Form 10-Q for the quarter ended September 30, 2015. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

Southcoast Financial Corporation
534 Johnnie Dodds Boulevard
Mt. Pleasant, South Carolina 29464
(843) 884-0504

Southcoast is a South Carolina corporation organized in 1999 under the laws of the State of South Carolina for the purpose of being a holding company for Southcoast Community Bank. Southcoast Community Bank is a South Carolina state bank incorporated in June, 1998, which commenced operations as a commercial bank in July, 1998. Southcoast Community Bank operates from its offices in Mt. Pleasant, Charleston, Moncks Corner, Johns Island, Summerville, Goose Creek and North Charleston, South Carolina. The main office is located at 530 Johnnie Dodds Boulevard, in Mt. Pleasant; other Mt. Pleasant offices are located at 602 Coleman Boulevard and 3305 South Morgan’s Point Road; the Charleston offices are located at 802 Savannah Highway and 1654 Sam Rittenberg Boulevard; the Moncks Corner office is located at 337 East Main Street; the Johns Island office is located at 2753 Maybank Highway; the Summerville office is located at 302 N. Main Street; the Goose Creek office is located at 597 Old Mount Holly Road; and the North Charleston office is located at 8420 Dorchester Road.

Southcoast Community Bank offers a full array of commercial banking services. Deposit services include business and personal checking accounts, NOW accounts, savings accounts, money market accounts, various term certificates of deposit, IRA accounts, and other deposit services. Most of Southcoast Community Bank’s deposits are attracted from individuals and small businesses. Southcoast Community Bank does not offer trust services.

Southcoast Community Bank offers secured and unsecured, short-to-intermediate term loans, with floating and fixed interest rates for commercial, consumer and residential purposes. Consumer loans include, among others: car loans, home equity improvement loans (secured by first and second mortgages), personal expenditure loans, education loans, overdraft lines of credit, and the like. Southcoast Community Bank makes commercial loans to small and middle market businesses. Commercial loans may be unsecured if they are of short duration and made to a customer with demonstrated ability to pay, but most often they are secured. Collateral for commercial loans may be listed securities, equipment, inventory, accounts receivable or other business assets but will usually be local real estate. Southcoast Community Bank usually makes commercial loans to businesses to provide working capital, expand physical assets or acquire assets. Commercial loans will typically not exceed a 20-year maturity and will usually have regular amortization payments. Commercial loans to most business entities require guarantees by their principals. Southcoast Community Bank also makes loans guaranteed by the U.S. Small Business Administration.

As of September 30, 2015, Southcoast had consolidated assets, deposits and shareholders’ equity of approximately $481.9 million, $350.9 million and $51.4 million, respectively. Southcoast’s common stock is listed and traded on the Nasdaq Global Market under the symbol “SOCB.” Its principal executive offices are located at 534 Johnnie Dodds Boulevard, Mt. Pleasant, South Carolina 29464, and its telephone number is (843) 884-0504. Its website is http://www.southcoastbank.com. Information on Southcoast’s website is not incorporated into this document by reference and is not a part hereof.

For a complete description of Southcoast’s business, financial condition, results of operations and other important information, please refer to Southcoast’s filings with the SEC that are incorporated by reference in this document, including its Annual Report on Form 10-K for the year ended December 31, 2014 and its quarterly report on Form 10-Q for the quarter ended September 30, 2015. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

•	The Merger Agreement (see page 49)

Merger Consideration (see page 48)

If Southcoast shareholders approve the merger agreement, subject to receipt of the required regulatory approvals and satisfaction of the other closing conditions, Southcoast will be merged with and into BNC. Unless adjusted pursuant to the terms of the merger agreement, holders of Southcoast common stock will be entitled to receive shares of BNC common stock based upon the volume weighted average price of BNC common stock for a 20-day trading period prior to the closing of the merger (the “VWAP”), subject to minimum and maximum exchange ratios as follows:

•	If the VWAP immediately prior to the merger is equal to or greater than $22.00, then each share of Southcoast common stock will be converted into 0.6068 shares of BNC common stock;
•	If the VWAP immediately prior to the merger is less than $22.00 but greater than $19.00, then each share of Southcoast common stock will be converted into $13.35 payable in shares of BNC common stock (with the exchange ratio equal to $13.35 divided by the VWAP); and
•	If the VWAP is equal to or less than $19.00, then each share of Southcoast common stock will be converted into 0.7026 shares of BNC common stock.

You will also receive a cash payment, without interest, for the value of any fraction of a share of BNC common stock that you would otherwise be entitled to receive in an amount equal to such fraction multiplied by the VWAP.

Following the merger, Southcoast’s subsidiary, Southcoast Community Bank, will be merged with and into Bank of North Carolina, BNC’s wholly-owned North Carolina bank subsidiary, and Bank of North Carolina will be the surviving bank.

Southcoast’s Reasons for the Merger and Recommendation of the Southcoast Board of Directors (see page 35)

Southcoast’s board of directors supports the merger and believes that it is in the best interests of Southcoast and its shareholders. Southcoast’s board of directors believes that the merger will result in expanded service to Southcoast’s customers and markets and that the merger will permit Southcoast shareholders to have an equity interest in a resulting financial institution with greater financial resources, more significant economies of scale, and a larger shareholder base, and with greater liquidity than the Southcoast common stock. The board of directors of Southcoast believes that the terms of the merger are fair to and in the best interests of Southcoast and its shareholders.

Southcoast’s board of directors unanimously recommends a vote “FOR” approval of the merger agreement.

Accounting Treatment (see page 69)

The merger will be accounted for as a purchase of a business for financial reporting and accounting purposes under generally accepted accounting principles in the United States.

Conditions, Termination, Regulatory Approvals and Closing of the Merger (see pages 51 and 69)

The merger will not occur unless certain conditions are met, and BNC or Southcoast can terminate the merger agreement if specified events occur or fail to occur. Following the merger, Southcoast’s subsidiary, Southcoast Community Bank, will be merged into BNC’s North Carolina bank subsidiary, Bank of North Carolina.

The merger and the bank merger must be approved by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the North Carolina Office of the Commissioner of Banks and the South Carolina State Board of Financial Institutions. As of the date of this document, we have only received approvals of the North Carolina Office of the Commissioner of Banks and the South Carolina State Board of Financial Institutions.

The closing of the merger will not occur until after the merger is approved by the foregoing regulators and by the Southcoast shareholders, the other conditions to closing have been satisfied and the articles of merger are filed as required under North Carolina law and South Carolina law, respectively.

Litigation Related to the Merger (see page 72)

On October 12, 2015, a purported shareholder of Southcoast filed a class action lawsuit in the Court of Common Pleas for the Ninth Judicial District, State of South Carolina, County of Charleston, captioned Matthew Sciabucuchi v. Southcoast Financial Corporation, Case No. 2015-CP10-5500. On October 26, 2015, the lawsuit was removed to the United States District Court for the District of South Carolina and assigned Case No. 2:15-cv-04352-DCN. The Complaint names as defendants Southcoast, the current members of Southcoast’s board of directors, whom we refer to as the director defendants, and BNC. The complaint is brought on behalf of a putative class of shareholders of Southcoast common stock and seeks an order that it is properly maintainable as a class action. The complaint alleges that the director defendants breached their fiduciary duties by failing to maximize shareholder value in connection with the merger and also alleges that BNC aided and abetted those alleged breaches of fiduciary duties. The complaint further alleges that the director defendants breached their fiduciary duties to Southcoast’s shareholders by improperly securing for themselves certain benefits not shared equally by Southcoast’s shareholders and by approving certain terms and conditions in the merger agreement that may be adverse to potential alternate acquirors of Southcoast. The complaint was amended on November 11, 2015 to add disclosure claims related to the preliminary registration statement filed by BNC in connection with the merger. The complaint, as amended, seeks injunctive relief to prevent the completion of the merger or rescission of the merger and rescissory damages, an accounting to determine damages sustained by the putative class, and costs including plaintiffs’ attorneys’ and experts’ fees. On November 25, 2015, the defendants filed motions to dismiss the plaintiffs amended complaint for failure to state a claim upon which relief can be granted. The defendants’ motions remain pending. At this stage, it is not possible to predict the outcome of the proceedings or their impact on BNC, Southcoast or the merger. BNC and Southcoast believe that the claims asserted are without merit and intend to defend themselves vigorously.

Federal Income Tax Consequences (see page 70)

Southcoast’s shareholders generally will not recognize gain or loss for federal income tax purposes on the receipt of shares of BNC common stock in the merger in exchange for the shares of Southcoast common stock surrendered. Southcoast shareholders will be taxed, however, on any cash they receive instead of any fractional shares of BNC common stock and on any cash they may receive upon an adjustment in the merger consideration under the circumstances explained in “Proposal No. 1 — Approval of the Plan of Merger — Merger Consideration Adjustment and Termination Rights” on page 48. Tax matters are complicated, and the tax consequences of the merger may vary among Southcoast shareholders. We urge each Southcoast shareholder to contact his or her own tax advisor to fully understand the tax implications of the merger.

Opinion of Southcoast’s Financial Advisor (see page 38)

BSP Securities, LLC (“Banks Street Partners”) has rendered an opinion to Southcoast that, based on and subject to the procedures, matters, and limitations described in its opinion and other matters it considered relevant, as of the date of its opinion, the merger consideration is fair from a financial point of view to the shareholders of Southcoast. A summary of Banks Street Partners’ opinion begins on page 38 and the full opinion is attached as Appendix B to these materials.

Markets for Common Stock

BNC’s common stock trades on the Nasdaq Capital Market under the ticker symbol “BNCN”. Southcoast’s common stock trades on the Nasdaq Global Market under the ticker symbol “SOCB”. The following table sets forth, for the periods indicated, the high, low and closing sales prices per share of BNC’s and Southcoast’s common stock as quoted on the Nasdaq Capital Market and Nasdaq Global Market, respectively.

	BNC Common Stock			Southcoast Common Stock
	High	Low	Close	High	Low	Close
2015
Fourth Quarter (through December 22, 2015)	$26.29	$21.52	$25.44	$17.90	$12.58	$15.25
Third Quarter	23.32	18.92	22.23	13.47	7.94	13.33
Second Quarter	19.48	17.67	19.33	9.16	7.16	8.51
First Quarter	18.24	15.52	18.10	7.75	6.82	7.24
2014
Fourth Quarter	17.86	15.51	17.21	7.21	4.92	7.05
Third Quarter	17.69	15.66	15.66	7.45	6.69	7.10
Second Quarter	18.95	15.63	17.07	7.45	6.32	7.27
First Quarter	18.90	16.36	17.33	7.42	5.78	7.29
2013
Fourth Quarter	17.34	11.67	17.14	6.00	5.41	5.80
Third Quarter	14.35	11.26	13.34	6.00	5.00	5.75
Second Quarter	11.47	9.56	11.42	5.83	4.81	5.25
First Quarter	10.10	7.85	10.02	6.00	4.52	5.05

As of the record date, directors and executive officers of Southcoast and their affiliates owned and were entitled to vote 1,157,120 shares of Southcoast common stock, representing approximately 16.29% of the shares of Southcoast outstanding and entitled to vote on that date.

As of the record date, directors and executive officers of BNC and their affiliates did not own any shares of Southcoast common stock.

Equivalent Southcoast Per Share Value

The following table presents the closing price of BNC common stock and Southcoast common stock on August 13, 2015, the last trading day before the merger agreement was announced, and December 22, 2015, the most recent date feasible for inclusion in these materials. The table also presents the equivalent value of the merger consideration per share of Southcoast common stock on those dates.

Date	BNC closing sales price	Southcoast closing sales price	Exchange Ratio	Equivalent Southcoast per share value(1)
August 13, 2015	$22.15	$9.05	0.6068	$13.44
December 22, 2015	$25.44	$15.25	0.6068	$15.44

(1)	The equivalent value of the per share merger consideration is based on the closing prices of BNC common stock of $22.15 on August 13, 2015 and $25.44 on December 22, 2015, and, in each case, the applicable exchange ratio, assuming that price was the VWAP. Unless adjusted pursuant to the terms of the merger agreement, the actual exchange ratio at the closing of the merger will be determined based on the VWAP and there can be no assurance that it will be equal to 0.6068. If the VWAP is equal to or greater than $22.00, then the exchange ratio will be 0.6068. If the VWAP is less than $22.00 but greater than $19.00, then the exchange ratio will be the quotient of $13.35 divided by the VWAP. If the VWAP is equal to or less than $19.00, then the exchange ratio will be 0.7026.

The value of the shares of BNC common stock to be issued in the merger may fluctuate between now and the closing date of the merger. Southcoast shareholders should obtain current sale prices for the BNC common stock.

There were 1,390 shareholders of record of Southcoast common stock as of December 7, 2015.

Dividends (see page 69)

BNC declared cash dividends of $0.05 per share of common stock in the third quarter of 2015, $0.05 per share of common stock in the second quarter of 2015, $0.05 per share of common stock in the first quarter of 2015, and $0.20 per share in each of 2014, 2013 and 2012. BNC intends to continue paying cash dividends, but the amount and frequency of cash dividends, if any, will be determined by BNC’s board of directors in its sole discretion after consideration of certain non-financial and financial factors including earnings, capital requirements, and the financial condition of BNC, and will depend on cash dividends paid to it by Bank of North Carolina. The ability of Bank of North Carolina to pay dividends to BNC is restricted by certain regulatory requirements.

Southcoast has never paid cash dividends, and it is not anticipated that Southcoast will pay cash dividends in the near future.

Differences in Legal Rights between Shareholders of Southcoast and BNC (see page 63)

Following the merger you will no longer be a Southcoast shareholder, and your rights as a shareholder will no longer be governed by Southcoast’s articles of incorporation and bylaws and the South Carolina Business Corporation Act. You will be a BNC shareholder, and your rights as a BNC shareholder will be governed by BNC’s articles of incorporation, as amended, and amended and restated bylaws and the North Carolina Business Corporation Act. Your former rights as a Southcoast shareholder and your new rights as a BNC shareholder are different in certain ways, including the following:

•	The articles of incorporation, as amended, of BNC authorize more shares of common stock than the articles of incorporation of Southcoast, and authorize both voting and non-voting common stock and preferred stock, which the articles of incorporation of Southcoast do not authorize.
•	The bylaws of Southcoast set forth different requirements for calling special meetings of shareholders than do the amended and restated bylaws of BNC.
•	The amended and restated bylaws of BNC provide that the number of directors may range between five to thirty directors while the bylaws of Southcoast provide that the number of directors shall be fixed at six or more directors.
•	The bylaws of Southcoast set forth different requirements for removal of directors than do the amended and restated bylaws of BNC.
•	The amended and restated bylaws of BNC provide for advance notice requirements for shareholder proposals, while the bylaws of Southcoast do not contain advance notice provisions for shareholder proposals.
•	The articles of incorporation of Southcoast set forth different requirements for certain business combinations than do the articles of incorporation, as amended, of BNC.
•	The articles of incorporation of Southcoast set forth different requirements for amending Southcoast’s articles of incorporation than do the articles of incorporation, as amended, of BNC.
•	The bylaws of Southcoast set forth different requirements for amending Southcoast’s bylaws than do the amended and restated bylaws of BNC.

Interests of Directors and Officers of Southcoast and Southcoast Community Bank in the Merger (see page 55)

Some of the directors and officers of Southcoast have interests in the merger in addition to their interests as shareholders generally, including the following:

•	After the closing of the merger, Chief Executive Officer L. Wayne Pearson will perform consulting services on behalf of and will be paid not to compete with BNC or its subsidiaries.
•	After the closing of the merger, executive officers William B. Seabrook, William R. Billings, and Robert A. Daniel, Jr. will continue employment with BNC or its subsidiaries.
•	Agreements between Southcoast and each of Messrs. L. Wayne Pearson, William B. Seabrook, William R. Billings, Robert A. Daniel, William C. Heslop, Robert M. Scott, and non-employee directors William A. Coates, Stephen F. Hutchinson and James P. Smith provide, as a result of the merger, for payments to and/or transfer to, or survival of benefits payable to, such individuals as a result of the merger.
•	BNC will indemnify and provide liability insurance to the present directors and officers of Southcoast and Southcoast Community Bank for a period of six years following the closing of the merger with respect to acts or omissions occurring prior to merger.

No Dissenters’ Rights in the Merger (see page 70)

Southcoast shareholders are not entitled to appraisal or dissenters’ rights under South Carolina law in connection with the merger because Southcoast common stock was listed on the Nasdaq Global Market on the record date for the special meeting.

Recent Developments (see page 22)

On November 13, 2015, BNC entered into an Agreement and Plan of Merger with High Point Bank Corporation (“HPTB”), under which BNC will acquire HPTB. The acquisition of HPTB is subject to customary closing conditions, including the approval of regulators and HPTB shareholders. BNC and HPTB anticipate closing the merger in the second quarter of 2016.

•	Special Shareholders’ Meeting (see page 27)

Date, Time, and Place

The special meeting of shareholders of Southcoast will be held on January 29, 2016 at 10:00 a.m., at the main office of Southcoast, 534 Johnnie Dodds Boulevard, Mt. Pleasant, South Carolina 29464.

Matters to be Considered at the Special Meeting

At the special meeting, Southcoast shareholders will be asked to:

•	approve the merger agreement and the transactions contemplated by the merger agreement, including the merger;
•	approve, on a non-binding advisory basis, the compensation certain executive officers of Southcoast will receive under existing agreements or arrangements with Southcoast in connection with the merger; and
•	approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement and the merger.

Record Date and Shares Entitled to Vote

You are entitled to vote at the shareholders’ meeting if you were a shareholder of record of Southcoast common stock as of the close of business on December 7, 2015, the record date. As of the record date, 7,103,751 shares of Southcoast common stock were outstanding and entitled to vote at the special meeting.

Support Agreements

All of the directors of Southcoast have agreed to vote their shares in favor of the merger agreement; provided that such voting support agreements terminate in the event that the Southcoast board of directors withdraws its recommendation in favor of the merger or approves or recommends an acquisition proposal from another party. A form of the voting support agreement entered into by each of the directors of Southcoast is included as Exhibit B to Appendix A of these materials. As of the record date, Southcoast’s directors own 1,157,120 shares, or 16.29%, of outstanding Southcoast common stock.

Vote Required

As of the record date, 7,103,751 shares of Southcoast common stock were issued and outstanding, each of which is entitled to one vote per share.

Approval of the merger agreement requires the affirmative vote of two-thirds, or 4,735,834 shares, of the outstanding shares of Southcoast common stock entitled to vote at the special meeting. Your failure to vote your shares (including your failure to instruct your broker to vote shares you hold in street name) or your abstaining from voting will have the same effect as a vote against the merger agreement. The Southcoast board of directors has unanimously adopted and approved the merger agreement and unanimously recommends that Southcoast shareholders vote “FOR” approval of the merger agreement.

As referenced above, each of the directors of Southcoast has agreed, among other things, to recommend, subject to any applicable fiduciary duty, to Southcoast shareholders approval of the merger and to vote any and all shares of Southcoast common stock owned by him in a non-fiduciary capacity in favor of the merger. As of the record date, Southcoast’s directors owned 1,157,120 shares, or 16.29%, of outstanding Southcoast common stock.

The proposal to approve the compensation that may become payable to Southcoast’s named executive officers in connection with the merger is advisory and non-binding on Southcoast and its board of directors. If the votes cast in favor of the proposal exceed the votes cast against the proposal, the proposal will be deemed to have been approved by Southcoast’s shareholders, though, as noted above, it will not be binding on Southcoast or on its board of directors. Abstentions and broker non-votes will have no effect on the results. The Southcoast board of directors unanimously recommends that Southcoast shareholders vote “FOR” approval of the compensation payable under existing agreements that certain of its officers will receive from Southcoast in connection with the merger.

Approval of the merger agreement and approval of the compensation payable under existing agreements that certain Southcoast officers will receive in connection with the merger are subject to separate votes of the Southcoast shareholders, and approval of the compensation is not a condition to completion of the merger.

Approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement, requires that the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions and broker non-votes will have no effect on the results. The Southcoast board of directors unanimously recommends that shareholders vote “FOR” this proposal.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF BNC

We are providing the following information to help you analyze the financial aspects of the merger. The following tables set forth summary historical operations and financial condition data and summary performance, asset quality and other information of BNC at and for the periods indicated. You should read this data in conjunction with BNC’s Consolidated Financial Statements and notes thereto incorporated herein by reference from BNC’s Annual Report on Form 10-K for the year ended December 31, 2014 and BNC’s quarterly report on Form 10-Q for the quarter ended September 30, 2015. Financial amounts as of and for the nine months ended September 30, 2015 and 2014 are unaudited and are not necessarily indicative of the results of operations for the full year or any other interim period, and management of BNC believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past years and for the nine months ended September 30, 2015 and 2014 indicate results for any future period. BNC’s “net operating income” is determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). Please see the “Reconciliation of Non-GAAP Financial Measures” below for a reconciliation of the difference between BNC’s non-GAAP net operating income and its GAAP net income.

	At or for the Nine Months Ended September 30,		For the Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(in thousands, except per share data; taxable equivalent)
Operating Data:
Total interest income	$142,247	$115,227	$158,142	$138,670	$113,515	$103,343	$95,010
Total interest expense	19,185	14,472	19,926	30,063	32,891	32,920	34,747
Net interest income	123,062	100,755	138,216	108,607	80,624	70,423	60,263
Provision for loan losses	609	6,005	7,006	12,188	22,737	18,214	26,382
Net interest income after provision for loan losses	122,453	94,750	131,210	96,419	57,887	52,209	33,881
Non-interest income	24,162	17,237	25,022	22,806	33,138	20,802	28,813
Non-interest expense	101,575	84,111	116,477	97,933	82,272	67,864	55,172
Income before income tax expense (benefit)	45,040	27,876	39,755	21,292	8,753	5,147	7,522
Income tax expense (benefit)	13,329	6,991	10,365	4,045	(1,700)	(1,783)	(204)
Net income	31,711	20,885	29,390	17,247	10,453	6,930	7,726
Less preferred stock dividends and discount accretion	—	—	—	1,060	2,404	2,404	2,196
Net income available to common shareholders	$31,711	$20,885	$29,390	$16,187	$8,049	$4,526	$5,530
Per Common Share Data:
Basic earnings per share	$0.92	$0.73	$1.01	$0.61	$0.48	$0.45	$0.62
Diluted earnings per share	0.92	0.73	1.01	0.61	0.48	0.45	0.61
Cash dividends declared	0.15	0.15	0.20	0.20	0.20	0.20	0.20
Book value	13.70	11.22	11.98	9.94	9.51	12.80	11.63
Tangible book value(1)	9.86	9.12	9.41	8.66	8.20	9.60	8.49
Weighted average shares outstanding:
Basic	34,461	28,559	29,050	26,683	17,595	10,878	9,262
Diluted	34,545	28,666	29,152	26,714	17,599	10,894	9,337
Period-end common shares outstanding	38,138	29,475	32,599	27,303	24,650	9,101	9,053

	At or for the Nine Months Ended September 30,		For the Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(in thousands, except per share data; taxable equivalent)
Selected Period-End Balance Sheet Data:
Total assets	$5,201,118	$3,735,816	$4,072,508	$3,229,576	$3,083,788	$2,454,930	$2,149,932
Investment securities available-for-sale	404,594	250,107	269,920	270,417	341,539	282,174	352,824
Investment securities held-to-maturity	241,138	239,156	237,092	247,378	114,805	97,036	6,000
Portfolio loans	3,978,633	2,763,669	3,075,098	2,276,517	2,035,258	1,709,483	1,508,180
Allowance for loan losses	30,833	30,722	30,399	32,875	40,292	31,008	24,813
Goodwill	146,623	61,716	69,749	28,384	27,111	26,129	26,129
Deposits	4,374,491	3,084,208	3,396,397	2,706,730	2,656,309	2,118,187	1,828,070
Short-term borrowings	77,409	171,898	127,934	125,592	32,382	70,211	60,207
Long-term debt	189,661	126,744	133,814	101,509	88,173	93,713	97,713
Shareholders’ equity	522,497	330,647	390,388	271,330	282,244	163,855	152,224
Selected Average Balances:
Total assets	$4,481,400	$3,478,053	$3,561,719	$3,009,367	$2,544,718	$2,208,525	$2,027,261
Investment securities	547,321	499,012	495,251	483,984	353,040	339,067	352,099
Total loans	3,453,281	2,542,342	2,633,829	2,139,281	1,813,899	1,561,257	1,359,107
Total interest-earning assets	4,059,611	3,124,418	3,202,958	2,696,475	2,244,423	1,936,069	1,799,324
Interest-bearing deposits	3,126,453	2,549,856	2,579,633	2,236,046	2,002,595	1,770,106	1,613,886
Total interest-bearing liabilities	3,403,522	2,739,521	2,783,555	2,429,817	2,126,818	1,914,179	1,765,391
Shareholders’ equity	437,699	313,575	323,183	269,123	212,955	156,968	149,959
Selected Performance Ratios:
Return on average assets(2)	0.95%	0.80%	0.83%	0.54%	0.32%	0.20%	0.27%
Return on average common equity(3)	9.69%	8.90%	9.09%	6.28%	5.11%	4.12%	5.47%
Return on average tangible common equity(4)	13.43%	11.13%	11.51%	7.50%	6.57%	5.88%	7.89%
Net interest margin(5)	4.24%	4.56%	4.56%	4.29%	3.85%	3.93%	3.65%
Average equity to average assets	9.77%	9.02%	9.07%	8.94%	8.37%	7.11%	7.40%
Efficiency ratio(6)	66.45%	67.93%	68.12%	70.67%	68.85%	70.09%	58.38%
Dividend payout ratio	16.30%	20.55%	19.80%	32.79%	41.67%	44.44%	32.26%
Asset Quality Ratios:
Allowance for loan losses to portfolio loans(7)	0.77%	1.11%	0.99%	1.44%	1.98%	1.81%	1.65%
Allowance for loan losses to nonperforming loans(8)	152.37%	109.73%	122.95%	80.46%	58.04%	33.44%	25.96%
Nonperforming assets to total assets(9)	1.11%	1.99%	1.65%	2.74%	3.93%	6.57%	6.29%
Net loan charge-offs (recoveries) to average portfolio loans	(0.03)%	0.37%	0.30%	0.98%	1.74%	1.33%	1.39%

	At or for the Nine Months Ended September 30,		For the Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(in thousands, except per share data; taxable equivalent)
Capital Ratios:(10)
Total risk-based capital	11.65%	12.34%	12.21%	12.66%	13.91%	11.51%	13.01%
Tier 1 risk-based capital	9.36%	9.26%	11.26%	11.41%	12.77%	9.99%	11.19%
Leverage ratio	8.23%	7.44%	9.74%	8.96%	9.71%	7.38%	7.42%
Tier 1 common equity	8.58%	N/A	N/A	N/A	N/A	N/A	N/A
Other Data:
Number of full service banking offices	57	47	48	39	35	30	23
Number of limited service offices	4	3	3	3	1	1	1
Number of full time employee equivalents	856	687	823	620	541	442	358

(1)	Tangible common book value per share is a non-GAAP financial measure that we believe provides management and investors with information that is useful in understanding BNC’s financial performance and condition. See “Reconciliation of Non-GAAP Financial Measures” on page 17 for a reconciliation of non-GAAP measures to the most directly comparable GAAP measure.
(2)	Calculated by dividing net income available to common shareholders by average assets.
(3)	Calculated by dividing net income available to common shareholders by average common equity.
(4)	Average tangible common equity is a non-GAAP financial measure that we believe provides management and investors with information that is useful in understanding BNC’s financial performance and condition. See “Reconciliation of Non-GAAP Financial Measures” on page 17 for a reconciliation of non-GAAP measures to the most directly comparable GAAP measure.
(5)	Calculated by dividing tax equivalent net interest income by average interest-earning assets. The tax equivalent adjustment was $5.6 million and $5.8 million for nine months ended September 30, 2015 and September 30, 2014, respectively, and $7.7 million, $7.2 million, $5.7 million, $5.6 million, and $5.4 million for the years ended December 31, 2014, 2013, 2012, 2011 and 2010, respectively.
(6)	Calculated by dividing non-interest expense by the sum of the tax equivalent net interest income and non-interest income.
(7)	Includes loans covered under loss-share agreements of $45.5 million and $149.0 million at September 30, 2015 and September 30, 2014, respectively, and $137.5 million, $187.7 million, $248.9 million, $320.0 million and $309.3 million at December 31, 2014, 2013, 2012, 2011 and 2010, respectively.
(8)	Nonperforming loans consist of nonaccrual loans and accruing loans greater than 90 days past due. Includes nonperforming loans covered under loss-share agreements of $4.8 million and $13.6 million at September 30, 2015 and September 30, 2014, respectively, and $11.1 million, $23.7 million, $47.0 million, $73.3 million and $69.3 million at December 31, 2014, 2013, 2012, 2011 and 2010, respectively.
(9)	Nonperforming assets consist of nonperforming loans and other real estate owned. Includes nonperforming loans and other real estate owned covered under loss-share agreements of $6.5 million and $23.4 million at September 30, 2015 and September 30, 2014, respectively, and $18.3 million, $42.5 million, $70.1 million, $120.9 million and $85.1 million at December 31, 2014, 2013, 2012, 2011 and 2010, respectively.
(10)	Capital ratios are for BNC.

Reconciliation of Non-GAAP Financial Measures

	At or for the Nine Months Ended September 30,		For the Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
			(in thousands, except per share data)
Tangible Common Book Value per Share:
Shareholders’ equity (GAAP)	$522,497	$330,647	$390,388	$271,330	$282,244	$163,855	$152,224
Less: Preferred stock (GAAP)	—	—	—	—	47,878	47,398	46,918
Intangible assets (GAAP)	146,623	61,716	83,701	34,966	32,193	29,115	28,445
Tangible common shareholders’ equity (non-GAAP)	375,874	268,931	306,687	236,364	202,173	87,342	76,861
Common shares outstanding	38,138	29,475	32,599	27,303	24,650	9,101	9,053
Tangible common book value per share (non-GAAP)	$9.86	$9.12	$9.41	$8.66	$8.20	$9.60	$8.49
Return on Average Tangible Common Equity:
Net income available to common shareholders (GAAP)	$31,711	$20,885	$29,390	$16,187	$8,049	$4,526	$5,530
Plus: Amortization of intangibles, net of tax (GAAP)	1,752	1,021	1,474	723	348	256	229
Tangible net income available to common shareholders (non-GAAP)	33,463	21,906	30,864	16,910	8,397	4,782	5,759
Average common shareholders’ equity (non-GAAP)	437,699	313,575	323,183	257,678	157,471	109,810	101,104
Less: Average intangible assets (non-GAAP)	104,519	50,332	55,026	32,361	29,581	28,433	28,072
Average tangible common shareholders’ equity (non-GAAP)	333,180	263,243	268,157	225,317	127,890	81,377	73,032
Return on average tangible common equity (non-GAAP)	13.43%	11.13%	11.51%	7.50%	6.57%	5.88%	7.89%

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF SOUTHCOAST

We are providing the following information to help you analyze the financial aspects of the merger. The following tables set forth summary historical operations and financial condition data and summary performance, asset quality and other information of Southcoast at and for the periods indicated. You should read this data in conjunction with Southcoast’s Consolidated Financial Statements and notes thereto incorporated herein by reference from Southcoast’s Annual Report on Form 10-K for the year ended December 31, 2014 and Southcoast’s quarterly report on Form 10-Q for the quarter ended September 30, 2015. Financial amounts as of and for the nine months ended September 30, 2015 and 2014 are unaudited and are not necessarily indicative of the results of operations for the full year or any other interim period, and management of Southcoast believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past years and for the nine months ended September 30, 2015 and 2014 indicate results for any future period.

	At or for the Nine Months Ended September 30,		For the Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(in thousands, except per share data; taxable equivalent)
Operating Data:
Total interest income	$14,557	$13,565	$18,181	$17,561	$18,236	$18,905	$21,444
Total interest expense	2,574	2,706	3,581	3,858	4,860	6,647	9,423
Net interest income	11,983	10,859	14,600	13,703	13,376	12,258	12,021
Provision for loan losses	(900)	—	(600)	400	880	10,023	3,801
Net interest income after provision for loan losses	12,883	10,859	15,200	13,303	12,496	2,235	8,220
Non-interest income	2,433	1,630	2,146	2,360	3,277	2,798	4,337
Non-interest expense	9,819	8,983	12,005	13,188	12,118	16,937	12,681
Income (loss) before income tax expense (benefit)	5,497	3,506	5,341	2,475	3,655	(11,904)	(124)
Income tax expense (benefit)	1,976	1,121	1,604	(6,590)	137	4,576	(193)
Net income (loss)	3,521	2,385	3,737	9,065	3,518	(16,480)	69
Less preferred stock dividends and discount accretion	—	—	—	—	—	—	—
Net income (loss) available to common shareholders	$3,521	$2,385	$3,737	$9,065	$3,518	$(16,480)	$69
Per Common Share Data(1):
Basic earnings (loss) per share	$0.50	$0.34	$0.53	$1.28	$0.50	$(2.36)	$0.01
Diluted earnings (loss) per share	0.50	0.34	0.53	1.28	0.50	(2.36)	0.01
Cash dividends declared	—	—	—	—	—	—	—
Book value	7.24	6.44	6.67	6.01	4.85	4.39	6.58
Weighted average shares outstanding:
Basic	7,102,498	7,089,630	7,091,361	7,076,157	7,044,365	6,992,076	6,727,699
Diluted	7,102,498	7,089,630	7,091,361	7,076,157	7,044,365	6,992,076	6,727,699
Period-end common shares outstanding	7,103,751	7,093,132	7,096,574	7,082,062	7,065,516	7,017,953	6,954,901

	At or for the Nine Months Ended September 30,		For the Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(in thousands, except per share data; taxable equivalent)
Selected Period-End Balance Sheet Data:
Total assets	$481,923	$464,433	$476,833	$447,384	$438,221	$427,522	$478,326
Investment securities available-for-sale	32,946	35,530	35,269	39,822	44,849	48,958	72,306
Investment securities held-to-maturity	—	—	—	—	—	—	—
Portfolio loans	387,528	354,938	364,148	331,906	327,469	319,739	336,449
Allowance for loan losses	(4,772)	(5,938)	(5,602)	(6,041)	(8,159)	(10,691)	(9,513)
Goodwill	—	—	—	—	—	—	—
Deposits	350,913	323,879	331,034	315,828	319,632	316,147	344,602
Short-term borrowings	3,904	9,664	3,802	4,818	5,949	6,850	3,963
Long-term debt	72,310	80,310	90,310	79,310	74,310	70,310	79,310
Shareholders’ equity	51,401	45,662	47,305	42,569	34,264	30,812	45,778
Selected Average Balances:
Total assets	$480,524	$448,349	$447,535	$433,354	$432,791	$454,912	$497,575
Investment securities	39,055	44,572	43,752	47,266	53,913	69,419	82,145
Total loans	370,747	335,285	339,081	320,286	310,279	308,791	319,742
Total interest-earning assets	428,680	392,903	395,533	379,810	376,526	392,283	420,040
Interest-bearing deposits	291,018	274,175	271,256	268,834	285,269	307,784	324,006
Total interest-bearing liabilities	365,497	349,388	348,770	343,276	355,361	380,130	417,032
Shareholders’ equity	49,353	44,115	44,937	38,417	32,538	38,538	45,429
Selected Performance Ratios:
Return on average assets(2)	0.98%	0.71%	0.84%	2.09%	0.81%	(3.62)%	0.01%
Return on average common equity(3)	9.51%	7.21%	8.32%	23.60%	10.81%	(42.76)%	0.15%
Net interest margin(4)	3.73%	3.69%	3.71%	3.63%	3.59%	3.12%	2.86%
Average equity to average assets	10.27%	9.84%	10.04%	8.87%	7.52%	8.47%	9.13%
Efficiency ratio(5)	67.82%	71.57%	71.33%	81.61%	72.76%	112.49%	77.52%
Dividend payout ratio	—	—	—	—	—	—	—
Asset Quality Ratios:
Allowance for loan losses to portfolio loans	1.23%	1.67%	1.54%	1.82%	2.49%	3.34%	2.83%
Allowance for loan losses to nonperforming loans(6)	104.28%	74.08%	112.74%	61.31%	83.99%	50.27%	48.39%
Nonperforming assets to total assets(7)	1.53%	2.60%	1.82%	3.38%	4.41%	7.16%	5.98%
Net loan charge-offs (recoveries) to average portfolio loans(8)	(0.02%)	0.03%	(0.05)%	0.79%	1.10%	2.86%	1.35%
Capital Ratios:(9)
Total risk-based capital	18.64%	17.11%	17.43%	15.80%	15.25%	14.18%	16.81%
Tier 1 risk-based capital	17.39%	15.86%	16.18%	14.54%	13.99%	12.90%	15.52%
Leverage ratio	12.61%	11.46%	11.98%	11.10%	10.47%	9.73%	11.70%

	At or for the Nine Months Ended September 30,		For the Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(in thousands, except per share data; taxable equivalent)
Other Data:
Number of full service banking offices	10	10	10	10	10	10	10
Number of limited service offices	—	—	—	—	—	—	—
Number of full time employee equivalents	87	88	88	93	89	94	95

(1)	Adjusted for stock dividends.
(2)	Calculated by dividing net income available to common shareholders by average assets.
(3)	Calculated by dividing net income available to common shareholders by average common equity.
(4)	Calculated by dividing tax equivalent net interest income by average interest-earning assets. The tax equivalent adjustment was $62,000 and $63,000 for the nine months ended September 30, 2015 and September 30, 2014, respectively, and $84,000, $96,000, $130,000, $219,000, and $0 for the years ended December 31, 2014, 2013, 2012, 2011 and 2010, respectively.
(5)	Calculated by dividing non-interest expense by the sum of the tax equivalent net interest income and non-interest income.
(6)	Nonperforming loans consist of nonaccrual loans and accruing loans greater than 90 days past due.
(7)	Nonperforming assets consist of nonperforming loans and other real estate owned.
(8)	Average portfolio loans do not include nonaccruing loans.
(9)	Capital ratios are for Southcoast Financial Corporation.

COMPARATIVE PER COMMON SHARE DATA

The following table shows per common share data regarding basic and diluted earnings, cash dividends and book value for (i) BNC and Southcoast on a historical basis, (ii) BNC on a pro forma combined basis, and (iii) Southcoast on a pro forma equivalent basis. The pro forma information has been derived from and should be read in conjunction with BNC’s and Southcoast’s audited consolidated financial statements for the year ended December 31, 2014 and unaudited consolidated financial statements for the nine months ended September 30, 2015, incorporated herein by reference. This information is presented for illustrative purposes only. The pro forma combined information does not give effect to the announced acquisition by BNC of HPTB. See “Recent Developments” on page 22. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

	Unaudited Comparative Per Common Share Data
	BNC	Prior Acquisitions Pro Forma	BNC and Prior Acquisitions Pro Forma(1)	Southcoast	BNC Pro Forma Combined	Southcoast Pro Forma Equivalent Per Share(2)
Basic Earnings (Loss)
Year ended December 31, 2014	$1.01	$3.36	$1.27	$0.53	$1.25	$0.76
Nine months ended September 30, 2015	$0.92	$(1.16)	$0.75	$0.50	$0.77	$0.47
Diluted Earnings (Loss)
Year ended December 31, 2014	$1.01	$3.36	$1.27	$0.53	$1.25	$0.76
Nine months ended September 30, 2015	$0.92	$(1.16)	$0.75	$0.50	$0.77	$0.47
Cash Dividends Declared(3)
Year ended December 31, 2014	$0.20	—	$0.20	—	$0.20	$0.12
Nine months ended September 30, 2015	$0.15	N/A	$0.15	—	$0.15	$0.09
Book Value
December 31, 2014	$11.98	N/A	N/A	$6.67	N/A	N/A
September 30, 2015	$13.70	N/A	N/A	$7.24	$14.57	$8.84

(1)	Includes the effect of the purchase accounting and pro forma adjustments of South Street Financial Corp., Community First Financial Group, Inc. and Harbor Bank Group, Inc. mergers, as well as associated transaction costs, as if the mergers were consummated on January 1, 2014. Information for the nine months ended September 30, 2015 includes the effect of the purchase accounting and pro forma adjustments of Valley Financial Corporation, as if the merger were consummated on January 1, 2015.
(2)	Computed by multiplying the BNC pro forma combined amounts by the exchange ratio of 0.6068.
(3)	BNC pro forma combined cash dividends paid are based only upon BNC’s historical amounts.

RECENT DEVELOPMENTS

On November 13, 2015, BNC entered into an Agreement and Plan of Merger with High Point Bank Corporation (“HPTB”), under which BNC will acquire HPTB. If the merger is approved and consummated, holders of HPTB common stock will be entitled to receive, in exchange for each share of HPTB common stock, shares of BNC common stock or cash, without interest, at an exchange ratio and subject to proration based upon the volume weighted average price of BNC common stock for a 20-day trading period prior to the closing of the merger (the “VWAP”). If the VWAP immediately prior to the merger is:

•	equal to or greater than $25.60, each share of the HPTB common stock would be converted into (i) cash in the amount of $300, or (ii) 11.7188 shares of BNC common stock, prorated to 30% cash and 70% BNC common stock;
•	less than $25.60 but equal to or greater than $22.25, each share of the HPTB common stock would be converted into (i) cash in the amount of $300, or (ii) $300 payable in BNC common stock, prorated to 30% cash and 70% BNC common stock;
•	less than $22.25 but equal to or greater than $18.90, each share of the HPTB common stock would be converted into (i) cash in the amount of $300, or (ii) $300 payable in BNC common stock, prorated to no more than $57,267,325 in cash and 4,444,205 shares of BNC common stock; and
•	less than $18.90, each share of the HPTB common stock would be converted into (i) cash in the amount of $300, or (ii) 15.8730 shares of BNC common stock, prorated to 40.5% cash and 59.5% BNC common stock.

HPTB has approximately 470,876 shares of common stock outstanding as of November 13, 2015. The acquisition of HPTB is subject to customary closing conditions, including the approval of regulators and HTPB shareholders. BNC and HPTB anticipate closing the merger in the second quarter of 2016. Additional information on BNC’s proposed acquisition of HPTB may be found in BNC’s reports filed with the SEC, including the Form 8-K/A filed with the SEC on November 17, 2015. BNC will also file a registration statement on Form S-4, which will include a proxy statement of HPTB that will be mailed to HPTB shareholders describing the proposed acquisition of HPTB and containing other important information.

RISK FACTORS

In addition to the other information, including risk factors, incorporated by reference herein from BNC’s and Southcoast’s Annual Reports on Form 10-K for the year ended December 31, 2014, you should carefully read and consider the following factors in evaluating the merger.

Because the market price of BNC common stock will fluctuate, Southcoast shareholders cannot be sure of the value of the merger consideration they will receive.

Upon completion of the merger, each share of Southcoast common stock will be converted into the merger consideration consisting of shares of BNC common stock. The market value of the merger consideration received by Southcoast shareholders will vary with the price of BNC’s common stock. BNC’s stock price changes daily as a result of a variety of factors in addition to the business and relative prospects of BNC, including general market and economic conditions, industry trends, and the regulatory environment. These factors are beyond BNC’s control.

Southcoast’s officers and directors have interests in the merger in addition to or different from the interests that they share with you as a Southcoast shareholder.

Some of Southcoast’s executive officers participated in negotiations of the merger agreement with BNC, and Southcoast’s board of directors approved the merger agreement and is recommending that Southcoast shareholders vote for the merger agreement. In considering these facts and the other information contained in these materials, you should be aware that certain of Southcoast’s executive officers and directors have economic interests in the merger that are different from or in addition to the interests that they share with you as a Southcoast shareholder. These interests include, as a result of the completion of the merger, the payment or transfer to, or survival of, certain benefits to which L. Wayne Pearson, William B. Seabrook, William R. Billings, Robert A. Daniel, Jr., William C. Heslop, Robert M. Scott, William A. Coates, Stephen F. Hutchinson and James P. Smith are entitled under existing agreements and arrangements with Southcoast, as well as the employment of four Southcoast executive officers by BNC following completion of the merger. See “Proposal No. 1 — The Merger — Interests of the Directors and Officers of Southcoast in the Merger” on page 55.

BNC may be unable to successfully integrate Southcoast Community Bank’s operations and retain its key employees.

The merger involves the integration of two companies that previously operated independently. The difficulties of combining the companies’ operations include integrating personnel, departments, systems, operating procedures and information technologies and retaining key employees. Failures in integrating operations or the loss of key personnel could have a material adverse effect on the business and results of operations of the combined company.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated by the merger agreement, including the merger and the bank merger, may be completed, various approvals must be obtained from bank regulatory authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on BNC following the merger. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met. If the consummation of the merger is delayed, including by a delay in receipt of necessary governmental approvals, the business, financial condition and results of operations of each company may also be materially adversely affected.

If the merger is not completed, BNC common stock and Southcoast common stock could be materially adversely affected.

The merger is subject to customary conditions to closing, including the approval of the Southcoast shareholders. In addition, BNC and Southcoast may terminate the merger agreement under certain circumstances. If BNC and Southcoast do not complete the merger, the market price of BNC’s common stock or Southcoast’s common stock may fluctuate to the extent that the current market prices of those shares reflect a market assumption that the merger will be completed. Further, whether or not the merger is completed, BNC and Southcoast will also be obligated to pay certain investment banking, legal and accounting fees and related expenses in connection with the merger, which could negatively impact results of operations when incurred. In addition, neither company would realize any of the expected benefits of having completed the merger. If the merger is not completed, BNC and Southcoast cannot assure their respective shareholders that additional risks will not materialize or not materially adversely affect the business, results of operations and stock prices of BNC and Southcoast.

The termination fee contained in the merger agreement may discourage other companies from trying to acquire Southcoast.

Southcoast has agreed to pay a termination fee of $3.0 million to BNC if, under certain circumstances, the merger agreement is terminated and, at the time of termination, a competing offer is outstanding or such offer has been accepted by Southcoast. This fee could discourage other companies from trying to acquire Southcoast, even if any such company were prepared to pay a higher price than that proposed by BNC.

Southcoast shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Southcoast shareholders currently have the right to vote in the election of the Southcoast board of directors and on other matters affecting Southcoast. Upon the completion of the merger, each Southcoast shareholder will be a shareholder of BNC with a percentage ownership of BNC that is much smaller than such shareholder’s current percentage ownership of Southcoast. In addition, under the merger agreement, none of the Southcoast directors or executive officers will become a director of BNC following the merger. It is currently expected that the former shareholders of Southcoast as a group will receive shares in the merger constituting approximately 10.4% of the outstanding shares of BNC’s common stock immediately after the merger. Accordingly, former Southcoast shareholders will own significantly less than a majority of the outstanding voting stock of the combined company and could, as a result, be outvoted by current BNC shareholders if such current BNC shareholders voted together as a group. Consequently, Southcoast shareholders will have significantly less influence on the management and policies of BNC than they now have on the management and policies of Southcoast. The recently announced acquisition of HPTB may further reduce the influence of Southcoast shareholders as may future acquisitions or sales of stock by BNC.

BNC and Southcoast will incur significant transaction and merger-related integration costs in connection with the merger.

BNC and Southcoast expect to incur significant costs associated with completing the merger and integrating the operations of the two companies and are continuing to assess the impact of these costs. Although BNC and Southcoast believe that the elimination of duplicate costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

The market price of BNC common stock after the merger may be affected by factors different from those affecting the shares of Southcoast or BNC currently.

The businesses and current markets of BNC and Southcoast differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of either BNC or Southcoast. For a discussion of the business of BNC and Southcoast and of certain factors to consider in connection with its business, see the documents incorporated by reference into this document and referred to under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

The opinion obtained by Southcoast from Banks Street Partners will not reflect changes in circumstances between signing the merger agreement and the closing of the merger.

Banks Street Partners rendered an opinion to Southcoast, dated August 13, 2015, to address the fairness of the merger consideration from a financial point of view as of that date. Subsequent changes in the operations and prospects of BNC or Southcoast, general market and economic conditions and other factors that may be beyond the control of BNC and Southcoast, and on which the Banks Street Partners opinion was based, may significantly alter the value of BNC or Southcoast or the prices of shares of BNC common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Southcoast currently does not anticipate asking Banks Street Partners to update its opinion, the opinion will not address the fairness of the common stock merger consideration, from a financial point of view, at the time the merger is completed. For a description of the opinion that Southcoast received from Banks Street Partners, see “Proposal No. 1 — Approval of the Plan of Merger — Opinion of Southcoast’s Financial Advisor” beginning on page 38. For a description of the other factors considered by the Southcoast Board in determining to approve the merger, see “Proposal No. 1 — Approval of the Plan of Merger — Southcoast’s Reasons for the Merger and Recommendation of the Southcoast Board of Directors” beginning on page 35.

In connection with the announcement of the merger agreement, a lawsuit is pending, seeking, among other things, to enjoin the merger, and an adverse judgment in this lawsuit may prevent the merger from becoming effective within the expected time frame (if at all).

On October 12, 2015, a purported shareholder of Southcoast filed a class action lawsuit in the Court of Common Pleas for the Ninth Judicial District, State of South Carolina, County of Charleston, captioned Matthew Sciabucuchi v. Southcoast Financial Corporation, Case No. 2015-CP10-5500. On October 26, 2015, the lawsuit was removed to the United States District Court for the District of South Carolina and assigned Case No. 2:15-cv-04352-DCN. The Complaint names as defendants Southcoast, the current members of Southcoast’s board of directors, whom we refer to as the director defendants, and BNC. The complaint is brought on behalf of a putative class of shareholders of Southcoast common stock and seeks an order that it is properly maintainable as a class action. The complaint alleges that the director defendants breached their fiduciary duties by failing to maximize shareholder value in connection with the merger and also alleges that BNC aided and abetted those alleged breaches of fiduciary duties. The complaint further alleges that the director defendants breached their fiduciary duties to Southcoast’s shareholders by improperly securing for themselves certain benefits not shared equally by Southcoast’s shareholders and by approving certain terms and conditions in the merger agreement that may be adverse to potential alternate acquirors of Southcoast. The complaint was amended on November 11, 2015 to add disclosure claims related to the preliminary registration statement filed by BNC in connection with the merger. The complaint, as amended, seeks injunctive relief to prevent the completion of the merger or rescission of the merger and rescissory damages, an accounting to determine damages sustained by the putative class, and costs including plaintiffs’ attorneys’ and experts’ fees. On November 25, 2015, the defendants filed motions to dismiss the plaintiffs amended complaint for failure to state a claim upon which relief can be granted. The defendants’ motions remain pending. At this stage, it is not possible to predict the outcome of the proceedings or their impact on BNC, Southcoast or the merger. If the plaintiffs are successful in enjoining the consummation of the merger, the lawsuit may prevent the merger from becoming effective within the expected time frame (if at all). Furthermore, the defense or settlement of this lawsuit may adversely affect BNC’s business, financial condition, results of operations and cash flows following the completion of the merger.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This document and the documents that are incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 about BNC, Southcoast, their subsidiaries, and the combined company after the proposed merger. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “could”, “should”, “projects”, “plans”, “goal”, “targets”, “potential”, “estimates”, “pro forma”, “seeks”, “intends”, or “anticipates” or the negative thereof or comparable terminology. Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of BNC, Southcoast, their subsidiaries and the combined company after the proposed merger. Forward-looking statements involve risks, uncertainties, assumptions, and certain other factors that could cause actual results to differ from results expressed or implied by the forward-looking statements, including, but not limited to the factors set forth under the “Risk Factors” section above or in BNC’s or Southcoast’s respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, as well as the following factors:

•	the risk that the businesses of BNC and/or Southcoast in connection with the merger will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;
•	retaining key personnel of BNC and Southcoast may be more difficult than expected;
•	revenues of the combined entity following the merger may be lower than expected, and the operating costs of the combined entity may be higher than expected;
•	expected cost savings resulting from the merger may not be fully realized, or may not be realized as soon as expected;
•	competition from other companies that provide financial services similar to those offered by BNC and Southcoast;
•	customer and employee relationships and business operations may be disrupted by the merger;
•	diversion of management time on merger-related issues;
•	the ability to obtain required regulatory and Southcoast shareholder approvals, and the ability to complete the merger within the expected timeframe; and
•	the ability of BNC to integrate other acquisitions and retain existing, and attract new, customers.

We believe the forward-looking statements contained in or incorporated by reference into this document are reasonable, but we caution that the foregoing list of factors that could cause actual results to differ materially from those anticipated in such forward-looking statements is not exclusive and that you should not place undue reliance on such forward-looking statements, because the future results and shareholder values of BNC following completion of the merger may differ materially from those expressed or implied by these forward-looking statements. We do not intend to update any forward-looking statement, whether written or oral, relating to the matters discussed in these materials.

THE SOUTHCOAST SPECIAL MEETING

Date, Time and Place

Southcoast will hold a special meeting of shareholders on January 29, 2016, at 10:00 a.m., at the main office of Southcoast Financial Corporation, 534 Johnnie Dodds Boulevard, Mt. Pleasant, South Carolina 29464.

Matters to be Considered and Voted on at the Special Meeting

At the special meeting, Southcoast’s shareholders will be asked to consider and vote upon the following proposals:

1.	approval of the agreement and plan of merger, under which Southcoast will merge with and into BNC;
2.	a non-binding advisory proposal to approve the compensation that certain executive officers of Southcoast will receive under existing agreements or arrangements with Southcoast in connection with the merger;
3.	a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement; and
4.	such other business as may properly come before the special meeting or any adjournments of the special meeting.

Recommendation of the Southcoast Board of Directors

Southcoast’s board of directors has adopted a resolution approving the merger and the merger agreement and unanimously recommends that you vote “FOR” the proposal to approve the merger agreement; “FOR” approval of the merger-related compensation proposal; and “FOR” the adjournment proposal.

Record date and Voting Securities

The Southcoast board of directors has set December 7, 2015 as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting. As of the record date, there were 7,103,751 shares of Southcoast common stock outstanding and entitled to vote at the special meeting.

Quorum and Voting

Each share outstanding as of the record date will be entitled to one vote upon each matter submitted at the special meeting. You are only entitled to notice of and to vote at the special meeting if you were a record shareholder at the close of business on December 7, 2015, the record date. At the close of business on the record date, 7,103,751 shares of Southcoast common stock were outstanding and entitled to vote at the special meeting.

A majority of the shares entitled to be voted at the special meeting constitutes a quorum. If a share is represented for any purpose at the special meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for purposes of establishing a quorum. Therefore, valid proxies which are marked “Abstain” or “Withhold” and shares that are not voted, including proxies submitted by brokers that are the record owners of shares and that either choose not to vote or do not have authority to vote (so-called “broker non-votes”), will be included in determining the number of votes present or represented at the special meeting. If a quorum is not present or represented at the special meeting, or if there are not sufficient votes to approve the merger, it is expected that the special meeting will be adjourned to solicit additional proxies. If the special meeting is to be reconvened within thirty days, no notice of the reconvened meeting will be given other than an announcement at the adjourned meeting. If the special meeting is to be adjourned for thirty days or more, notice of the reconvened meeting will be given as provided in Southcoast’s bylaws. At any reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the special meeting as originally noticed.

Vote Required and Method of Counting Votes

The Merger

Approval of the merger will require the affirmative vote of at least two-thirds of the outstanding shares of Southcoast common stock, or at least 4,735,834 shares. Abstentions will have the same effect as votes against the merger proposal. If a broker indicates that it does not have discretionary authority as to certain shares to vote on the merger, such shares will not be voted with respect to the merger. Therefore, broker non-votes will also have the same effect as votes against the merger proposal.

Non-binding Advisory Vote on Merger-Related Compensation

The proposal to approve the compensation that may become payable to Southcoast’s named executive officers in connection with the merger is advisory and non-binding on Southcoast, BNC and their respective boards of directors. If the votes cast in favor of the proposal exceed the votes cast against the proposal, the proposal will be deemed to have been approved by Southcoast’s shareholders, though, as noted above, it will not be binding on Southcoast, BNC or their respective boards of directors. Abstentions and broker non-votes will have no effect on the results.

Adjournment of the Special Meeting

The proposal to adjourn the special meeting, if necessary, including to solicit additional proxies, will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the results.

How to Vote — Shares Held of Record

Voting in Person

If you hold your shares of record in your own name, you may vote in person by submitting a ballot at the special meeting. Nevertheless, Southcoast recommends that you vote by proxy or electronically via telephone or the Internet as promptly as possible, even if you plan to attend the special meeting. This will ensure your vote is received. However, if you attend the special meeting and vote your shares by ballot, your vote at the special meeting will revoke any proxy you previously submitted.

Voting by Proxy

If you hold your shares of record in your own name, you may vote your shares by marking the enclosed proxy form, dating and signing it, and returning it to Southcoast in the enclosed postage-paid envelope.

Voting by Telephone

If you hold your shares of record in your own name, you may use the toll-free number shown on your proxy card to vote your shares.

Voting by Internet

If you hold your shares of record in your own name, you may vote your shares by visiting the website shown on your proxy card to vote via the Internet.

Actions to be taken by Proxies

If you hold your shares of record in your own name, in each case where you have appropriately specified how your shares are to be voted, they will be voted in accordance with your specifications. If, however, you are a shareholder of record and sign, date, and return your proxy card without indicating how you want to vote on one or more matters, or vote by telephone or the Internet and do not vote on one or more matters, with respect to any matters as to which you have not voted, the persons named on the form of proxy as the board of directors’ proxy agents will vote your proxy:

•	“FOR” approval of the merger agreement;
•	“FOR” approval of the non-binding advisory vote on compensation that will become payable to Southcoast’s named executive officers in connection with the merger; and
•	“FOR” approval of adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement.

Southcoast’s board of directors is not aware of any other matters that may be presented for action at the special meeting, but if other matters do properly come before the special meeting, the persons named as proxies on the proxy card intend to vote on such matters in accordance with their best judgment.

How to Vote — Shares held in “Street Name”

If you hold your shares in street name with a broker, bank or other nominee, you can direct their vote by submitting voting instructions to your broker, bank or other nominee in accordance with the procedure in the voting instructions provided by your broker, bank or nominee. Under the rules that relate to broker voting, your broker is not permitted to vote your shares on approval of the merger agreement, the non-binding advisory vote on compensation that may become payable to Southcoast’s named executive officers in connection with the merger, or adjournment of the special meeting, unless you provide voting instructions. If you hold your shares in street name and fail to instruct your broker how to vote on these matters, a broker non-vote will occur with respect to your shares. Therefore, to be sure your shares are voted, please instruct your broker as to how you wish it to vote.

If you hold your shares in street name, you may attend the special meeting, but you may not vote in person without a proxy appointment from a shareholder of record.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, SOUTHCOAST’S BOARD OF DIRECTORS URGES YOU TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY CARD, OR SUCH OTHER DOCUMENT AS YOUR BROKER, BANK OR OTHER NOMINEE INSTRUCTS YOU TO USE IF YOUR SHARES ARE HELD IN “STREET NAME,” AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE, OR VOTE BY TELEPHONE OR THE INTERNET.

Revocation of Proxy by Record Shareholder

If you hold your shares of record in your own name and execute and deliver a proxy, you may revoke the proxy at any time before it is voted by any of the following methods:

•	by mailing or delivering written notice of revocation to Southcoast Financial Corporation, 534 Johnnie Dodds Boulevard, Mt. Pleasant, South Carolina 29464, Attention: Corporate Secretary (effective upon receipt);
•	by submitting a proxy having a later date (effective upon receipt);
•	by appearing at the special meeting and giving notice of revocation to the corporate officers responsible for maintaining the list of shareholders; or
•	by giving notice of such revocation in open meeting of the shareholders.

Your attendance at the special meeting will not in itself, constitute revocation of a proxy. However, if you attend the special meeting and vote your shares by ballot, your vote at the special meeting will revoke any proxy you previously submitted.

Revocation of Proxy by Shareholders whose Shares are held in “Street Name”

If you hold your shares in street name with a broker, bank or other nominee you may change or revoke your proxy instructions only by submitting new voting instructions to the broker, bank or other nominee in accordance with the procedures provided by the broker, bank or other nominee.

Solicitation of Proxies

The proxies for the special meeting are being solicited on behalf of the Southcoast board of directors. Southcoast will bear the entire cost of soliciting proxies from you. Southcoast will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Southcoast common stock. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of Southcoast in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees of Southcoast will receive no compensation for these activities in addition to their regular compensation.

Southcoast has also retained Regan & Associates, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $10,000. Southcoast will also pay certain expenses of Regan & Associates in connection with the solicitation.

Attending the Special Meeting

All holders of Southcoast common stock, including holders of record and holders who hold their shares in street name through brokers or other nominees, are cordially invited to attend the special meeting. Holders of record can vote in person at the special meeting. If you are not a holder of record and would like to vote in person at the special meeting, you must produce a legal proxy executed in your favor by the record holder of your shares. In addition, you must bring a form of personal photo identification with you in order to be admitted at the special meeting. Southcoast reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without Southcoast’s express written consent.

PROPOSAL NO. 1 — APPROVAL OF THE PLAN OF MERGER

Background of the Merger

The management and board of directors of Southcoast traditionally hold an annual strategic planning session. These annual strategic planning sessions focus on addressing major operational and regulatory issues facing Southcoast as well as how Southcoast could best provide value to its shareholders. The recent financial crisis, the related recession and the slow recovery brought with them a significant increase in the regulatory burdens on community banks without corresponding benefits. Although Southcoast has the benefit of being in a desirable, growing market, it became increasingly apparent to Southcoast’s management and board of directors that, if Southcoast were to remain independent, it would need to grow to more than double its size in order to achieve economies of scale and results of operations comparable to those of larger financial institutions in the southeastern United States. Substantial growth in a short period of time typically involves heightened risks, and Southcoast’s board of directors noted that the benefits of such growth for shareholders might be better achieved through a merger with a larger financial institution on favorable terms.

By 2014, based on numerous informal conversations with, and analyses and presentations by various investment bankers, Southcoast’s board of directors concluded that, if Southcoast’s results of operations for 2014 met the board of director’s expectations, and the southeastern merger environment continued to improve, it might be in the best interest of the Southcoast shareholders to explore the possibility of a business combination with a larger, successful financial institution. During the summer and fall of 2014, Southcoast’s board of directors invited five investment banking firms active in southeastern financial institutions mergers to make presentations and proposals for representation of Southcoast in exploring a possible business combination. In January 2015, Southcoast’s board of directors engaged Banks Street Partners, LLC to provide financial advisory and investment banking services in connection with the exploration of a potential merger or sale of Southcoast.

On February 3, 2015, Banks Street Partners held an organizational meeting with Southcoast management to discuss the process for a potential transaction and the related schedule and roles and responsibilities. On February 19, 2015, Banks Street Partners then made a presentation to and discussed with the Southcoast board of directors techniques for obtaining desirable proposals, the process for obtaining bids, a proposed schedule, and Banks Street Partners’ assessment of potential buyers with the ability and interest to engage in a transaction that would be favorable to Southcoast shareholders. Also present at the meeting was a representative of Haynsworth Sinkler Boyd, P.A. (“Haynsworth”), legal counsel to Southcoast, who reviewed with Southcoast’s board of directors their legal obligations in connection with any transaction that would result in the sale of Southcoast. Haynsworth has represented Southcoast since its inception as corporate, securities, and bank regulatory counsel. Haynsworth has extensive experience with bank mergers and acquisitions, and it was, therefore, natural for Southcoast to engage Haynsworth in connection with a proposed transaction.

From February 2015 through April 2015, with the assistance of the management of Southcoast, Banks Street Partners performed due diligence on Southcoast, reviewed due diligence materials, prepared marketing materials and placed relevant due diligence materials into a virtual data room for potential buyers to review.

On April 13, 2015, Banks Street Partners presented to and discussed with Southcoast’s board of directors an update on the transaction process to date, next steps and an updated list of potential buyers that Banks Street Partners intended to contact.

During the week of April 20, 2015, Banks Street Partners and Southcoast management finalized marketing materials and the list of potential buyers to be contacted.

On April 24, 2015, Banks Street Partners began the process of making initial calls to potential buyers. Banks Street Partners contacted twenty-eight parties on a no-name basis regarding their possible interest in a potential acquisition in the Charleston, South Carolina area. Sixteen of the parties expressed interest in evaluating the opportunity, executed a nondisclosure agreement, and received initial marketing materials. Shortly thereafter, one party dropped out of the process, and the remaining fifteen parties were granted access to a virtual data room containing Southcoast due diligence materials.

During the period from April 24, 2015 to June 22, 2015, seven of the fifteen interested parties hired financial advisors to help them evaluate the transaction and all of the fifteen interested potential buyers performed preliminary due diligence, including: reviewing virtual data room information; conference calls with Banks Street Partners and Southcoast management; and onsite meetings with the Southcoast management team in Mount Pleasant, South Carolina.

On May 14, 2015, Banks Street Partners provided the Southcoast board of directors with an update of the process to date and information regarding the parties involved in the process.

On June 23, 2015, eight parties submitted nonbinding indications of interest. The indications of interest had approximate values ranging between $9.50 and $13.00 per share of Southcoast common stock.

On June 24, 2015, based upon analysis of the bidders’ estimated maximum pricing ability and after conferring with Southcoast management, Banks Street Partners contacted one bidder to discuss the pricing necessary for the bidder to be invited to the final round and it responded by raising its bid.

On June 25, 2015, the Southcoast board of directors reviewed each of the indications of interest with Banks Street Partners, including the proposed form of transaction consideration, the transaction consideration per share of Southcoast common stock, any proposed changes to the acquirer’s board or management that would result from the transaction, the treatment of Southcoast employees in the transaction, time requirements for additional due diligence, indemnification or insurance of Southcoast’s officers and directors following the transaction, any special contingencies, and Banks Street Partners’ analysis of each bidder’s ability to make a better bid, and the potential effect of a transaction with Southcoast on the bidder. Southcoast’s board of directors then instructed Banks Street Partners to:

•	invite the two highest bidders to the final round of bidding to perform additional due diligence and refine their indications of interest;
•	in the hopes that it would again raise its bid, and with a view to maximizing shareholder value, invite the party that had previously raised its initial indication of interest to the final round of bidding and inform it that its bid was the lowest bid included in the final round; and
•	inform all other parties that they would not be invited to continue in the process and provide the same pricing guidance as given to the party that had raised its bid if a potential buyer asked what would be needed to be invited to the final round.

On June 26, 2015, the three bidders invited to continue all accepted their invitations to continue and no other parties increased their offers in response to pricing guidance.

From June 30 through July 16, 2015, each of the three remaining parties performed credit due diligence remotely and sent personnel to conduct onsite due diligence and meet with Southcoast management in Mount Pleasant, South Carolina.

During the week of July 13, 2015, Banks Street Partners contacted each of the three remaining parties to answer any final questions and to encourage each party to increase its price per share of Southcoast common stock.

On July 16, 2015, the party that had previously raised its bid informed Banks Street Partners that it was withdrawing from the process and would not submit a final indication of interest as its pricing had dropped below its revised offer and it did not believe it would be competitive.

On July 17, 2015, the final two parties remaining in the process submitted revised indications of interest. Due to the closeness of the two proposals, acting on Banks Street Partners’ recommendation, Southcoast invited both parties to present their proposals to the Southcoast board of directors.

On July 23, 2015, the Southcoast board of directors, together with representatives of Banks Street Partners and Haynsworth as well as non-director senior officers of Southcoast met separately with and received proposal presentations from the two remaining parties. One party was represented by its Chief Executive Officer and Chief Financial Officer, while the other party was represented by its Chief Executive Officer and Chief Financial Officer as well as a member of its board of directors. Each presentation covered the history of the party, the details of its proposal and plans for the transactions, including the anticipated impact on Southcoast’s executive officers and other employees and customers. Each party’s participants responded to questions from the Southcoast directors and non-director senior officers. After the conclusion of the presentations, Banks Street Partners reviewed the two proposals with Southcoast’s board of directors, identifying the differences in the proposals. Banks Street Partners also discussed with Southcoast’s board of directors the two parties and the comparative strengths and weaknesses of the consideration being proposed. Included in the discussions were the differences in the approximate value of the offered consideration, the different ways the consideration could change between entry into an agreement and consummation of the transaction, the difference in the proposed treatment of senior officers and employees, and the differences in the impact on the customers and communities served by Southcoast. The Southcoast board of directors then met with only members of the board of directors and legal counsel present to discuss and consider the two proposals. In order to give members of Southcoast’s board of directors more time to reflect and consider their decision, Southcoast’s board of directors decided to adjourn the meeting and resume via a conference call the next day.

On July 24, 2015, the Southcoast board of directors meeting reconvened via conference call. It was noted that the question before Southcoast’s board of directors was whether or not to enter into a non-binding letter of intent with one of the parties and, if so, with which party. The Southcoast board of directors unanimously agreed to enter into the letter of intent proposed by BNC and to thank the other party for its participation in the process.

Over the next several days, Southcoast, BNC and their respective legal counsel and financial advisers negotiated the terms and conditions of the merger agreement and related agreements. During this time, representatives of Southcoast and representatives of BNC engaged in a number of additional due diligence conversations.

On August 13, 2015, the Southcoast board of directors met again with Banks Street Partners and Haynsworth to consider the BNC proposal and draft merger agreement. Haynsworth reviewed with Southcoast’s board of directors their obligations to Southcoast and its shareholders and reminded them that the letter of intent signed with BNC did not obligate Southcoast to enter into the merger agreement. Haynsworth then reviewed in detail the terms of the most recent draft of the merger agreement. Banks Street Partners made a presentation which summarized the financial matters associated with the proposed transaction and included comparisons to certain publicly traded companies similar to BNC and Southcoast, an analysis of recently completed mergers and acquisitions similar to the merger, an analysis of the estimated future earnings and terminal value of Southcoast and other analyses relevant to the financial terms of the merger. The presentation also described the model used to estimate the impact of the proposed transaction on BNC. Banks Street Partners advised the Southcoast board of directors that, in its opinion, the transaction would be fair to Southcoast’s shareholders from a financial point of view. Haynsworth then presented to Southcoast’s board of directors draft resolutions to approve and authorize the signing of the merger agreement and the submission of the merger agreement to Southcoast’s shareholders for approval with the recommendation of Southcoast’s board of directors that Southcoast’s shareholders vote for approval of the merger agreement. After discussion, Southcoast’s board of directors voted to adopt the resolutions and approve the signing of the merger agreement.

Thereafter, on August 14, 2015, the merger agreement was executed by officers of BNC and Southcoast, and, before market open on August 14, 2015, BNC and Southcoast issued a joint press release announcing the execution of the merger agreement and the terms of the proposed acquisition of Southcoast by BNC. The merger agreement was amended on September 15, 2015 in order to clarify certain provisions of the merger agreement. The amendment to the merger agreement did not contain any material changes to the merger agreement.

BNC’s Reasons for the Merger

BNC’s board of directors believes that the completion of the merger presents a unique opportunity for BNC to further its strategic plan by expanding its franchise and banking operations in the Charleston and Mt. Pleasant, South Carolina markets, which BNC believes is an attractive market area in South Carolina. BNC’s board of directors also noted that the merger furthered BNC’s strategic focused regional growth plan, would add a solid core deposit base, would diversify its loan portfolio composition, would reduce its wholesale funding, would be accretive to future earnings and would lead to significant cost efficiencies.

The terms of the merger, including the merger consideration, are the result of arm’s-length negotiations between representatives of BNC and Southcoast. In reaching its decision to approve the merger, BNC’s board of directors consulted with its legal advisors regarding the terms of the transaction and with management of BNC. In approving the entry into the merger agreement, BNC’s board of directors considered the following material factors:

•	Southcoast’s strategic presence around the attractive Charleston and Mt. Pleasant, South Carolina markets;
•	the completion of the merger would not only expand and diversify BNC’s markets but it would further diversify its loan portfolio, its revenue and deposit mix, and reduce BNC’s wholesale funding;
•	Southcoast is a very well-managed, quality organization with strong historical earnings and a service-focused business model;
•	Southcoast and BNC’s respective management teams share a common business vision and commitment to their respective clients, shareholders, employees and other constituencies;
•	the two companies have complementary service-focused business models;
•	BNC’s management believes that the merger will be accretive to BNC’s earnings per share in the first full year (excluding one-time charges) due to a combination of revenue synergies and cost savings opportunities for the combined company. Revenue synergies will be derived from BNC having a greater array of products and services to offer to the former Southcoast customers, as well as having the ability to provide expanded credit availability through BNC’s higher capital resources. The cost savings opportunities will be realized through the consolidation of certain branches that are close geographically and that serve the same general customer base and other cost reductions related to redundant operations; and
•	the merger is likely to provide an increase in shareholder value, including the benefits of a stronger strategic position.

BNC’s board of directors also considered potential risks associated with the merger in connection with its deliberations of the proposed transaction, including the challenges of integrating Southcoast’s business, operations and workforce with those of BNC, the potential negative impact on BNC’s stock price and the need to obtain shareholder and regulatory approvals in order to complete the transaction.

BNC’s board of directors considered all of these factors as a whole and, on balance, BNC’s board of directors believes that the opportunities created by the merger to increase the value of BNC’s franchise more than offset any integration or other risks inherent in the merger.

The foregoing discussion of the information and factors considered by BNC’s board of directors is not exhaustive, but includes the material factors considered by BNC’s board of directors. In view of the wide variety of factors considered by BNC’s board of directors in connection with its evaluation of the merger and the complexity of these matters, BNC’s board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of BNC’s board of directors may have given different weights to different factors.

On the basis of these considerations, BNC’s entry into the merger agreement was unanimously approved by BNC’s board of directors on August 13, 2015.

Southcoast’s Reasons for the Merger and Recommendation of the Southcoast Board of Directors

After careful consideration at its meetings on February 19, 2015, April 13, 2015, June 25, 2015, July 23 – 24, 2015, and August 13, 2015, Southcoast’s board of directors determined that the merger agreement is in the best interests of Southcoast and its shareholders and that the consideration to be received in the merger is fair to the Southcoast shareholders. Accordingly, Southcoast’s board of directors adopted and approved the merger agreement and unanimously recommends that Southcoast shareholders vote “FOR” approval of the merger agreement.

In reaching its decision to adopt and approve the merger agreement and recommend the merger to its shareholders, Southcoast’s board of directors consulted with Southcoast’s management, as well as its legal and financial advisors, and considered as part of its process a number of positive factors, including the following material factors:

•	the board of directors’ knowledge of and deliberation with respect to Southcoast’s business, operations, financial condition, earnings and prospects, and of BNC’s business, operations, financial condition, earnings and prospects, taking into account the presentations of BNC officers, the results of Southcoast’s due diligence review of BNC and information provided by Banks Street Partners;
•	the board of directors’ knowledge of and deliberation with respect to the current environment in the financial services industry, including national, regional and local economic conditions, continued consolidation, increased regulatory burdens, evolving trends in technology and increasing nationwide and global competition, current financial market conditions, and the likely effects of these factors on the companies’ potential growth, development, productivity, profitability and strategic options, and the historical market prices of Southcoast and BNC common stock;
•	the careful review undertaken by Southcoast’s board of directors and management, with the assistance of Southcoast’s financial advisors, with respect to the strategic challenges and alternatives available to Southcoast if it remained an independent community bank;
•	the results of the marketing process undertaken by Southcoast’s board of directors, with the assistance of Southcoast’s financial advisers;
•	the complementary aspects of the Southcoast and BNC businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies’ management and operating styles;
•	the board of directors’ understanding of and deliberation with respect to BNC’s commitment to enhancing its strategic position in the State of South Carolina and in the Charleston — North Charleston Metropolitan Statistical Area;
•	the potential expense-saving and revenue-enhancing opportunities in connection with the merger, the related potential impact on the combined company’s earnings and the fact that the nature of the merger consideration would allow former Southcoast shareholders to participate as BNC shareholders in the benefits of such savings opportunities and the future performance of the combined company generally;
•	the terms of the merger agreement, and the presentation by Southcoast’s legal counsel regarding the merger and the merger agreement;
•	the prospect of Southcoast’s shareholders becoming shareholders of a company with a much larger shareholder base resulting in a much more liquid common stock;
•	the prospect of Southcoast’s shareholders becoming shareholders of a company with a history of paying cash dividends;
•	BNC’s successful track record and Southcoast’s board of directors’ belief that the combined enterprise would benefit from application of BNC’s ability to take advantage of economies of scale and grow in the current economic environment while providing improved service to Southcoast’s customers and markets, making BNC an attractive partner for Southcoast;

•	the oral opinion delivered to Southcoast by Banks Street Partners on August 13, 2015, which was subsequently confirmed in a written opinion delivered to Southcoast by Banks Street Partners, to the effect that, as of August 13, 2015, and based upon and subject to the assumptions, procedures, considerations, qualifications, and limitations set forth in the opinion, the merger consideration to be paid under the merger agreement was fair, from a financial point of view, to the holders of shares of Southcoast common stock;
•	the financial terms of the merger, including the fact that, based on the closing price of BNC common stock on the Nasdaq Global Market as of market close on August 12, 2015 (the trading day prior to Southcoast’s board of directors’ decision), the implied value of the per share merger consideration represented an approximate 42% premium over the closing price of Southcoast common stock on the Nasdaq Global Market as of that date;
•	the board of directors’ belief that the proposed merger with BNC would generally be a tax-free transaction to Southcoast’s shareholders with respect to the BNC common stock to be received by Southcoast’s shareholders in the merger; and
•	the regulatory and other approvals required in connection with the merger and the board of directors’ determination as to the likelihood that the approvals needed to complete the merger would be obtained without unacceptable conditions.

Southcoast’s board of directors also considered as a part of its process potential risks and potentially negative factors concerning the merger in connection with its deliberations of the proposed transaction, including the following material factors:

•	the potential risk that a further downturn in the South Carolina housing market could negatively impact BNC’s loan portfolio, and thereby affect the value of the BNC common stock to be received by Southcoast’s shareholders in the merger;
•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;
•	the provisions of the merger agreement restricting Southcoast’s solicitation of third-party acquisition proposals and providing for the payment of a termination fee in certain circumstances, which Southcoast’s board of directors understood, while potentially limiting the willingness of a third party to propose a competing business combination transaction with Southcoast, were a condition to BNC’s willingness to enter into the merger agreement;
•	the fact that Southcoast’s board of directors and executive officers have other interests in the merger that are different from, or in addition to, their interests as Southcoast shareholders. See “— Interests of Southcoast Directors and Executive Officers in the Merger”;
•	the possibility that the merger could be announced but not consummated, and the possibility that Southcoast could lose customers, business and employees as a result of announcing the transaction; and
•	the possibility that the required regulatory and other approvals might not be obtained.

The foregoing recitation of factors considered by Southcoast’s board of directors as part of its process is not intended to be exhaustive, but is believed to include substantially all material factors considered by Southcoast’s board of directors. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, Southcoast’s board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of Southcoast’s board of directors may have given different weight to different factors. Southcoast’s board of directors conducted an overall analysis of the factors described above and engaged in thorough discussions amongst themselves and had discussions with, and questioned, Southcoast’s management and legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

The foregoing explanation of Southcoast’s board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Warning About Forward-Looking Statements.”

Southcoast’s Unaudited Prospective Financial Information

Southcoast does not as a matter of course publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the negotiation and review of the merger agreement, Southcoast’s management prepared certain projections of Southcoast’s future financial performance, which we refer to as the Southcoast management projections, which contain unaudited prospective financial information on a standalone, pre-merger basis, and which were made available to Southcoast’s financial advisor, Banks Street Partners. The Southcoast management projections were not prepared with a view toward public disclosure and the inclusion of the Southcoast management projections in this document should not be regarded as an indication that Southcoast or any other recipient of the Southcoast management projections considered, or now considers, it to be necessarily predictive of actual future results. Neither Southcoast nor its affiliates assume any responsibility for the accuracy of the Southcoast management projections. The Southcoast management projections were not prepared with a view toward complying with the guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of financial information. Neither Southcoast’s current independent registered public accounting firm, Crowe Horwath LLP, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance on such information or its achievability. The report of Crowe Horwath LLP that is incorporated by reference into this document related only to Southcoast’s historical financial information. It does not extend to any prospective financial information.

The prospective financial information reflects numerous estimates and assumptions made by Southcoast with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Southcoast’s business, all of which are difficult to predict and many of which are beyond Southcoast’s control. The Southcoast management projections also reflect assumptions as to certain business decisions that are subject to change. The Southcoast management projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Southcoast management projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, Southcoast’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in Southcoast’s reports filed with the SEC. None of Southcoast, BNC nor any of their financial advisors nor any of their affiliates assumes any responsibility for the validity, accuracy or completeness of the prospective information described below. The Southcoast management projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the merger agreement. Further, the Southcoast management projections do not take into account the effect of any failure of the merger to occur. None of Southcoast, BNC nor any of their financial advisors nor any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct such Southcoast management projections if they are or become inaccurate (even in the short term). The inclusion of the Southcoast management projections herein should not be deemed an admission or representation by Southcoast or BNC that they are viewed by Southcoast or BNC as material information of Southcoast, particularly in light of the inherent risks and uncertainties associated with such forecasts.

	Projections For the Years Ending December 31,
	FY 2015P	FY 2016P	FY 2017P
	($ in thousands, except per share)
Total Assets	$503,554	$549,740	$591,181
Tangible Common Equity	$51,839	$56,803	$62,677
Pretax Income	$7,978	$8,377	$9,792
Tax Expense	$(2,713)	$(2,848)	$(3,330)
Bank Level Net Income	$5,265	$5,529	$6,462
Holding Co. Income/(Loss)	$(540)	$(564)	$(590)
Net Income	$4,725	$4,965	$5,872
Shares Outstanding	7,103,751	7,103,751	7,103,751
Tangible Book Value Per Share	$7.30	$8.00	$8.82
Earnings Per Share	$0.67	$0.70	$0.83
Return on Average Assets	0.94%	0.94%	1.03%

Opinion of Southcoast’s Financial Advisor

Pursuant to its engagement, Southcoast requested that Banks Street Partners render a written opinion to the Southcoast board of directors as to the fairness, from a financial point of view, of the merger consideration to be paid by BNC to Southcoast shareholders as set forth in the merger agreement. Banks Street Partners is an investment banking firm that specializes in providing investment banking services to financial institutions. Banks Street Partners has been involved in numerous bank-related business combinations. No limitations were imposed by Southcoast upon Banks Street Partners with respect to rendering its opinion.

The full text of Banks Street Partners’ opinion is attached as Appendix B to this document. The opinion outlines the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Banks Street Partners in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the entire opinion carefully in connection with your consideration of the proposed merger.

The opinion speaks only as of the date of the opinion. The opinion was directed to the Southcoast board of directors and is directed only to the fairness, from a financial point of view, of the merger consideration to Southcoast’s shareholders. It does not address Southcoast’s underlying business decision to engage in the merger or any other aspect of the merger and is not a recommendation to any shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

For purposes of the opinion and in connection with its review of the proposed transactions, Banks Street Partners, among other things, did the following:

1.	Reviewed the terms of the draft merger agreement as of August 13, 2015;
2.	Participated in discussions with Southcoast management concerning Southcoast’s financial condition, asset quality and regulatory standing, capital position, historical and current earnings, management succession and Southcoast’s and BNC’s future financial performance;
3.	Reviewed Southcoast’s unaudited financial statements for the quarters ended June 30, 2015 and March 31, 2015, as well as audited financial statements for the years ended December 31, 2014, 2013 and 2012;
4.	Reviewed BNC’s recent filings with the SEC including its annual report on Form 10-K for the year ended December 31, 2014, as well as quarterly reports on Form 10-Q for the quarters ended June 30, 2015 and March 31, 2015;

5.	Reviewed certain financial forecasts and projections of Southcoast, prepared by its management, as well as the estimated cost savings and related transaction expenses expected to result from the merger;
6.	Analyzed certain aspects of Southcoast’s financial performance and condition and compared such financial performance with similar data of publicly-traded companies it deemed similar to Southcoast;
7.	Reviewed historical trading activity of BNC and analysts’ consensus estimates for BNC’s future earnings;
8.	Compared the proposed financial terms of the merger with the financial terms of certain other recent merger and acquisition transactions, involving companies that it deemed to be relevant; and
9.	Performed such other analyses and considered such other information, financial studies, and investigations and financial, economic and market criteria as it deemed relevant.

Banks Street Partners assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to it by Southcoast, BNC, and their respective representatives, and of the publicly available information that was reviewed by Banks Street Partners. Banks Street Partners is not an expert in the evaluation of allowances for loan losses and has not independently verified such allowances, and has relied on and assumed that such allowances of Southcoast and BNC were adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. Banks Street Partners was not retained to and did not conduct a physical inspection of any of the properties or facilities of Southcoast or BNC, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Southcoast or BNC, was not furnished with any such evaluation or appraisal other than third party loan reviews, and did not review any individual credit files. Banks Street Partners’ opinion was necessarily based on economic, market, and other conditions in effect on, and the information made available to it, as of August 13, 2015.

Banks Street Partners, as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, private placements of securities, and valuations for other purposes. In rendering its fairness opinion, Banks Street Partners acted on behalf of the Southcoast board of directors.

Banks Street Partners’ opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid to holders of Southcoast common stock in the merger and does not address the ability of the merger to be consummated, the satisfaction of the conditions precedent contained in the merger agreement, or the likelihood of the merger receiving regulatory approval. Although Banks Street Partners was retained on behalf of the Southcoast board of directors, its fairness opinion does not constitute a recommendation to any director of Southcoast as to how such director or any shareholder should vote with respect to the merger agreement.

Based upon and subject to the foregoing and based on Banks Street Partners’ experience as investment bankers, Banks Street Partners’ activities as described above, and other factors Banks Street Partners deemed relevant, Banks Street Partners rendered its opinion that, as of August 13, 2015, the merger consideration to be paid to the holders of Southcoast’s common stock in the merger is fair, from a financial point of view.

The following is a summary of material analyses performed by Banks Street Partners in connection with its opinion to the Southcoast board of directors on August 13, 2015. The summary does not purport to be a complete description of the analyses performed by Banks Street Partners but summarizes the material analyses performed and presented in connection with such opinion.

Summary of the Proposed Merger

Banks Street Partners reviewed the financial terms of the proposed transaction. In accordance with the terms of the merger agreement, each share of Southcoast common stock issued and outstanding shall be converted into and exchanged for the right to receive either: (i) the number of shares of BNC common stock as determined by dividing $13.35 by the VWAP; or (ii) in the event that the VWAP is equal to or less than $19.00, then each share of Southcoast common stock shall be converted into and exchanged for the right to receive 0.7026 share of BNC common stock or (iii) in the event that the VWAP is equal to or greater than $22.00, then each share of Southcoast common stock shall be converted into and exchanged for the right to receive 0.6068 share of BNC common stock (the “Merger Consideration”).

Based on the VWAP as of August 11, 2015 of $21.94 per share, the total implied merger consideration was $94.8 million, or $13.35 per share of Southcoast common stock. Banks Street Partners summarized the merger terms, based on Southcoast’s financial information as of June 30, 2015, in the table below.

Pricing

Total Transaction Value	$94,835,076
BNC Share Price (20-Trading Day VWAP)	$21.94
BNC 6/30/15 Tangible Book Value per Share	$9.87
Price/Tangible Book Value (%)	222.3%
Price/LTM Earnings per Share (x)	18.8
Price/2015 Estimated Earnings per Share (x)	15.0
Offer per Common Share	$13.35
Southcoast 6/30/15 Tangible Book Value per Share	$7.10
Price/LTM Earnings per Share (x)	18.0
Price/2015 Estimated Earnings per Share (x)	19.9
Price/Tangible Book Value (%)	188.0%
Price/Assets (%)	18.8%
Premium/Core Deposits (%)	15.2%
Premium/Trading Price (%)	42.0%

Relative Contribution Analysis

Banks Street Partners reviewed the relative contributions of Southcoast and BNC to the pro forma combined company with respect to certain financial and operating measurements. This analysis was based on projected December 31, 2015 financials for both parties, except for dates indicated otherwise. Banks Street Partners then compared these contributions to the pro forma implied stock ownership interests of Southcoast and BNC shareholders based on the exchange ratio.

The following table indicates what Southcoast’s and BNC’s percentage contributions would have been on a pro forma basis to the combined company, excluding merger synergies and merger accounting adjustments, in the categories listed:

In thousands of dollars, as of December 31, 2015

	BNC	Southcoast	Southcoast Contribution
Total Assets	$5,426,000	$503,554	8.5%
Total Loans	4,150,000	402,174	8.8%
Total Deposits	4,650,000	356,763	7.1%
Total Equity	525,000	52,026	9.0%
Tangible Common Equity	385,000	52,026	11.9%
LTM Net Income	36,545	5,236	12.5%
2015 Projected Net Income	45,709	4,725	9.4%
Average Contribution:			9.6%
Seller Pro Forma Common Ownership:			10.2%

Note:  BNC figures are estimated pro forma for the Valley Financial Corp. acquisition and CertusBank, N.A. branch acquisition, which were pending at June 30, 2015.

Selected Peer Mergers Analysis

Banks Street Partners used publicly available information to compare selected financial information for Southcoast to three peer groups of publicly announced merger transactions that Banks Street Partners deemed relevant for purposes of its analysis. Banks Street Partners compared selected operating results of Southcoast to (a) 18 Southeast mergers announced since January 1, 2014 for whole banks with total assets between $200 million and $2 billion, nonperforming assets/total assets between 1.0% and 4.0% and tangible common equity/tangible assets ratios between 7.0% and 12.0% as of June 30, 2015 (“Peer Group”); (b) 21 mergers for whole banks announced since January 1, 2014 involving sellers headquartered in Georgia, North Carolina or South Carolina (“GA/Carolinas Group”); and (c) 66 southeast mergers for whole banks announced since January 1, 2014 (“Southeast Group”). Detailed composition of each merger peer group is available in Tables 1 – 5 at the end of this section of the document. Comparing the median pricing multiples from these merger peer groups to Southcoast indicated above average pricing across four of the five deal value metrics analyzed.

	Transaction Value/LTM Earnings (x)	Transaction Value/ Tangible Book (%)	Transaction Value/ Assets (%)	Premium/ Core Deposits (%)	Premium/ Trading Price (%)
BNC/Southcoast	18.0	188.0	18.8	15.2	42.0
Peer Group – Median	23.2	150.0	15.6	9.1	20.5
Peer Group – 25th Percentile	15.7	136.6	12.8	4.6	13.1
Peer Group – 75th Percentile	26.2	175.1	18.9	11.3	32.6
GA/Carolinas Group – Median	23.3	140.9	15.5	7.1	27.1
GA/Carolinas Group – 25th Percentile	15.6	127.4	13.4	3.8	2.6
GA/Carolinas Group – 75th Percentile	25.2	161.1	18.2	9.8	44.6
Southeast Group – Median	20.2	140.7	14.5	5.9	30.6
Southeast Group – 25th Percentile	15.7	117.1	11.5	2.6	8.5
Southeast Group – 75th Percentile	25.3	165.3	17.5	9.4	46.7

No target company used in the selected peer merger group analysis described above is identical to Southcoast. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies to which they are being compared.

Net Present Value Analysis of Stock Consideration Portion

Banks Street Partners calculated potential net present values for Southcoast common stock. The purpose of the analysis was to compare the implied value of Southcoast’s publicly traded common stock to the Merger Consideration offered by BNC. Southcoast’s publicly traded common stock receives no coverage by independent equity research analysts. Accordingly, Banks Street Partners relied on financial projections derived from Southcoast’s internal forecasts and Banks Street Partners’ discussions with management. Specifically, Banks Street Partners used Southcoast management’s financial projections shown on page 37 to estimate tangible book value per share (“TBVPS”) and earnings per share (“EPS”) for fiscal year 2018, by applying Banks Street Partners’ estimates of 5% asset growth and 1.05% return on average assets. Using the resulting estimates for TBVPS of $9.72 and EPS of $0.90 for fiscal year 2018, Banks Street Partners applied a range of terminal multiples as of December 31, 2018, then discounted back to the present from that date using a discount range from 11% to 15% and determined that the net present value of the Southcoast common stock fell within a range of $5.51 to $12.14.

	Terminal Tangible Book Multiples
Discount Rates	120%	140%	160%	180%
11%	$8.10	$9.45	$10.79	$12.14
12%	$7.85	$9.15	$10.46	$11.77
13%	$7.61	$8.87	$10.14	$11.41
14%	$7.37	$8.60	$9.83	$11.06
15%	$7.15	$8.34	$9.54	$10.73

	Terminal Earnings Multiples
Discount Rates	10.0	12.0	14.0	16.0
11%	$6.23	$7.48	$8.72	$9.97
12%	$6.04	$7.25	$8.46	$9.66
13%	$5.85	$7.03	$8.20	$9.37
14%	$5.68	$6.81	$7.95	$9.08
15%	$5.51	$6.61	$7.71	$8.81

Conclusion

Based on the results of the various analyses described above, Banks Street Partners concluded that the merger consideration to be received under the terms of the merger agreement is fair, from a financial point of view, to Southcoast’s shareholders.

The opinion expressed by Banks Street Partners was based upon market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets of Southcoast or BNC could materially affect the assumptions used in preparing the opinion.

As described above, Banks Street Partners’ opinion was among the many factors taken into consideration by the Southcoast board of directors in making its determination to approve the merger agreement. For purposes of rendering its opinion, Banks Street Partners assumed that, in all respects material to its analyses:

•	the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or agreement thereof;
•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;
•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;
•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination, or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger.

Banks Street Partners cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or, if applicable, waived by the appropriate party. As of the date of this document, Banks Street Partners has no reason to believe that any of these conditions will not be satisfied.

Compensation to Banks Street Partners

Banks Street Partners will be paid a fee for services as Southcoast’s financial advisor in connection with the merger, $25,000 of which was paid upon signing of an engagement letter, $125,000 of which was paid upon the signing of a definitive merger agreement (the “Progress Fee”), $50,000 of which was paid for the fairness opinion, and the balance of which will be paid at the closing of the merger. The balance consists of 0.75% of the total consideration received by Southcoast shareholders relating to the merger with BNC minus the Progress Fee. In addition, Southcoast has agreed to indemnify Banks Street Partners and its directors, officers and employees, from liability in connection with the transaction, and to hold Banks Street Partners harmless from any losses, actions, claims, damages, expenses or liabilities related to any of Banks Street Partners’ actions or decisions made in good faith and in the best interest of Southcoast. During the two years preceding the date of the opinion, Banks Street Partners has provided advisory services to BNC, for which it received compensation.

Table 1 — Peer Group

	Seller State	Announce Date	Transaction Value ($mm)	Transaction Price/			Premium/	Premium/	Seller Financials at Announcement
Buyer/Seller				LTM Earnings (x)	Tangible Book (%)	Assets (%)	Core Deposits (%)	Trading Price (%)	Total Assets ($000)	TCE Ratio (%)	LTM ROAA (%)	LTM ROAE (%)	NPAs/ Assets (%)
Median – Peer Group			59.0	23.2	150.0	15.6	9.1	20.5	485,526	9.93	0.81	7.13	1.80
25th Percentile – Peer Group			44.3	15.7	136.6	12.8	4.6	13.1	309,703	9.38	0.52	4.24	1.31
75th Percentile – Peer Group			192.9	26.2	175.1	18.9	11.3	32.6	986,426	10.94	0.99	8.95	2.29
Ameris Bancorp/Merchants & Southern Banks of Florida, Inc.	FL	01/29/15	50.0	17.9	140.7	11.9	4.6	NA	472,487	9.36	1.19	12.00	1.94
Bank of the Ozarks, Inc./Summit Bancorp, Inc.	AR	01/30/14	216.0	15.8	160.1	17.9	10.8	NA	1,209,041	11.16	1.16	10.52	1.48
BNC Bancorp/Harbor Bank Group, Inc.	SC	06/05/14	51.6	23.3	156.4	16.9	9.2	NA	305,866	10.75	0.78	7.05	1.39
Charles Investment Group, LLC/United Group Banking Company of Florida, Inc.	FL	06/06/14	28.4	NM	105.4	12.4	0.9	NA	229,299	9.79	0.25	2.40	1.08
Commerce Union Bancshares, Inc./Reliant Bank	TN	04/28/14	48.1	14.8	127.5	12.5	NA	NA	384,575	9.85	0.72	6.95	2.59
Home BancShares, Inc./Florida Traditions Bank	FL	04/17/14	43.0	14.0	146.3	13.8	5.9	NA	312,005	9.41	1.04	9.19	1.31
HomeTrust Bancshares, Inc./Jefferson Bancshares, Inc.	TN	01/23/14	51.2	28.6	97.9	12.3	-0.3	22.5	498,565	10.50	0.35	3.37	3.46
IBERIABANK Corp./Georgia Commerce Bancshares, Inc.	GA	12/08/14	194.8	36.3	208.7	20.2	14.6	NA	1,005,109	9.37	0.59	5.73	1.89
IBERIABANK Corp./Old Florida Bancshares, Inc.	FL	10/27/14	259.1	25.4	195.8	19.2	11.3	NA	1,352,368	9.83	0.84	8.23	1.22
Magnolia Banking Corp./First National Bancshares of Hempstead County, Inc.	AR	07/14/14	31.3	NM	134.7	10.1	3.8	NA	308,936	10.01	0.43	4.09	1.08
Pinnacle Financial Partners, Inc./CapitalMark Bank & Trust	TN	04/07/15	187.2	25.4	243.0	22.1	18.4	NA	930,377	8.28	0.83	8.15	1.05
River Financial Corp./Keystone Bancshares, Inc.	AL	05/13/15	36.7	14.4	136.2	14.5	5.5	NA	252,328	11.00	1.09	10.10	1.31
Seacoast Banking Corp. of Florida/BANKshares, Inc.	FL	04/24/14	76.5	23.0	138.0	13.5	4.6	NA	674,072	9.26	0.50	2.57	2.28
ServisFirst Bancshares, Inc./Metro Bancshares, Inc.	GA	10/20/14	41.2	37.4	153.8	19.5	11.1	NA	211,296	11.66	0.59	4.67	2.29
Simmons First National Corp./Delta Trust & Banking Corp.	AR	03/24/14	66.5	15.6	164.7	15.4	9.1	NA	431,378	9.21	1.01	10.86	2.21
State Bank Financial Corp./Georgia-Carolina Bancshares, Inc.	GA	06/24/14	82.3	16.9	138.3	15.7	6.9	63.0	523,083	11.37	0.95	8.23	2.48
United Community Banks, Inc./Palmetto Bancshares, Inc.	SC	04/22/15	237.6	25.1	178.6	21.2	12.2	-3.2	1,118,811	11.89	0.85	7.22	3.04
Valley National Bancorp/1st United Bancorp, Inc.	FL	05/08/14	312.8	36.1	186.6	18.0	11.5	18.5	1,738,395	10.03	0.47	3.37	1.71

Table 2 — GA/Carolinas Group

	Seller State	Announce Date	Transaction Value ($mm)	Transaction Price/			Premium/	Premium/	Seller Financials at Announcement
Buyer/Seller				LTM Earnings (x)	Tangible Book (%)	Assets (%)	Core Deposits (%)	Trading Price (%)	Total Assets ($000)	TCE Ratio (%)	LTM ROAA (%)	LTM ROAE (%)	NPAs/ Assets (%)
Median – GA/Carolinas Group			39.3	23.3	140.9	15.5	7.1	27.1	305,866	10.16	0.65	6.48	1.87
25th Percentile			21.1	15.6	127.4	13.4	3.8	2.6	154,241	8.33	0.37	3.63	1.12
75th Percentile			110.4	25.2	161.1	18.2	9.8	44.6	523,083	11.89	0.95	7.54	2.57
Ameris Bancorp/Coastal Bankshares, Inc.	GA	03/11/14	37.3	NM	192.1	14.2	5.9	NA	432,787	4.46	0.32	3.09	5.54
Bank of the Ozarks, Inc./Bank of the Carolinas Corp.	NC	05/06/15	64.7	2.8	137.5	16.8	7.2	0.0	385,459	12.21	0.03	0.59	2.99
BNC Bancorp/Harbor Bank Group, Inc.	SC	06/05/14	51.6	23.3	156.4	16.9	9.2	NA	305,866	10.75	0.78	7.05	1.39
Carolina Alliance Bank/PBSC Financial Corp.	SC	03/24/15	23.8	25.2	118.0	15.4	4.0	NA	154,241	12.97	0.98	7.54	1.12
Community & Southern Holdings, Inc./Alliance Bancshares, Inc.	GA	05/16/14	15.5	NM	136.2	9.9	5.1	NA	156,762	9.50	0.65	7.01	2.57
Community & Southern Holdings, Inc./Community Business Bank	GA	01/30/15	27.4	27.0	140.9	18.4	9.4	NA	149,061	13.05	0.70	5.39	0.35
First Citizens BancShares, Inc./First Citizens BanCorp., Inc.	SC	06/10/14	644.7	14.2	118.3	9.1	1.5	40.4	8,532,136	6.86	0.57	6.48	1.62
First Horizon National Corp./TrustAtlantic Financial Corp.	NC	10/22/14	81.1	20.2	165.8	18.0	11.8	NA	451,519	10.16	0.98	8.99	0.96
Hamilton State Bancshares, Inc./Highland Financial Services, Inc.	GA	05/15/15	20.1	24.3	143.4	15.5	7.1	NA	129,628	10.77	0.69	6.36	1.28
HomeTrust Bancshares, Inc./Bank of Commerce	NC	03/04/14	10.0	NM	118.5	21.8	2.5	48.8	129,315	6.52	0.34	3.63	1.08
IBERIABANK Corp./Georgia Commerce Bancshares, Inc.	GA	12/08/14	194.8	36.3	208.7	20.2	14.6	NA	1,005,109	9.37	0.59	5.73	1.89
NewBridge Bancorp/Premier Commercial Bank	NC	10/09/14	19.8	9.3	113.3	11.5	2.7	NA	172,502	10.13	1.28	13.03	0.85
Park Sterling Corp./Provident Community Bancshares, Inc.	SC	03/05/14	1.4	NM	NM	4.1	3.4	NM	332,633	-1.88	-0.93	-30.78	5.48
Renasant Corp./Heritage Financial Group, Inc.	GA	12/10/14	254.4	24.6	172.9	15.1	10.9	27.1	1,755,534	8.44	0.60	6.60	0.88
ServisFirst Bancshares, Inc./Metro Bancshares, Inc.	GA	10/20/14	41.2	37.4	153.8	19.5	11.1	NA	211,296	11.66	0.59	4.67	2.29
Southern States Bancshares, Inc./Columbus Community Bank	GA	07/21/15	21.4	17.9	140.2	NA	9.3	NA	122,154	12.50	0.98	8.14	1.87
State Bank Financial Corp./Atlanta BanCorp., Inc.	GA	04/28/14	25.2	4.1	98.6	12.7	-0.5	NA	198,314	12.69	3.34	29.15	4.45
State Bank Financial Corp./Georgia-Carolina Bancshares, Inc.	GA	06/24/14	82.3	16.9	138.3	15.7	6.9	63.0	523,083	11.37	0.95	8.23	2.48
United Bank Corp./Monroe County Bank	GA	05/15/14	NA	NA	NA	NA	NA	NA	96,569	8.33	0.29	3.23	2.47
United Community Banks, Inc./Palmetto Bancshares, Inc.	SC	04/22/15	237.6	25.1	178.6	21.2	12.2	-3.2	1,118,811	11.89	0.85	7.22	3.04
Yadkin Financial Corp./VantageSouth Bancshares, Inc.	NC	01/27/14	298.8	NM	147.6	14.6	7.5	5.2	2,045,760	7.73	0.37	2.76	1.23

Table 3 — Southeast Group

	Seller State	Announce Date	Transaction Value ($mm)	Transaction Price/			Premium/	Premium/	Seller Financials at Announcement
Buyer/Seller				LTM Earnings (x)	Tangible Book (%)	Assets (%)	Core Deposits (%)	Trading Price (%)	Total Assets ($000)	TCE Ratio (%)	LTM ROAA (%)	LTM ROAE (%)	NPAs/ Assets (%)
Median – Southeast Group			39.2	20.2	140.7	14.5	5.9	30.6	307,401	9.79	0.60	6.36	1.93
25th Percentile – Southeast Group			21.9	15.7	117.1	11.5	2.6	8.5	166,832	7.73	0.32	3.09	1.08
75th Percentile – Southeast Group			98.3	25.3	165.3	17.5	9.4	46.7	646,708	10.77	0.95	8.15	3.00
Achieva Credit Union/Calusa Financial Corp., Inc.	FL	05/05/15	23.2	NM	136.1	14.0	4.9	NA	166,146	10.40	0.23	2.24	2.03
American National Bankshares Inc./MainStreet BankShares, Inc.	VA	08/25/14	24.2	27.6	97.4	14.5	-0.6	30.1	166,281	14.91	0.53	3.74	2.38
Ameris Bancorp/Coastal Bankshares, Inc.	GA	03/11/14	37.3	NM	192.1	14.2	5.9	NA	432,787	4.46	0.32	3.09	5.54
Ameris Bancorp/Merchants & Southern Banks of Florida, Inc.	FL	01/29/15	50.0	17.9	140.7	11.9	4.6	NA	472,487	9.36	1.19	12.00	1.94
Atlantic Capital Bancshares, Inc./First Security Group, Inc.	TN	03/25/15	159.0	NM	175.4	15.0	9.9	NA	1,059,278	8.56	0.29	3.40	0.81
Bank of the Ozarks, Inc./Bank of the Carolinas Corp.	NC	05/06/15	64.7	2.8	137.5	16.8	7.2	0.0	385,459	12.21	0.03	0.59	2.99
Bank of the Ozarks, Inc./Summit Bancorp, Inc.	AR	01/30/14	216.0	15.8	160.1	17.9	10.8	NA	1,209,041	11.16	1.16	10.52	1.48
BNC Bancorp/Harbor Bank Group, Inc.	SC	06/05/14	51.6	23.3	156.4	16.9	9.2	NA	305,866	10.75	0.78	7.05	1.39
BNC Bancorp/Valley Financial Corp.	VA	11/17/14	101.2	15.9	177.1	15.0	7.5	54.0	857,345	6.67	0.75	11.79	2.09
Carolina Alliance Bank/PBSC Financial Corp.	SC	03/24/15	23.8	25.2	118.0	15.4	4.0	NA	154,241	12.97	0.98	7.54	1.12
CenterState Banks, Inc./First Southern Bancorp, Inc.	FL	01/29/14	190.4	NM	112.2	17.5	2.8	-15.4	1,087,995	13.08	-0.20	-1.07	1.24
Charles Investment Group, LLC/United Group Banking Company of Florida, Inc.	FL	06/06/14	28.4	NM	105.4	12.4	0.9	NA	229,299	9.79	0.25	2.40	1.08
Commerce Union Bancshares, Inc./Reliant Bank	TN	04/28/14	48.1	14.8	127.5	12.5	NA	NA	384,575	9.85	0.72	6.95	2.59
Community & Southern Holdings, Inc./Alliance Bancshares, Inc.	GA	05/16/14	15.5	NM	136.2	9.9	5.1	NA	156,762	9.50	0.65	7.01	2.57
Community & Southern Holdings, Inc./Community Business Bank	GA	01/30/15	27.4	27.0	140.9	18.4	9.4	NA	149,061	13.05	0.70	5.39	0.35
Complete Financial Solutions, Inc./American Patriot Bank	TN	06/27/14	1.1	NM	88.7	1.8	-0.3	NA	74,286	2.08	-0.95	-37.95	21.99
Eagle Bancorp, Inc./Virginia Heritage Bank	VA	06/09/14	182.9	18.1	215.5	19.9	21.0	33.9	917,409	9.25	1.08	10.00	0.30
Eastern Virginia Bankshares, Inc./Virginia Company Bank	VA	05/29/14	9.5	NM	119.1	7.1	1.8	NM	133,478	5.95	-0.11	-1.08	1.02
First American Bank Corp./Bank of Coral Gables	FL	05/05/14	7.5	27.7	116.2	7.3	1.9	NA	102,733	6.28	0.26	4.33	5.82
First Bancshares, Inc./BCB Holding Company, Inc.	AL	03/06/14	3.9	NM	115.2	5.7	1.1	NA	78,679	7.01	0.06	0.80	2.91
First Citizens BancShares, Inc./First Citizens BanCorp., Inc.	SC	06/10/14	644.7	14.2	118.3	9.1	1.5	40.4	8,532,136	6.86	0.57	6.48	1.62
First Citizens Bancshares, Inc./Southern Heritage Bancshares, Inc.	TN	03/20/14	32.7	12.0	162.9	18.1	7.6	NA	236,853	12.60	1.18	9.39	1.05

Table 4 — Southeast Group (continued)

	Seller State	Announce Date	Transaction Value ($mm)	Transaction Price/			Premium/	Premium/	Seller Financials at Announcement
Buyer/Seller				LTM Earnings (x)	Tangible Book (%)	Assets (%)	Core Deposits (%)	Trading Price (%)	Total Assets ($000)	TCE Ratio (%)	LTM ROAA (%)	LTM ROAE (%)	NPAs/ Assets (%)
Median – Southeast Group			39.2	20.2	140.7	14.5	5.9	30.6	307,401	9.79	0.60	6.36	1.93
25th Percentile – Southeast Group			21.9	15.7	117.1	11.5	2.6	8.5	166,832	7.73	0.32	3.09	1.08
75th Percentile – Southeast Group			98.3	25.3	165.3	17.5	9.4	46.7	646,708	10.77	0.95	8.15	3.00
First Commercial Bancshares, Inc./ DeSoto County Bank	MS	01/26/15	10.8	14.0	112.4	13.1	2.8	NA	82,247	11.69	0.95	8.43	3.79
First Horizon National Corp./ TrustAtlantic Financial Corp.	NC	10/22/14	81.1	20.2	165.8	18.0	11.8	NA	451,519	10.16	0.98	8.99	0.96
First National Bankers Bankshares, Inc./ Independent Bankers' Bank of Florida	FL	06/30/15	1.9	NM	NM	1.3	-20.9	NA	143,213	4.68	-0.58	-14.68	8.94
Grand Bancorp, Inc./ Decatur State Bank	AR	10/14/14	6.0	NM	39.0	4.2	-14.4	NA	143,716	10.72	0.02	0.24	8.35
Hamilton State Bancshares, Inc./ Highland Financial Services, Inc.	GA	05/15/15	20.1	24.3	143.4	15.5	7.1	NA	129,628	10.77	0.69	6.36	1.28
HCBF Holding Company, Inc./ First America Holdings Corp.	FL	10/16/14	33.5	NA	NA	12.6	NA	NA	266,167	NA	NA	NA	NA
HCBF Holding Company, Inc./ Highlands Independent Bancshares, Inc.	FL	05/15/14	3.4	NM	54.3	1.4	-1.4	NA	247,936	5.31	-0.22	-4.13	6.34
Heritage Financial Group, Inc./ Alarion Financial Services, Inc.	FL	04/22/14	29.6	31.1	167.0	10.6	5.9	NM	279,531	6.33	0.20	2.61	2.85
Home BancShares, Inc./ Broward Financial Holdings, Inc.	FL	07/30/14	34.0	19.9	198.6	20.2	16.7	NA	168,483	11.73	1.08	9.27	0.65
Home BancShares, Inc./ Florida Business BancGroup, Inc.	FL	06/17/15	102.3	24.2	189.8	19.7	15.5	NA	519,579	10.38	0.78	6.29	2.47
Home BancShares, Inc./ Florida Traditions Bank	FL	04/17/14	43.0	14.0	146.3	13.8	5.9	NA	312,005	9.41	1.04	9.19	1.31
HomeTrust Bancshares, Inc./ Bank of Commerce	NC	03/04/14	10.0	NM	118.5	21.8	2.5	48.8	129,315	6.52	0.34	3.63	1.08
HomeTrust Bancshares, Inc./ Jefferson Bancshares, Inc.	TN	01/23/14	51.2	28.6	97.9	12.3	-0.3	22.5	498,565	10.50	0.35	3.37	3.46
IBERIABANK Corp./ Florida Bank Group, Inc.	FL	10/03/14	89.6	NM	146.8	17.1	8.2	NA	523,605	6.91	0.11	1.12	0.55
IBERIABANK Corp./ Georgia Commerce Bancshares, Inc.	GA	12/08/14	194.8	36.3	208.7	20.2	14.6	NA	1,005,109	9.37	0.59	5.73	1.89
IBERIABANK Corp./ Old Florida Bancshares, Inc.	FL	10/27/14	259.1	25.4	195.8	19.2	11.3	NA	1,352,368	9.83	0.84	8.23	1.22
Ironhorse Financial Group, Inc./ Benefit Bank	AR	12/29/14	32.2	35.6	160.4	17.2	11.2	NA	187,485	10.71	0.74	7.03	4.62
Magnolia Banking Corp./ First National Bancshares of Hempstead County, Inc.	AR	07/14/14	31.3	NM	134.7	10.1	3.8	NA	308,936	10.01	0.43	4.09	1.08
National Commerce Corp./ Reunion Bank of Florida	FL	07/07/15	41.1	23.7	156.0	15.1	8.2	NA	272,167	9.68	0.65	6.95	0.72
NewBridge Bancorp/ Premier Commercial Bank	NC	10/09/14	19.8	9.3	113.3	11.5	2.7	NA	172,502	10.13	1.28	13.03	0.85
Park Sterling Corp./ Provident Community Bancshares, Inc.	SC	03/05/14	1.4	NM	NM	4.1	3.4	NM	332,633	-1.88	-0.93	-30.78	5.48
Pinnacle Financial Partners, Inc./ CapitalMark Bank & Trust	TN	04/07/15	187.2	25.4	243.0	22.1	18.4	NA	930,377	8.28	0.83	8.15	1.05

Table 5 — Southeast Group (continued)

	Seller State	Announce Date	Transaction Value ($mm)	Transaction Price/			Premium/	Premium/	Seller Financials at Announcement
Buyer/Seller				LTM Earnings (x)	Tangible Book (%)	Assets (%)	Core Deposits (%)	Trading Price (%)	Total Assets ($000)	TCE Ratio (%)	LTM ROAA (%)	LTM ROAE (%)	NPAs/ Assets (%)
Median – Southeast Group			39.2	20.2	140.7	14.5	5.9	30.6	307,401	9.79	0.60	6.36	1.93
25th Percentile – Southeast Group			21.9	15.7	117.1	11.5	2.6	8.5	166,832	7.73	0.32	3.09	1.08
75th Percentile – Southeast Group			98.3	25.3	165.3	17.5	9.4	46.7	646,708	10.77	0.95	8.15	3.00
Pinnacle Financial Partners, Inc./ Magna Bank	TN	04/28/15	82.5	15.4	163.5	17.9	9.1	NA	564,617	8.88	0.93	7.52	2.41
Premier Financial Bancorp, Inc./ First National Bankshares Corp.	WV	07/07/15	26.5	17.9	147.1	10.8	4.5	91.7	250,161	8.89	0.60	6.99	NA
Renasant Corp./Heritage Financial Group, Inc.	GA	12/10/14	254.4	24.6	172.9	15.1	10.9	27.1	1,755,534	8.44	0.60	6.60	0.88
River Financial Corp./ Keystone Bancshares, Inc.	AL	05/13/15	36.7	14.4	136.2	14.5	5.5	NA	252,328	11.00	1.09	10.10	1.31
Seacoast Banking Corp. of Florida/ BANKshares, Inc.	FL	04/24/14	76.5	23.0	138.0	13.5	4.6	NA	674,072	9.26	0.50	2.57	2.28
Seacoast Banking Corp. of Florida/ Grand Bankshares, Inc.	FL	03/25/15	15.2	17.5	110.7	11.5	0.9	NA	207,976	6.13	0.41	6.42	10.46
ServisFirst Bancshares, Inc./Metro Bancshares, Inc.	GA	10/20/14	41.2	37.4	153.8	19.5	11.1	NA	211,296	11.66	0.59	4.67	2.29
Simmons First National Corp./ Community First Bancshares, Inc.	TN	05/06/14	243.4	11.9	180.0	14.0	10.1	NA	1,937,308	6.99	1.10	12.76	0.67
Simmons First National Corp./Delta Trust & Banking Corp.	AR	03/24/14	66.5	15.6	164.7	15.4	9.1	NA	431,378	9.21	1.01	10.86	2.21
Southern States Bancshares, Inc./Columbus Community Bank	GA	07/21/15	21.4	17.9	140.2	NA	9.3	NA	122,154	12.50	0.98	8.14	1.87
State Bank Financial Corp./Atlanta BanCorp., Inc.	GA	04/28/14	25.2	4.1	98.6	12.7	-0.5	NA	198,314	12.69	3.34	29.15	4.45
State Bank Financial Corp./Georgia-Carolina Bancshares, Inc.	GA	06/24/14	82.3	16.9	138.3	15.7	6.9	63.0	523,083	11.37	0.95	8.23	2.48
Stonegate Bank/Community Bank of Broward	FL	08/25/14	61.2	20.5	150.6	12.6	5.9	NA	487,470	8.33	0.62	7.04	7.24
Sunshine Bancorp, Inc./ Community Southern Holdings, Inc.	FL	02/05/15	30.8	26.2	134.7	12.5	6.5	37.2	245,565	9.31	0.47	4.28	0.67
TowneBank/ Franklin Financial Corp.	VA	07/15/14	278.4	23.1	114.5	25.4	NA	3.4	1,095,195	22.20	1.06	4.67	5.52
TriSummit Bancorp, Inc./Community National Bank of the Lakeway Area	TN	01/14/14	9.4	NM	86.7	8.8	-2.1	NM	107,108	10.12	0.05	0.51	1.93
United Community Banks, Inc./MoneyTree Corp.	TN	01/27/15	53.0	20.2	136.6	12.5	4.8	NA	425,377	10.15	0.64	6.13	0.28
United Community Banks, Inc./Palmetto Bancshares, Inc.	SC	04/22/15	237.6	25.1	178.6	21.2	12.2	-3.2	1,118,811	11.89	0.85	7.22	3.04
Valley National Bancorp/1st United Bancorp, Inc.	FL	05/08/14	312.8	36.1	186.6	18.0	11.5	18.5	1,738,395	10.03	0.47	3.37	1.71
Valley National Bancorp/CNLBancshares, Inc.	FL	05/27/15	208.1	22.2	169.3	15.3	8.2	72.1	1,365,101	6.82	0.58	6.48	2.66
Xenith Bankshares, Inc./Colonial Virginia Bank	VA	03/21/14	9.6	17.7	79.2	8.4	-3.3	31.2	114,921	10.56	0.47	4.51	6.32
Yadkin Financial Corp./VantageSouth Bancshares, Inc.	NC	01/27/14	298.8	NM	147.6	14.6	7.5	5.2	2,045,760	7.73	0.37	2.76	1.23

The Merger Consideration

Unless adjusted pursuant to the terms of the merger agreement, holders of Southcoast common stock will be entitled to receive shares of BNC common stock based upon the volume weighted average price of a share of BNC common stock for the 20-day trading period prior to the closing of the merger (the “VWAP”), subject to minimum and maximum exchange ratios as follows:

•	If the VWAP immediately prior to the merger is equal to or greater than $22.00, then each share of Southcoast common stock will be converted into 0.6068 shares of BNC common stock;
•	If the VWAP immediately prior to the merger is less than $22.00 but greater than $19.00, then each share of Southcoast common stock will be converted into $13.35 payable in shares of BNC common stock (with the exchange ratio equal to $13.35 divided by the VWAP); and
•	If the VWAP is equal to or less than $19.00, then each share of Southcoast common stock will be converted into 0.7026 shares of BNC common stock (such ratio in each of the three scenarios, the “exchange ratio”).

BNC will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of BNC common stock that you would otherwise be entitled to receive in an amount equal to such fraction multiplied by the VWAP.

At the time you vote with respect to the merger agreement, you will not know the number of shares of BNC common stock you will receive as a result of the merger.

Merger Consideration Adjustment and Termination Rights

Because the merger consideration consists of BNC common stock payable at an exchange ratio for Southcoast common stock and the market value of the BNC common stock changes daily, the total value of the merger consideration will fluctuate. Neither BNC nor Southcoast can give you any assurance as to the price of BNC common stock or the value of the merger consideration when the merger becomes effective or when BNC’s shares are delivered to you. As an illustration, assuming the merger had been completed on August 14, 2015, the date the merger agreement was executed, the aggregate merger consideration payable would have been $94.4 million, based on a VWAP of $22.22. However, assuming the merger had been completed on December 22, 2015, the most recent date available before these materials were mailed, the aggregate merger consideration payable would have been $109.7 million, based on a VWAP of $25.13.

Under the merger agreement, Southcoast may terminate the merger agreement if, at any time during the five-day period commencing with the fifth trading day immediately preceding the effective date of the merger (we refer to such time as the “determination date”), both of the following conditions are satisfied:

•	the number obtained by dividing the average of the daily closing prices for the shares of BNC common stock for the 20 consecutive full trading days on which such shares are actually traded on the Nasdaq Capital Market (as reported by the Wall Street Journal ending on the determination date) (the “average closing price”) by the lesser of (i) $22.00 and (ii) the closing price of a share of BNC common stock on the Nasdaq Capital Market on August 13, 2015 (the “BNC Ratio”) is less than 0.80; and
•	the BNC Ratio is less than the number obtained by (i) dividing the average of the closing price of the Nasdaq Bank Index for the 20 consecutive full trading days ending on the trading day prior to the determination date by the closing price of the Nasdaq Bank Index on August 13, 2015 (the “index ratio”) and (ii) subtracting 0.15 from such quotient.

In the event the two conditions above are satisfied, Southcoast may elect to terminate the merger agreement by providing written notice of such termination to BNC. During the five-day period beginning with receipt of such notice from Southcoast, BNC has the option to increase the consideration to be received by the Southcoast shareholders by increasing the exchange ratio and/or making a cash payment so that the value of the per share purchase price to be received by each Southcoast shareholder equals the lesser of:

•	the product of (i) the lesser of (1) $22.00 and (2) the closing price of a share of BNC common stock on the Nasdaq Capital Market on August 13, 2015, (ii) 0.85 and (iii) the exchange ratio; and

•	an amount equal to the product of (1) the index ratio, (2) 0.85, (3) the exchange ratio and (4) the average closing price, divided by the BNC Ratio.

Even if the first two conditions described above are met, the Southcoast board of directors may elect not to terminate the merger agreement. Any decision to terminate the merger agreement will be made by the Southcoast board of directors in light of all of the circumstances existing at the time. Prior to making any decision to terminate the merger agreement, the Southcoast board of directors would consult with its financial and other advisors and would consider all financial and other information it deemed relevant to its decision, including whether the then current consideration to be received in the merger would deliver more value to Southcoast shareholders than the value that could be expected in the event Southcoast were to continue as an independent company (which would occur if the Southcoast board of directors were to elect to abandon the merger and BNC determined not to increase the exchange ratio). In addition, the Southcoast board of directors would consider whether, in light of market and other industry conditions at the time of such decision, the merger consideration continued to be fair from a financial point of view to Southcoast’s shareholders.

If each of the first two conditions set forth above were satisfied and the Southcoast board of directors elected to terminate the merger agreement, BNC would have the option of increasing the consideration payable to Southcoast shareholders by increasing the exchange ratio and/or making a cash payment in the amount set forth above (in addition to, and not in lieu of, issuing shares of BNC common stock). BNC is under no obligation to increase the exchange ratio or to make any such cash payment, and there can be no assurance that BNC would elect to increase the exchange ratio or make any such cash payment to prevent the termination of the merger agreement. Any decision would be made by BNC in light of the circumstances existing at the time. If BNC elected to increase the exchange ratio or to make such cash payment as described above, then Southcoast could not terminate the merger agreement as a result of the above-described circumstances.

For example, assume that BNC’s average closing price during the determination period was $16.50, representing a 25% decrease from $22.00, and that the average daily current market price of the Nasdaq Bank Index during the determination period was 2,629. In that case, Southcoast would then have the right to terminate the merger agreement because both (i) the BNC Ratio is less than 0.80, and (ii) the subtraction of 0.15 from the quotient of 2,629 divided by 2,889 is greater than the BNC Ratio.

However, in this example, BNC could prevent the merger agreement from terminating by electing to either increase the exchange ratio to 0.7248 or by making a cash payment (in addition to, and not in lieu of, issuing shares of BNC common stock) of $0.37 per share of Southcoast common stock.

This summary highlights selected information regarding the merger consideration adjustment and termination provisions in the merger agreement. For a more complete description of these terms, you should carefully read the merger agreement included in Appendix A to these materials. In addition, we urge you to obtain current information on the market value of BNC common stock. See “Summary — Markets for Common Stock” on page 10.

The Merger Agreement

The material features of the merger agreement are summarized below, and qualified in their entirety by reference to the merger agreement, which is attached as Appendix A to these materials.

Effective Date of the Merger

The merger agreement provides that the merger will be effective upon the approval of the merger agreement by the shareholders of Southcoast and the filing of the articles of merger reflecting the merger with the North Carolina Secretary of State and the South Carolina Secretary of State.

The merger and the bank merger must be approved by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the North Carolina Office of the Commissioner of Banks and the South Carolina State Board of Financial Institutions. Management of BNC and Southcoast anticipate that the merger will become effective during the first quarter of 2016.

Terms of the Merger

If Southcoast shareholders approve the merger agreement, subject to the receipt of required regulatory approvals and the satisfaction of the other closing conditions set forth in the merger agreement, Southcoast will be merged with and into BNC. In connection with the merger, Southcoast shareholders will receive BNC common stock in exchange for their Southcoast common stock. BNC shareholders will continue to hold their existing BNC common stock.

If, prior to the merger closing, the outstanding shares of Southcoast common stock or BNC common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or if a record date prior to the merger closing is established with respect to any such change in capitalization, then an appropriate and proportionate adjustment will be made to the number of shares of BNC common stock to be delivered pursuant to the merger in exchange for a share of Southcoast common stock.

If the merger is completed, Southcoast will be merged with and into BNC. Following the merger, the articles of incorporation, as amended, amended and restated bylaws, corporate identity, and existence of BNC will not be changed, and Southcoast will cease to exist as a separate entity. Following the merger, Southcoast’s subsidiary, Southcoast Community Bank, will be merged with and into Bank of North Carolina, a wholly-owned North Carolina bank subsidiary of BNC. Bank of North Carolina will be the surviving bank.

Registration of BNC Common Stock

As a condition to the merger, BNC agreed to register with the SEC the shares of BNC common stock to be exchanged for shares of Southcoast common stock and to maintain the effectiveness of such registration through the issuance of such shares in connection with the closing of the merger. However, such registration will not cover resales of BNC common stock by any former holders of Southcoast common stock, and BNC is under no obligation to maintain the effectiveness of such registration, or to prepare and file any post-effective amendments to such registration, after the issuance of such shares in connection with the closing of the merger.

Representations and Warranties Made by BNC and Southcoast in the Merger Agreement

BNC and Southcoast have made certain customary representations and warranties to each other in the merger agreement. For information on these representations and warranties, please refer to the merger agreement attached as Appendix A. The representations and warranties in the merger agreement do not survive the effective time of the merger.

The representations, warranties and covenants included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of BNC and Southcoast, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between BNC and Southcoast rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of BNC, Southcoast or any of their respective subsidiaries or affiliates.

The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this document and in the documents incorporated by reference into this document. BNC and Southcoast will provide additional disclosures in their public reports to the extent they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

Certain representations and warranties of BNC and Southcoast are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either BNC or Southcoast, shall mean any change, event, development, violation, effect or circumstance which, individually or in the aggregate, (i) has, or is reasonably likely to have, a material adverse effect on the business, operations, properties, assets, financial condition or prospects of BNC or Southcoast, respectively, on a consolidated basis, or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of BNC or Southcoast, respectively, to timely consummate the transactions contemplated by the merger agreement or to perform its agreements or covenants under the merger agreement; provided, that a “material adverse effect” shall specifically exclude any adverse effect attributable to or resulting from:

•	any change in banking laws, rules or regulations of general applicability;
•	any change in U.S. generally accepted accounting principles or regulatory accounting principles applicable to banks or their holding companies generally;
•	any action or omission of Southcoast or Southcoast Community Bank taken with the express prior written consent of BNC;
•	general changes in national economic, monetary, market or financial conditions affecting financial institutions, including changes in prevailing interest rates, inflation, credit markets, or capital market conditions, except, in all cases, to the extent such changes disproportionately affect BNC or Southcoast;
•	changes in global or national political conditions, including the outbreak or escalation of acts of terrorism; or
•	the public disclosure of the merger agreement or the transactions contemplated by the merger agreement.

Termination and Conditions of Closing

The merger agreement may be terminated at any time either before or after approval of the merger agreement by the shareholders of Southcoast, but not later than the effective date of the merger:

(1)	by mutual written agreement of BNC and Southcoast;
(2)	by BNC, if after the date of the merger agreement, a material adverse effect has occurred with respect to Southcoast, or if Southcoast has suffered a material loss or damage to any of its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business;
(3)	by Southcoast, if after the date of the merger agreement, a material adverse change in the business, operations or financial condition of BNC on a consolidated basis has occurred which change would reasonably be expected to have a material adverse effect on the market price of BNC common stock or materially affects or impairs its ability to conduct its business;
(4)	by either party, if the terms, covenants or conditions of the merger agreement to be complied with or performed by the other party before the closing have not been substantially complied with or substantially performed at or before the closing date and such noncompliance or nonperformance has not been waived by such party, or in the event of a material breach by the other party of any covenant, agreement, or obligation contained in the merger agreement which breach has not been cured within twenty days after the giving of written notice to the other party of such breach or, if such breach is not capable of being cured within twenty days, the other party has not begun to cure such breach within twenty days after such written notice;
(5)	by BNC, if it learns of any fact or condition not disclosed in the merger agreement, the disclosure memorandum delivered in connection with the merger agreement, or Southcoast’s financial statements, which was required to be disclosed by Southcoast pursuant to the provisions of the merger agreement with respect to the business, properties, assets or earnings of Southcoast which materially and adversely affects such business, properties, assets or earnings or the ownership, value or continuance thereof;
(6)	by either party, if any regulatory approval required to be obtained has been denied by the relevant governmental entity or any governmental entity of competent jurisdiction has issued a final,

nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;
(7)	by either party, if the closing date shall not have occurred on or before March 31, 2016, unless otherwise agreed to in writing by the parties;
(8)	by either party, if the merger agreement is not approved by any required vote of the Southcoast shareholders as required by applicable law; or
(9)	by Southcoast, as described in “— Merger Consideration Adjustment and Termination Rights” on page 48.

Southcoast must pay to BNC a termination fee of $3.0 million, if while an acquisition proposal from a third party is outstanding or after such an offer has been accepted, (i) either party terminates the merger agreement pursuant to (8) listed above, (ii) Southcoast terminates the merger agreement other than pursuant to (3), (4) or (9) listed above, or (iii) BNC terminates the merger agreement. The term “acquisition proposal” means (a) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, rights offering, share exchange, business combination or similar transaction, involving Southcoast or any of its subsidiaries; and (b) any acquisition by any person resulting in, or proposal or offer, which, if consummated, would result in, any person becoming the beneficial owner, directly or indirectly, of more than 10% of the total voting power of any class of equity securities of Southcoast or any of its subsidiaries, or 10% or more of the consolidated total assets of Southcoast, in each case, other than the transactions contemplated by the merger agreement.

The following summarizes the required conditions of closing:

•	approval of the merger agreement by at least two-thirds of the outstanding shares of Southcoast common stock held by Southcoast shareholders;
•	approval of the merger by the Federal Deposit Insurance Corporation, The Board of Governors of the Federal Reserve System, the North Carolina Commissioner of Banks and the South Carolina State Board of Financial Institutions;
•	effectiveness of the registration statement of BNC relating to the shares of BNC common stock to be issued to Southcoast shareholders in the merger, of which this document forms a part;
•	no order, injuction, decree or judgment preventing the consummation of the merger or the other transactions contemplated by the merger agreement issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or the other transactions contemplated by the merger agreement shall be in effect;
•	no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger;
•	the accuracy of the representations and warranties of the other party in the merger agreement as of the date of the merger agreement and the day on which the merger is completed, subject to the materiality standards provided in the merger agreement;
•	the performance by the other party in all material respects of all agreements and covenants required to be performed by it at or prior to the effective time of the merger under the merger agreement;
•	the delivery of officers’ certificates, secretary’s certificates and certificates of valid existence to BNC and Southcoast by the other;
•	the execution of an agreement by each director of Southcoast, pursuant to which each of them agrees, among other things, to recommend, subject to any applicable fiduciary duty, to Southcoast shareholders approval of the merger and to vote any and all shares of Southcoast common stock owned by him in a non-fiduciary capacity in favor of the merger;

•	receipt by each of BNC and Southcoast of an opinion of its respective legal counsel as to certain tax matters;
•	receipt by BNC of an opinion of Southcoast’s counsel as to certain matters concerning Southcoast; and
•	the execution and delivery by BNC of all supplemental and amended documents required to be executed by BNC to effect its assumption of all of Southcoast’s obligations under the indentures relating to subordinated debentures issued to Southcoast Capital Trust III and the trust preferred securities issued by Southcoast Capital Trust III.

Surrender of Certificates and Election of Consideration

After the effective date of the merger, each holder of Southcoast common stock (as of that date) will be required to deliver the certificates representing such holder’s shares of Southcoast common stock to BNC’s exchange agent, Computershare, in order to receive payment of the consideration from BNC in connection with the merger.

After delivering shares of Southcoast common stock, assuming that there has been no adjustment to the merger consideration, the holder will receive, per share of Southcoast common stock that such holder owned on the effective date of the merger, an amount of shares of BNC common stock based on the exchange ratio. In lieu of a fractional share, a cash payment, without interest, will be paid for any fractional interest in BNC common stock.

Until a holder delivers Southcoast common stock, as applicable, to BNC, the holder may not receive payment of any dividends or other distributions on shares of BNC common stock into which his, her, or its shares of Southcoast common stock have been converted, if any.

Required Shareholder Approval of the Merger

The holders of two-thirds of the outstanding shares of Southcoast common stock entitled to vote at the special meeting must approve the merger agreement for the merger to be completed. Abstentions from voting and broker non-votes will be included in determining whether a quorum is present and will have the effect of a vote against the merger agreement.

As of December 7, 2015, the record date for determining the shareholders entitled to notice of and to vote at the special meeting, the outstanding voting securities of Southcoast consisted of 7,103,751 shares of common stock, with each registered holder of Southcoast common stock being entitled to one vote per share. All of the directors of Southcoast have agreed to vote their shares in favor of the merger. As of the record date, Southcoast’s directors owned 1,157,120 shares, or 16.29%, of the outstanding Southcoast common stock, and there were no shareholders that owned 10% or more of the outstanding Southcoast common stock.

Expenses

All expenses incurred by BNC in connection with the merger, including all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing these materials and all regulatory applications with state and federal authorities will be paid by BNC. All expenses incurred by Southcoast in connection with the merger agreement, including all fees and expenses of its agents, representatives, counsel and accountants will be paid by Southcoast.

Conduct of Business of Southcoast Pending Closing

The merger agreement provides that, pending consummation of the merger, Southcoast will, except with the prior written consent of BNC:

•	conduct its business only in the ordinary course, without the creation of any indebtedness for borrowed money (other than deposit and similar accounts and customary credit arrangements between banks in the ordinary course of business);
•	maintain its properties and assets in good operating condition, ordinary wear and tear excepted;
•	maintain and keep in full force and effect all required insurance;

•	make no change in the authorized or issued capital stock or other securities of Southcoast, or issue or grant any right or option to purchase or otherwise acquire any of the capital stock or other securities of Southcoast;
•	not declare or make any dividend, distribution or payment in respect to the Southcoast common stock or directly or indirectly redeem, purchase or otherwise acquire any of its capital stock;
•	make no amendment to its articles of incorporation or bylaws, and will maintain its corporate existence and powers;
•	not acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Southcoast;
•	not sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein (except for sales in the ordinary course of business, including sales of other real estate owned and properties under contract at or above Southcoast’s carrying value as of the date of the merger agreement) or, except in the ordinary course of business, sell or transfer, mortgage, pledge or subject to any lien any other tangible or intangible asset;
•	make no loan or extension of credit in an amount in excess of $1,000,000 (excluding any loan or extension of credit of a smaller amount on an outstanding loan or line of credit in excess of $1,000,000), or renew or amend any existing loan or extension of credit that is characterized as “Special Mention”, “Substandard”, “Doubtful”, or “Loss” in the books and records of Southcoast; provided, however, that Southcoast may make a loan or extension of credit in an amount in excess of $1,000,000 in the event BNC shall not have disapproved of such request in writing within five (5) business days upon receipt of such request from Southcoast;
•	make no material change in the banking and safe deposit arrangements of Southcoast;
•	not enter into, renew or cancel or terminate any material contract;
•	maintain the books and records of Southcoast in the usual, regular and ordinary course;
•	not, and will not permit Southcoast Community Bank to, prepare or file any tax return inconsistent with past practice or, on any tax return, take any position, make any election, or adopt any method inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods, make or change any express or deemed election related to taxes, change an annual accounting period, adopt or change any method of accounting, file an amended tax return, surrender any right to claim a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any tax proceedings related to Southcoast or Southcoast Community Bank;
•	promptly advise BNC orally and in writing of any change or event having, or which could reasonably be expected to have, a material adverse effect;
•	file all reports required to be filed with any regulatory or governmental agencies between the date of the merger agreement and the closing date of the merger and shall deliver to BNC copies of all such reports promptly after the same are filed;
•	not adopt any new benefit plans or programs or amend any existing benefit plans or programs, the effect of which is to increase benefits to employees, directors, officers or independent contractors or their descendants or beneficiaries or the liabilities of Southcoast or its successors; and
•	not grant or institute any new severance pay, termination pay, retention pay or transaction or deal bonus or arrangement or other benefit plan.

Limitation on Discussion with Others

The merger agreement provides that Southcoast may not, and may not authorize or permit any of its affiliates, officers, directors, employees, agents or advisors to, directly or indirectly, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, rights offering, share exchange, business combination or similar transaction, involving Southcoast or any of its subsidiaries; or (ii) any acquisition by any third party resulting in, or proposal or offer, which, if consummated, would result in, any third party becoming the beneficial owner, directly or indirectly, of more than ten percent (10%) of the total voting power of any class of equity securities of Southcoast or any of its subsidiaries, or ten percent (10%) or more of the consolidated total assets of Southcoast, in each case, other than the transactions contemplated by the merger agreement (an “Acquisition Proposal”). In addition, the merger agreement requires Southcoast to immediately cease and cause to be terminated any previously undertaken or ongoing activities, discussions or negotiations with any other third party with respect to any Acquisition Proposal. Furthermore, if Southcoast or any of its affiliates, officers, directors, employees, agents, or advisors receives any communication regarding an Acquisition Proposal between the date of the merger agreement and the closing date of the merger, then Southcoast shall immediately notify BNC of the receipt of such Acquisition Proposal.

Notwithstanding the foregoing, prior to obtaining the approval of the shareholders of Southcoast, the merger agreement does not prohibit Southcoast from furnishing nonpublic information regarding Southcoast to, or entering into a confidentiality agreement or discussions or negotiations with, any person or group in response to a bona fide, unsolicited written Acquisition Proposal submitted by such person or group if: (i) the Acquisition Proposal did not result from a breach of the merger agreement by Southcoast or any representative or affiliate of Southcoast, (ii) Southcoast’s board of directors has determined in good faith, after consultation with its financial advisors and legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a superior proposal, (iii) Southcoast’s board of directors concludes in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to Southcoast and its shareholders under applicable law, (iv) (A) Southcoast gives BNC prompt (but in no event later than 24 hours) notice (which notice may be oral, and, if oral, shall be subsequently confirmed in writing) (1) of Southcoast’s or any of its directors, officers, employees, representatives, agents or advisors receipt of any Acquisition Proposal (which notice shall include the identity of such person or group and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and (2) of Southcoast’s furnishing nonpublic information to, or entering into discussions or negotiations with, such person or group, and (B) Southcoast receives from such person or group an executed confidentiality agreement containing terms no less favorable to Southcoast than the confidentiality terms of the non-disclosure agreement entered into by Southcoast and BNC, and (v) contemporaneously with, or promptly after, furnishing any such nonpublic information to such person or group, Southcoast furnishes such nonpublic information to BNC (to the extent such nonpublic information has not been previously furnished by Southcoast to BNC). In addition to the foregoing, Southcoast shall keep BNC reasonably informed on a prompt basis of the status and material terms of any such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof and any change in Southcoast’s intentions with respect to the transactions contemplated hereby. Nothing contained in the merger agreement shall prevent a party or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or with its fiduciary duties under applicable law.

Interests of the Directors and Officers of Southcoast in the Merger

In considering the recommendation of the Southcoast board of directors with respect to the merger agreement, Southcoast shareholders should be aware that the executive officers and directors of Southcoast have certain interests in the merger that may be different from, or in addition to, the interests of Southcoast shareholders generally. The Southcoast board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby and making its recommendation that Southcoast shareholders vote to approve the merger agreement. These interests are described in further detail below. For purposes of all Southcoast agreements and plans described below, the completion of the merger contemplated by the merger agreement will constitute a change of control, change in control or other term of similar meaning.

Indemnification and Insurance

For a period of six years after the effective time of the merger, BNC has agreed to indemnify, defend and hold harmless the present and former directors and executive officers of Southcoast (each, an “indemnified party”) against all liabilities arising out of, resulting from or related to any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative (each, a “claim”), in which an indemnified party is, or is threatened to be made, a party or witness arising out of the fact that such indemnified party is or was a director or officer of Southcoast (or, at Southcoast’s request, was a director, officer, manager or trustee of, or in a similar capacity with, another Southcoast entity or Southcoast employee benefit plan) prior to the effective time of the merger if such claim pertains to any matter of fact arising, existing or occurring at or before the effective time of the merger (including the merger and the other transactions contemplated by the merger agreement), regardless of whether such claim is asserted or claimed before, or after, the effective time of the merger, to the fullest extent permitted by applicable law. BNC shall promptly pay reasonable expenses (including reasonable attorneys’ fees) in advance of the final disposition of any such claim to each indemnified party to the fullest extent permitted by applicable law upon receipt of an undertaking to repay such advance payments if the indemnified party is adjudicated not to be entitled to indemnification pursuant to the terms of the merger agreement. BNC shall not have any obligation hereunder to any indemnified party when and if a court of competent jurisdiction shall determine, and such determination shall have become final and non-appealable, that the indemnification of such indemnified party is prohibited by applicable law. BNC’s obligations may be somewhat broader than the obligations Southcoast would have under South Carolina corporate law.

Prior to the effective time of the merger, BNC has agreed to, at its expense, amend, modify or obtain directors’ and officers’ liability insurance (either through BNC’s existing directors’ and officers’ liability insurance policies or under Southcoast’s existing directors’ and officers’ liability insurance policies, in which event Southcoast will designate BNC’s insurance broker as Southcoast’s broker-of-record, as determined by BNC in its sole discretion) for a period of six years after the closing date of the merger, covering any person who is now, or has been at any time prior to the date of the merger agreement or who becomes prior to the closing date of the merger, a director or officer of Southcoast or Southcoast Community Bank, who are currently covered by Southcoast’s policies on terms similar to such existing insurance. BNC shall not be obligated to make aggregate annual premium payments for such six year period in respect of such policy which exceed 200% of the annual premium payments on Southcoast’s current policy in effect as of the date of the merger agreement. If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds 200% of the annual premium payments on Southcoast’s current policy in effect as of the date of the merger agreement, BNC shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to 200% of the annual premium payments on Southcoast’s current policy in effect as of the date of the merger agreement.

Payments Under Existing Southcoast Employment Agreements

Southcoast is currently party to employment agreements with executive officers L. Wayne Pearson, Robert M. Scott and William B. Seabrook. The employment agreements are for terms of one year, with automatic one year extensions at each annual anniversary date in the case of Messrs. Scott and Seabrook, and three years, with automatic one day extensions at the end of each day in the case of Mr. Pearson, unless the employee is terminated or either party gives written notice that the term will not be extended. The employment agreements provide for minimum annual base salaries of $333,505, $225,000 and $231,525 for Messrs. Pearson, Scott and Seabrook, respectively. In addition to salary, the employment agreements provide for each officer to participate in any retirement or other employee benefit plans applicable to all employees or to executive officers, and to receive life, health and disability insurance benefits, other unspecified benefits provided under plans applicable to senior management officers and appropriate to their positions, and, in the case of Messrs. Pearson and Scott, salary continuation if termination occurs because of disability. The employment agreement with Mr. Scott also provides that, if there has been a change of control of Southcoast or Southcoast Community Bank and, within 24 months thereafter, he is terminated involuntarily and without cause or resigns because his position has been materially diminished or he is required to relocate out of South Carolina without his prior consent, he will receive a lump sum payment equal to three times his: (i) annual salary, plus the average of any bonus and other non-equity compensation paid for the three years immediately preceding the date of termination, and (ii) benefits such as life, health, dental and disability insurance, and pre-tax retirement plan employer contributions. Such payments may not, however, exceed the amount which Southcoast may deduct for federal income tax purposes. Mr. Pearson’s employment agreement also provides that, if there has been a change of control of Southcoast or Southcoast Community Bank and, within 24 months thereafter, Mr. Pearson’s base compensation or his position has been materially diminished or he is required to relocate out of Mt. Pleasant, South Carolina without his prior consent or the agreement is materially breached in any way by Southcoast or Southcoast Community Bank, he may terminate the employment agreement and receive a lump sum payment equal to three times his annual salary, as well as benefits for a period of three years after termination. Mr. Pearson would also be entitled to a lump sum payment equal to three times his annual salary, as well as benefits for a period of three years after termination, if he is terminated by Southcoast without cause within 24 months after a change in control. In contrast to the employment contracts of Southcoast’s other executives, the contract with Mr. Pearson does not require that his change-in-control benefits be reduced to avoid application of Internal Revenue Code section 280G and section 4999 excess parachute payment excise taxes and loss of employer deductibility. As amended in the fourth quarter of 2015, Mr. Seabrook’s employment agreement provides that when a change in control occurs, the executive is entitled to a lump-sum payment equal to three times the sum of salary and average bonus. The benefit is not contingent upon employment termination after a change in control, but if employment termination occurs Mr. Seabrook would also potentially be entitled for the remaining contract term to continued life, health, dental, and disability insurance benefits and employer pre-tax retirement plan contributions. The employment of Messrs. Pearson and Scott will terminate when the merger occurs, but Mr. Seabrook will continue employment with BNC after the merger.

The employment agreements with Messrs. Pearson and Scott provide that Southcoast will provide the executive officer with disability insurance in an amount equal at all times to at least one-half of his annual base salary. If the executive officer’s employment terminates because of disability, Southcoast will pay him his full salary then in effect and continue all benefits then in effect for a period of one year from the date of termination.

Southcoast may terminate an officer under the terms of the employment agreements for cause, which for Messrs. Scott and Seabrook includes, among other grounds for termination: his breach of any material provision of the employment agreement; his engaging in misconduct (criminal, immoral or otherwise) that is materially injurious to Southcoast Community Bank; his failure to substantially perform his duties under the employment agreement after a demand for substantial performance is given to him; his failure to comply with provisions of law and regulations that is materially injurious to Southcoast Community Bank; his conviction of a felony or any crime of moral turpitude; his commission in the course of his employment of an act of fraud, embezzlement, theft or dishonesty, or any other illegal act or practice, which would constitute a crime, (whether or not resulting in criminal prosecution or conviction), or any act or practice that results in his becoming ineligible for coverage under Southcoast Community Bank’s banker’s blanket bond; or his being removed from office or prohibited from being affiliated with Southcoast Community Bank by the Federal Deposit Insurance Corporation. Under Mr. Pearson’s employment agreement, cause includes, among other grounds for termination: his breach of any material provision of the employment agreement; his engaging in willful misconduct, criminal, immoral or otherwise, that is materially injurious to Southcoast or Southcoast Community Bank; his failure to comply with the clear provisions of law and regulations applicable to Southcoast or Southcoast Community Bank that is materially injurious to Southcoast or Southcoast Community Bank; his conviction of a felony; his commission in the course of his employment of an act of fraud, embezzlement, theft or proven dishonesty, or any other illegal act or practice, which would constitute a felony, (whether or not resulting in criminal prosecution or conviction), or any act or practice that results in his becoming ineligible for coverage under Southcoast Community Bank’s banker’s blanket bond; or his being removed from office or prohibited from being affiliated with Southcoast Community Bank by the FDIC. Mr. Pearson may be terminated with cause solely by board action, if at least two thirds of the board, excluding Mr. Pearson, votes in favor of termination.

Southcoast may also terminate the officer other than for cause in Southcoast’s discretion or that of Southcoast Community Bank, but if Southcoast does so Southcoast must pay him the full annual compensation and other benefits provided for in the employment agreement over the remaining term of the employment agreement, in the case of Mr. Pearson, or for one year, in the case of Messrs. Scott and Seabrook.

If Southcoast terminates an officer other than for cause or if an officer resigns for good reason after a change of control, his outstanding stock options and stock appreciation rights, and any and all rights under performance stock award plans, restricted stock plans and any other stock option, or incentive stock plans shall become immediately and fully exercisable for a period of 60 days following the last payment required by the agreement to be made by Southcoast or Southcoast Community Bank to the officer, except that no such option or right shall be exercisable after the termination date of such option or right. The executives currently have no unvested equity awards.

The employment agreements do not require the executive officers to seek other employment in mitigation of the amounts payable or arrangements made under any provision of the employment agreements. Nevertheless, if an executive officer obtains any such other employment, Southcoast and Southcoast Community Bank’s obligations to make the payments and provide the benefits required to be paid and provided under the employment agreements would be reduced by an amount equal to the payments or benefits received from such other employment, and the executive officer would be required to promptly notify Southcoast or Southcoast Community Bank of his employment and receipts therefrom. This mitigation provision would not apply to Mr. Pearson if he terminated his employment for “good reason” following a change of control.

The employment agreements require the officers to maintain the confidentiality of information obtained from Southcoast and Southcoast Community Bank during employment with Southcoast and Southcoast Community Bank and for so long thereafter as Southcoast, in its sole opinion, deems that it remains proprietary and confidential, and prohibit each officer from competing with Southcoast or Southcoast Community Bank or soliciting Southcoast’s customers for a period of twelve months after termination of employment by the officer for other than “good reason” or for the period during which payments are being made to him pursuant to the employment agreement, whichever is longer.

Southcoast is also currently a party to employment agreements with executive officers William R. Billings, Robert A. Daniel, Jr. and William C. Heslop. Although the employment agreements with Messrs. Billings, Daniel and Heslop are not specifically discussed above, the terms of their employment agreements, with the exception of title and base salary, are the same in all material respects as the agreement with Mr. Seabrook.

Employment of Messrs. Pearson, Scott and Heslop with Southcoast will terminate upon effectiveness of the merger, and they will be paid aggregate change in control benefits under their employment agreements of $850,139, $755,245 and $412,935, respectively. Messrs. Seabrook, Billings and Daniel will be employed by BNC upon effectiveness of the merger, but they will, nonetheless, be paid aggregate change in control benefits under their employment agreements of $484,509, $619,727 and $368,851, respectively.

The foregoing description is a summary of the terms of the employment agreements with Messrs. Pearson, Scott and Seabrook, and is qualified in its entirety by reference to the actual text of these agreements, which are filed with the SEC. The foregoing summary does not create any legal or equitable rights in any person.

Payments Under Existing Southcoast Split Dollar Life Insurance/Endorsement Split Dollar Agreements and Split Dollar Termination Agreement

Southcoast is currently party to a December 29, 2008 split dollar agreement relating to split dollar life insurance with Mr. Seabrook. Southcoast is the sole owner of this life insurance policy and is required to maintain the policy in full force and effect and pay any premiums due on the policies. The split dollar agreement provides that, if Mr. Seabrook’s death occurs before the earlier of the date of his termination of employment with Southcoast or the date that is six months after Mr. Seabrook attains age 70, Mr. Seabrook’s beneficiary will be entitled to the net death proceeds under the life insurance policy. Mr. Seabrook’s interest in the life insurance policy will be extinguished at the earlier of the date of his termination of employment or six months after the date on which he attains age 70, and Southcoast will be entitled to any remaining proceeds of the life insurance policy, provided a change in control has not occurred. In the event of a change in control prior to the termination of Mr. Seabrook’s employment, Southcoast is required to transfer to him ownership of the life insurance policy.

Southcoast is currently a party to a split dollar agreement relating to split dollar life insurance with Mr. Daniel. The split dollar agreement with Mr. Daniel is the same in all material respects as the split dollar agreement with Mr. Seabrook. Southcoast had also entered into a split dollar agreement with Mr. Scott, but his agreement terminated as a result of his reaching age 70.

Southcoast is also currently a party to split dollar agreements relating to split dollar life insurance with non-employee directors William A. Coates, Stephen F. Hutchinson and James P. Smith. Southcoast is the sole owner of these life insurance policies and is required to maintain the policies in full force and effect and pay any premiums due on the policies. The split dollar agreements provide that if the director’s death occurs (a) before the earlier of the date of his separation from service with Southcoast or the date on which the director attains age 70, or (b) after a change in control that occurs before the director’s separation from service with Southcoast (and before age 70), the director’s beneficiary will be entitled to the lesser of $250,000 or the total death proceeds under the life insurance policies. The director’s interest in the life insurance policy will be extinguished at the earlier of the date of his separation from service or the date on which he attains age 70, and Southcoast will be entitled to any remaining proceeds of the policies. In the event of a change in control prior to the director’s separation from service (and before age 70), the director’s beneficiary will be entitled to the director’s interest in the life insurance policy at his death. The benefit payable to each director’s beneficiary upon the director’s death is $250,000. Because the merger of Southcoast with and into BNC will constitute a change in control, the directors’ rights under the split dollar agreements will survive their separation from service and attainment of age 70. Southcoast had also entered into a split dollar agreement with non-employee director Tommy B. Baker, but his agreement has terminated as a result of his reaching age 70.

Based on information presently available to Southcoast management, Southcoast believes that Directors Coates and Smith would be subject to a 20% excess parachute payment excise tax under Section 4999 of the Code if they become vested in the split dollar benefit on account of Southcoast’s change in control. Before the change in control occurs, they would forfeit the benefit either by attaining age 70 or by separation from service. Because of the change in control, the benefit becomes nonforfeitable. Southcoast anticipates that Directors Coates and Smith will enter into a revised arrangement before the consummation of the merger that will eliminate the application of Section 280G to the directors’ specified life insurance death benefit. If Messrs. Coates and Smith enter into such a revised arrangement, neither would be subject to a 20% excess parachute payment excise tax and BNC will not incur loss of deductibility under Section 280G of the Code for benefits arising on account of change in control.

As a result of a change of control prior to termination of their employment, Southcoast is required to transfer ownership of the split dollar life insurance policies to Messrs. Seabrook and Daniel the cash surrender value of which equals $265,423 and $248,799, respectively, and the rights of Messrs. Coates, Hutchinson and Smith under their split dollar agreements will survive their separation from service and attainment of age 70. Upon effectiveness of the merger, Messrs. Seabrook and Daniel will receive payments of $265,423 and $248,779, respectively, representing the cash surrender value of Southcoast Community Bank’s life insurance policies under their split dollar agreements.

The foregoing descriptions are summaries of the terms of the endorsement split dollar agreements with Messrs. Seabrook and Daniel and Southcoast’s directors and are qualified in their entirety by reference to the actual text of the agreements, forms of which are filed with the SEC. The foregoing summaries do not create any legal or equitable rights in any person.

In 2008, Southcoast had also entered into a split dollar agreement with Mr. Pearson with the same terms as those set forth above for Mr. Seabrook. However, on August 11, 2014, Southcoast and Mr. Pearson entered into a split dollar termination agreement, which provided for: (i) termination of the split dollar agreement, and (ii) Southcoast’s transfer to Mr. Pearson of the rights to the related life insurance policy and the proceeds therefrom. In consideration of transfer of the life insurance policy to Mr. Pearson, Mr. Pearson paid Southcoast $271,385. The split dollar termination agreement further provides that, as long as the life insurance policy is in effect and outstanding, Southcoast will make an annual payment to Mr. Pearson of $120,000.00, which he will use to timely pay the annual premium for such life insurance policy. If the annual premium for the life insurance policy is reduced for any reason, the annual payment to Mr. Pearson will be reduced by the same amount. The annual payments to Mr. Pearson will terminate upon the earliest to happen of: (i) his separation from service with Southcoast, as defined in the split dollar agreement; (ii) a change in control of Southcoast; or (iii) Mr. Pearson’s death.

The foregoing description is a summary of the terms of the split dollar termination agreement with Mr. Pearson, and is qualified in its entirety by reference to the actual text of this agreement, which is filed with the SEC. The foregoing summary does not create any legal or equitable rights in any person.

Payments Under Existing Salary Continuation Agreement

In 2008, Southcoast Community Bank entered into a salary continuation agreement with Mr. Pearson that provides payments in connection with retirement. This agreement was amended in March 2009 to change the normal retirement date from age 65 to age 70.5. Under the terms of the salary continuation agreement, Mr. Pearson will receive an annual retirement benefit of $287,730 beginning at age 70.5, if Mr. Pearson is still employed with Southcoast Community Bank at such time. The benefit will be paid in monthly installments for fifteen years beginning the month after Mr. Pearson attains age 70.5. If Mr. Pearson’s employment with Southcoast Community Bank terminates prior to his reaching age 70.5, other than as a result of a termination by Southcoast Community Bank for cause as defined in the salary continuation agreement, Mr. Pearson will receive the following applicable benefit amount under the salary continuation agreement, with monthly payments beginning on the later of the seventh month after his termination or the month after he attains age 70.5: $246,153 if the termination is in 2015; $262,393 if the termination is in 2016; and $278,671 if the termination is in 2017. If a change in control occurs while Mr. Pearson is employed by Southcoast, he will be entitled to the $287,730 annual retirement benefit at age 70.5 regardless of when termination occurs. The salary continuation agreement also provides a death benefit to Mr. Pearson’s beneficiary equal to the liability accrual balance existing at the time of his death in lieu of any unpaid benefits under the salary continuation agreement. The death benefit is payable in a lump sum. No benefits are payable under the salary continuation agreement if Mr. Pearson is terminated for cause, or if he makes any material misstatement of fact on any application or resume provided to Southcoast or Southcoast Community Bank or on any application for benefits provided by Southcoast Community Bank, or if he is removed from office or barred from affiliation with Southcoast Community Bank by the FDIC, or if Southcoast Community Bank is in default or in danger of default (as defined in the Federal Deposit Insurance Act).

Southcoast Community Bank’s obligations under the salary continuation agreement are unfunded and unsecured.

Mr. Pearson will be entitled to the full annual benefit of $287,730 under his salary continuation agreement upon his reaching age 70.5, payable in monthly installments for 15 years. The merger will not accelerate the benefit payments.

The foregoing is a summary of the salary continuation agreement and is qualified in its entirety by reference to the actual text of the salary continuation agreement, which is filed with the SEC. The foregoing summary does not create any legal or equitable rights in any person.

Retention Agreements

Based on its observations of the actions of other southeastern banks seeking to be acquired and how they retained their key lenders, Banks Street Partners recommended to Southcoast that it enter into retention agreements with its key lending personnel that would reward the individuals for remaining employed by Southcoast until consummation of a change of control and for ninety days thereafter. Banks Street Partners reasoned that an acquirer would be counting on Southcoast’s lenders to maintain the book of business that it would be acquiring and to expand the acquirer’s presence in the Charleston-North Charleston Metropolitan Statistical Area. Without such arrangements, the potential loss of Southcoast’s key lenders could cause an acquirer to reduce pricing or even terminate a transaction. Banks Street Partners recommended that such agreements be in place prior to the commencement of its marketing efforts. Accordingly, in March of 2015 Southcoast entered into retention bonus agreements with four selected lending personnel, including two sons of Mr. Pearson. The four lenders have responsibility for approximately 70% of Southcoast’s loan portfolio and none of them had an employment agreement.

The agreements provide that, if a change in control occurs in the one-year period ending March 31, 2016, the employee will be entitled to a payment equal to 1.375 times base salary, with one half of the payment made when the change in control occurs and the other half made 90 days later, provided the employee remains employed during the 90-day period. The employee is entitled to a pro rata portion of the full bonus amount if his employment is terminated without cause in the one-year period ending March 31, 2016.

Employment with BNC

The merger agreement provides that Mr. Pearson will enter into a one-year consulting agreement with Bank of North Carolina upon the closing of the merger, and that Messrs. Seabrook, Executive Vice President and Chief Operating Officer, Billings, Executive Vice President and Senior Credit Officer, and Daniel, Executive Vice President and Chief Lending Officer, will enter into two-year employment agreements with Bank of North Carolina upon the closing of the merger.

Mr. Pearson will receive a consulting fee of $200,000 for his services. Mr. Pearson has also entered into a non-compete agreement with Bank of North Carolina, and will receive $900,000 in exchange for his agreement not to compete for a period of two years after the merger pursuant to the terms of the non-compete agreement. Mr. Seabrook will become a Senior Vice President, Correspondent Banking Executive for Bank of North Carolina, with an annual base salary of $273,000. Mr. Billings will become the Senior Vice President, Coastal South Carolina Consumer Sales Integration Manager for Bank of North Carolina, with an annual base salary of $229,425. Mr. Daniel will become the Senior Vice President, Middle Markets Lending Executive for Bank of North Carolina, with an annual base salary of $229,425. Each of Messrs. Seabrook, Billings and Daniel will be eligible to participate in BNC’s employee benefit plans, fringe benefits, and perquisites as provided to similarly situated executives.

BNC has agreed to provide to officers and employees of Southcoast and Southcoast Community Bank who continue employment with BNC or its subsidiaries employee benefits under employee benefit plans, on terms and conditions substantially similar to those currently provided to similarly situated BNC officers and employees.

Quantification of Potential Payments to Southcoast’s Named Executive Officers in Connection with the Merger

The information set forth in the table below summarizes certain compensation for each of Southcoast’s “named executive officers,” which consist of its principal executive officer and the two other most highly compensated executive officers, that is based on or otherwise relates to the merger (“merger-based compensation”). The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described below, and do not reflect certain compensation actions that may occur before the completion of the merger. For purposes of calculating such amounts, we have assumed December 22, 2015, the latest practicable date prior to the mailing of these materials, as the closing date of the merger.

Golden Parachute Compensation

Name	Cash ($)		Equity ($)(4)	Pension/ NQDC ($)(5)	Perquisites/ Benefits ($)(6)	Tax Reimbursements ($)(7)	Other ($)(8)	Total ($)
L. Wayne Pearson	850,139	(1)	—	—	—	—	1,100,000	1,950,139
Robert M. Scott	755,245	(2)	—	—	—	—	—	755,245
William B. Seabrook	484,509	(3)	—	—	—	—	265,423	749,932

(1)	The cash payment will be made to Mr. Pearson in a single lump sum at the closing of the merger. Mr. Pearson’s amended and restated employment agreement provides for a change in control benefit of three times Mr. Pearson’s annual salary (three times $395,000, or $1,185,000), plus three times his average bonus in the three preceding calendar years (three times $13,167, or $39,501), and for the remaining three-year term of the employment agreement continued life, health, dental, and disability insurance coverage and pre-tax employer contribution to his retirement plan account. Costs in 2015 were $122,690 for life, $8,971 for health and dental, $252 for disability insurance coverage and $9,800 for the pre-tax employer contribution to Mr. Pearson’s retirement plan account, or $141,713 in the aggregate. The payment and benefits are contingent on Mr. Pearson’s employment termination occurring within 24 months after a change in control. Mr. Pearson’s employment will terminate at the closing of the merger. Mr. Pearson has agreed to a cash payment of $850,139 in full settlement of his rights under the employment agreement.
(2)	The $755,245 cash severance benefit under Mr. Scott’s employment agreement is contingent on employment termination occurring within 24 months after a change in control, and is payable in a single lump sum. Mr. Scott’s employment agreement will terminate at the closing of the merger. As required by the terms of Mr. Scott’s employment agreement, his change in control benefits are reduced by approximately $185,000 to avoid application of the 20% excess parachute payment excise tax to Mr. Scott under Section 4999 of the Code and to avoid loss of deductibility to Southcoast under Section 280G of the Code. The forfeited benefits include a cash benefit of $161,163 that would have been payable under the employment agreement, calculated as three times the cost of Mr. Scott’s life, health, dental, and disability insurance coverage, which in 2015 were $53,130 for life, $339 for health and dental, and $252 for disability insurance coverage, or $53,721 in the aggregate.
(3)	The cash payment to Mr. Seabrook is a single lump sum payable at the closing of the merger. Based on the amended employment agreement, the $484,509 cash benefit is contingent only on the change in control, not employment termination. As required by the terms of Mr. Seabrook’s employment agreement, his aggregate change in control benefits are reduced by approximately $510,000 to avoid application of the 20% excess parachute payment excise tax to Mr. Seabrook under Section 4999 of the Code and to avoid loss of deductibility to Southcoast under Section 280G of the Code. Mr. Seabrook’s employment will continue after the closing of the merger.
(4)	Mr. Pearson, Mr. Scott, and Mr. Seabrook have no unvested equity awards.
(5)	Mr. Scott and Mr. Seabrook do not have any pension or retirement arrangements providing change in control compensation. Mr. Pearson’s amended salary continuation agreement benefit is not included in the table above. The $287,730 annual benefit is payable for 15 years at age 70.5, assuming termination occurs after attaining age 70.5. A lesser amount is payable at age 70.5 if termination occurs before age 70.5, except that if a change in control occurs before employment termination the full annual benefit of $287,730 is payable at age 70.5 regardless of when termination occurs. Because of the merger, Mr. Pearson will be entitled to the full annual benefit of $287,730, but the merger will not accelerate the payment of such benefits. Mr. Pearson will attain age 70.5 in July 2018. The salary continuation benefit will be payable in monthly installments for 15 years at such time.
(6)	Pursuant to Mr. Pearson’s amended and restated employment agreement, for termination within 24 months after a change in control Mr. Pearson is entitled for the remaining three-year term of the employment agreement to continued life, health, dental, and disability insurance benefits and pre-tax employer contributions to his retirement plan account. Mr. Pearson’s employment will terminate at the closing of the merger, but Mr. Pearson will not receive the continued insurance and other benefits. Mr. Pearson will enter into a consulting agreement with BNC effective at the closing of the merger, terminating his employment agreement with Southcoast. Because of the benefit reduction required by Mr. Scott’s employment agreement to avoid adverse tax consequences under Section 280G and Section 4999 of the Code, Mr. Scott will not be entitled after the merger to continuing insurance and other benefits after termination or to payment in exchange for those benefits. Mr. Seabrook will not be entitled to continuing insurance and other benefits under his employment agreement because he will be an employee of BNC after the merger, entering into a new employment agreement with BNC and terminating his amended and restated employment agreement with Southcoast.
(7)	The executive officers are not entitled to tax reimbursement benefits. The change in control benefits of all three executives are reduced to avoid application of the 20% excess parachute payment excise tax under Section 4999 of the Code and to avoid loss of deductibility to Southcoast under Section 280G of the Code.
(8)	Mr. Pearson’s other benefits consist of the $900,000 payment for his agreement not to compete with BNC for two years after closing of the merger, $800,000 of which is payable at the effective time of the merger and $100,000 of which is payable two years after the closing of the merger, and $200,000 of compensation for consulting services payable one year after the closing of the merger. Mr. Seabrook’s other benefits consist of the cash surrender value of Southcoast Community Bank’s insurance policy on Mr. Seabrook’s life. The policy cash surrender value is currently estimated at $265,423. Pursuant to the terms of Mr. Seabrook’s endorsement split dollar agreement, the policy is transferable to Mr. Seabrook when a change in control occurs, and Mr. Seabrook is the sole owner of the policy thereafter. The cash surrender value of the policy on Mr. Pearson’s life is not included in the table above because the policy was transferred to Mr. Pearson in August 2014 and the associated endorsement split dollar agreement was terminated.

Differences in Legal Rights between Shareholders of Southcoast and BNC

Following the merger you will no longer be a Southcoast shareholder and your rights as a shareholder will no longer be governed by Southcoast’s articles of incorporation and bylaws and the South Carolina Business Corporation Act. You will be a BNC shareholder and your rights as a BNC shareholder will be governed by BNC’s articles of incorporation, as amended, and amended and restated bylaws and the North Carolina Business Corporation Act. Your former rights as a Southcoast shareholder and your new rights as a BNC shareholder are different in certain ways, including the following:

	Southcoast Shareholder Rights	BNC Shareholder Rights
Authorized, Issued and Outstanding Capital Stock	Southcoast is authorized to issue 20,000,000 shares of common stock, no par value per share. As of December 22, 2015, there were 7,103,751 shares of common stock outstanding.	BNC is authorized to issue 80,000,000 shares of common stock, no par value per share, and up to 20,000,000 shares of preferred stock, no par value per share. Of the 80,000,000 shares of common stock, 20,000,000 shares are classified as non-voting common stock, no par value per share. As of December 22, 2015, there were 40,772,395 shares of common stock outstanding, of which 4,820,844 were non-voting shares of common stock, and no shares of preferred stock outstanding.
Number of Directors	The articles of incorporation of Southcoast provide that the board of directors has the power to set the number of directors from time to time at six or more directors. The Southcoast board of directors currently consists of six directors.	The articles of incorporation, as amended, of BNC provide that the number of directors will be not less than 5 and not more than 30, with the actual number of directors to be determined by BNC board of directors. The BNC board of directors currently consists of 15 directors.
Structure of Board	So long as Southcoast has six or more directors, the directors shall be divided into three classes, with each class elected to staggered three-year terms so that the terms of approximately one-third of the directors expire each year. Southcoast has six directors and therefore has a staggered board of directors.	So long as BNC has nine or more directors, the directors shall be divided into three classes, with each class elected to staggered three-year terms so that the terms of approximately one-third of the directors expire each year. If BNC has fewer than nine directors, then each director shall be elected to a term ending at the next succeeding annual meeting. If the number of directors falls below nine during a year, that does not shorten the term of any incumbent director. BNC has more than nine directors and therefore has a staggered board of directors.

	Southcoast Shareholder Rights	BNC Shareholder Rights
Removal of Directors	Under the articles of incorporation and bylaws of Southcoast, the shareholders entitled to vote for the election of directors may remove a director, with or without cause; provided, however, an affirmative vote of eighty percent of the outstanding shares of Southcoast common stock is required to remove any or all of the directors without cause.	Under the amended and restated bylaws of BNC, any director may be removed at any time with or without cause by a vote of the shareholders if the number of votes cast to remove such director exceeds the number of votes cast not to remove such director. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him. A director may not be removed by the shareholders at a meeting unless the notice of that meeting states that the purpose, or one of the purposes, of the meeting is the removal of the director.
Filling Vacancies on the Board	The remaining directors, although less than a quorum, may by majority vote choose a successor or successors to fill any vacancy of the Southcoast board of directors. In the event the directors remaining in office are unable, by majority vote, to fill such vacancy within thirty days of the occurrence thereof, the President or the Secretary may call a special meeting of the shareholders at which such vacancy shall be filled.	Vacancies of the BNC board of directors, including a vacancy resulting from an increase in the number of directors or from the failure of the shareholders to elect the full authorized number of directors, may be filled by the shareholders or by the BNC board of directors, whichever group acts first.
Annual Meeting of Shareholders	Southcoast’s bylaws provide that an annual meeting will be held each year at the time and place set by the Southcoast board of directors.	BNC’s amended and restated bylaws provide that an annual meeting will be held within 175 days of the end of the calendar year, as may be determined by the board of directors.
Shareholder Ability to Call Special Meetings	Southcoast’s bylaws provide that special meetings of the Southcoast shareholders may be called by the President or the Chairman of the Board of Directors or a majority of the directors and must be called by the President or Secretary at the request in writing of a majority of the directors, or at the request in writing of shareholders owning at least ten percent in amount of the shares of Southcoast common stock issued and outstanding and entitled to vote.	The amended and restated bylaws of BNC provide that special meetings of the BNC board of directors may be called by the Chief Executive Officer, the President, the Chairman or Vice Chairman of the Board of Directors.

	Southcoast Shareholder Rights	BNC Shareholder Rights
Notice of Meetings	Notice of any annual or special meeting must be given personally or by mail to each shareholder entitled to vote at the annual or special meeting not less than ten nor more than sixty days prior to the annual or special meeting. Notices for special meetings are to contain the purpose of such a meeting.	Notice of any annual or special meeting of the BNC shareholders must be given not less than ten nor more than sixty days before the date of any shareholders’ meeting, either by personal delivery, or by mail by or at the direction of the Chief Executive Officer, the President, the Chairman of the Board of Directors or the Board of Directors, to each shareholder entitled to vote at such meeting. Notices for special meetings are to contain the purpose of such a meeting.
Advance Notice Requirements for Shareholder Proposals	Southcoast’s articles of incorporation and bylaws do not contain advance notice provisions with respect to shareholder proposals. However, shareholder nominations for directors must be received by Southcoast not later than 90 days prior to any meeting called for the election of directors, must be in writing, and must include any information required by Southcoast’s bylaws.	The amended and restated bylaws of BNC require that any shareholder proposing business to be conducted at any meeting of BNC’s shareholders or proposing a nominee for election to the board of directors to provide written notice to BNC no later than ninety days and no earlier than one hundred twenty days prior to the one-year anniversary of BNC’s previous year’s annual meeting of shareholders. Such proposals and nominations must be in writing and must contain certain specific information provided by the BNC bylaws.
Approval of Business Combinations	Southcoast’s articles of incorporation provide that any plan of merger, consolidation or exchange, or any plan for the sale of all, or substantially all, of the property and assets, with or without the goodwill, of Southcoast, or any resolution to dissolve Southcoast, which plan or resolution was not adopted by the affirmative vote of at least two-thirds of the full board of directors, must be approved by the affirmative vote of at least 80% of the outstanding shares of Southcoast.	BNC’s amended articles of incorporation provide that the affirmative vote of at least 75% of the outstanding common stock is required for the approval of a business combination; provided, however, that this 75% requirement is not applicable, and the combination may be approved by a majority of the outstanding shares, if the business combination is approved by at least 75% of the whole board of directors (as defined in the amended articles of incorporation).

Southcoast Shareholder Rights	BNC Shareholder Rights
Southcoast’s articles of incorporation provide that, whether or not Southcoast has a class of voting shares registered with the Securities and Exchange Commission or another federal agency under Section 12 of the Securities Exchange Act of 1934 (the “1934 Act”), any “business combination,” as defined in S.C. Code Section 35-2-205 (as such section may from time to time be amended) shall only be undertaken in compliance with the provisions of Article 2 of Chapter 2 of Title 35 of the South Carolina Code (as such article may from time to time be amended), as though Southcoast had a class of voting shares registered under the 1934 Act; provided, however, if Article 2 of Chapter 2 of Title 35 of the South Carolina Code shall at any time be repealed, this provision of Southcoast’s articles of incorporation shall not also be repealed, but shall remain in effect, unless repealed by the shareholders, in the form such provision was in effect immediately prior to such repeal.

South Carolina law also contains provisions that, under certain circumstances, would preclude an acquiror of the shares of a South Carolina public corporation who crosses one of three voting thresholds (20%, 33-1/3% or 50%) from obtaining voting control with respect to such shares unless a majority in interest of the disinterested shareholders of the corporation votes to accord voting power to such shares. The law provides that, if authorized by the articles of incorporation or bylaws prior to the occurrence of a control share acquisition, the corporation may redeem the control shares if the acquiring person has not complied with certain procedural requirements (including the filing of an “acquiring person statement” with the corporation within 60 days after the control share acquisition) or if the control shares are not accorded full voting rights by the shareholders. Southcoast is not authorized by its articles of incorporation or bylaws to redeem control shares.	The North Carolina Shareholder Protection Act generally requires that, unless certain “fair price” and procedural requirements are satisfied, an affirmative vote of 95% of a public corporation’s voting shares is required to approve certain business combination transactions with another entity that is the beneficial owner, directly or indirectly, of more than 20% of the corporation’s voting shares or which is an affiliate of the corporation and previously has been a 20% beneficial holder of such shares. The Shareholder Protection Act is not applicable to BNC. Although the Shareholder Protection Act generally applies to publicly traded corporations, BNC has opted out of the Shareholder Protection Act by expressly providing in its amended articles of incorporation that the provisions of the Shareholder Protection Act are not applicable.

The North Carolina Control Share Acquisition Act generally provides that, except as provided below, “Control Shares” will not have any voting rights. Control Shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth, one-third, or a majority of all voting power in the election of the corporation’s directors. However, voting rights will be restored to Control Shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock (other than shares held by the owner of the Control Shares, officers of the corporation, and directors of the corporation). If voting rights are granted to Control Shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at their fair value. The Control Share Acquisition Act is not applicable to BNC. Although the Control Share Acquisition Act generally applies to publicly traded corporations, BNC has opted out of the Control Share Acquisition Act by expressly providing in its amended articles of incorporation that the provisions of the Control Share Acquisition Act are not applicable.

	Southcoast Shareholder Rights	BNC Shareholder Rights
Amendments to Articles of Incorporation	Any amendment to Southcoast’s articles of incorporation (other than amendments which may be adopted by the Southcoast board of directors without shareholder approval) to change the number of shares Southcoast is authorized to issue or to change the name of Southcoast may be adopted upon approval by the affirmative vote of a majority of the outstanding shares of Southcoast.

	Unless approved by the affirmative vote of at least two-thirds of the Southcoast board of directors, amendments concerning the following matters shall not be effective unless approved by the affirmative vote of 80% of the outstanding shares of Southcoast:	Except as provided below, amendments to BNC’s amended articles of incorporation must be approved by a majority vote of the BNC board of directors and also by a vote of the shareholders entitled to vote on the matter in which more votes are cast in favor of the amendment than against the amendment; provided, however, that the following amendments may require a different vote:
• matters covered by the North Carolina Business Corporation Act Section 55-10-02, which may be adopted by a vote of the board of directors; and

  •

the amendment or repeal of Article VII of the amended articles of incorporation (relating to mergers and business combinations), which shall require the affirmative vote of 75% of the then outstanding voting shares of BNC, voting separately as a class; provided that such restriction shall not be required for certain business combination transactions meeting certain exceptions in Article VII.

• preemptive rights;
• cumulative voting;
• classification of directors and staggered terms;
• business combinations;
• limitation of director liability;
• quorum;
• mergers, consolidations, exchanges, sales of assets or dissolution;
• nomination of directors;
• removal of directors;
• duty of directors; and
• amendment to articles of incorporation.
If two-thirds of the Southcoast board of directors approves an amendment concerning the matters set forth above, then such amendment need only be approved by an affirmative vote of holders of two-thirds of the outstanding shares of Southcoast.
Amendments to Bylaws	The bylaws of Southcoast may be amended by the Southcoast board of directors, with the exception of any bylaw adopted by the shareholders of Southcoast that expressly provides that the Southcoast board of directors may not adopt, amend or repeal such bylaw. Any bylaw adopted by the Southcoast board of directors may be amended or repealed by the vote of the holders of a majority of the shares entitled at such time to vote for the election of directors.	Except in certain cases with respect to bylaws adopted by shareholders, the amended and restated bylaws of BNC may be amended by a majority vote of the BNC board of directors or by a vote of the shareholders of BNC.

	Southcoast Shareholder Rights	BNC Shareholder Rights
Duty of Directors	Southcoast’s articles of incorporation provide that, when evaluating any proposed plan of merger, consolidation, exchange, or sale of all, or substantially all, of the assets of Southcoast, the board of directors must consider the interests of the employees of Southcoast and the community or communities in which Southcoast and its subsidiaries do business in addition to the interests of Southcoast’s shareholders.	BNC’s amended articles of incorporation provide that BNC’s board of directors shall, when evaluating any offer of another person to effect a business combination, in connection with the exercise of its judgment in determining what is in the best interests of BNC and its shareholders, give due consideration to all relevant factors, including, without limitation:

  •

the social and economic effects of acceptance of such offer on its depositors, borrowers, other customers, employees, and creditors, and on the communities in which BNC and its subsidiaries operate or are located;

  •

the ability of BNC and its subsidiaries to fulfill the objectives of a bank holding company, as applicable, and of commercial banking entities, as applicable, under applicable federal and state statutes and regulations;

  •

the business and financial condition and prospects and earnings prospects of the person or persons proposing the business combination, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the business combination, and other likely financial obligations of such person or persons, and the possible effect of such conditions and prospects upon BNC and its subsidiaries and the communities in which BNC and its subsidiaries are located;

• the competence, experience, and integrity of the person or persons proposing the business combination and its or their management; and
• the prospects for successful conclusion of the proposed business combination.
The provision of BNC’s amended articles of incorporation described above is deemed to solely grant discretionary authority to BNC’s board of directors and shall not be deemed to provide any constituency the right to be considered or to compel the consideration of its interests.

	Southcoast Shareholder Rights	BNC Shareholder Rights
Indemnification of Directors and Officers and Limitation of Director Liability	Southcoast’s articles of incorporation provide that, to the maximum extent permitted by the South Carolina Business Corporation Act, no director of Southcoast shall be personally liable for monetary damages to Southcoast or its shareholders for breach of fiduciary duty as a director occurring after the effective date of the articles of incorporation.	BNC’s amended and restated bylaws provide for the indemnification of its officers, directors, employees, and agents or anyone serving at the request of BNC as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan shall have a right to be indemnified to the full extent allowed by applicable law against liability and litigation expense arising out of such status or activities in such capacity. BNC’s amended articles of incorporation provide that, to the fullest extent provided by the North Carolina Business Corporation Act, no director or former director shall be personally liable to BNC or any of its shareholders or otherwise for monetary damages for breach of any duty as a director.

Dividends

BNC declared cash dividends of $0.05 per share of common stock in the third quarter of 2015, $0.05 per share of common stock in the first quarter of 2015, and $0.20 per share in each of 2014, 2013 and 2012. BNC intends to continue paying cash dividends, but the amount and frequency of cash dividends, if any, will be determined by BNC’s board of directors in its sole discretion after consideration of certain non-financial and financial factors including earnings, capital requirements, and the financial condition of BNC, and will depend on cash dividends paid to it by Bank of North Carolina. The ability of Bank of North Carolina to pay dividends to it is restricted by certain regulatory requirements.

Southcoast has never paid cash dividends, and it is not anticipated that Southcoast will pay cash dividends in the near future.

Accounting Treatment

The merger will be accounted for as a purchase for financial reporting and accounting purposes under generally accepted accounting principles in the United States. After the merger, the results of operations of Southcoast will be included in the consolidated financial statements of BNC. The merger consideration will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible and identified intangible assets of Southcoast acquired will be recorded as goodwill. Any identified intangible asset may be amortized by charges to operations under generally accepted accounting principles in the United States.

Regulatory Approvals

The Board of Governors of the Federal Reserve System (“the “Federal Reserve”), the Federal Deposit Insurance Corporation, the North Carolina Office of the Commissioner of Banks and the South Carolina State Board of Financial Institutions must approve the merger and the bank merger. In determining whether to grant its approval, the Federal Reserve will consider the effect of the merger on the financial and managerial resources and future prospects of the companies and banks concerned and the convenience and needs of the communities to be served. As of the date of this document, we have only received approvals of the North Carolina Office of the Commissioner of Banks and the South Carolina State Board of Financial Institutions.

The review of the merger applications by the Federal Reserve, the Federal Deposit Insurance Corporation, the North Carolina Office of the Commissioner of Banks and the South Carolina State Board of Financial Institutions will not include an evaluation of the proposed transaction from the financial perspective of the individual shareholders of Southcoast. Further, no shareholder should construe an approval of the merger application by the Federal Reserve, the Federal Deposit Insurance Corporation, the North Carolina Office of the Commissioner of Banks or the South Carolina State Board of Financial Institutions to be a recommendation that the shareholders vote to approve the proposal. Each shareholder entitled to vote should evaluate the proposal to determine the personal financial impact of the completion of the proposed transaction. Shareholders not fully knowledgeable in such matters are advised to obtain the assistance of competent professionals in evaluating all aspects of the proposal including any determination that the completion of the proposed transaction is in the best financial interest of the shareholder.

No Dissenters’ Rights in the Merger

Shareholders of a corporation that is proposing to merge or consolidate with another entity are sometimes entitled under relevant state laws to appraisal or dissenters’ rights in connection with the proposed transaction depending on the circumstances. These rights generally confer on shareholders who oppose a merger or the consideration to be received in a merger the right to receive, in lieu of the consideration being offered in the merger, the fair value for their shares as determined in a judicial appraisal proceeding.

Southcoast shareholders are not entitled to appraisal or dissenters’ rights under South Carolina law in connection with the merger because Southcoast common stock was listed on the Nasdaq Global Market on the record date for the special meeting.

Material U.S. Federal Income Tax Consequences and Opinion of Tax Counsel

Subject to the limitations, assumptions and qualifications described herein, in the opinion of each of Troutman Sanders LLP and Haynsworth Sinkler Boyd, P.A., the following discussion summarizes the anticipated material U.S. federal income tax consequences of the merger generally applicable to “U.S. holders” (as defined below) of Southcoast common stock that exchange their shares in the merger. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial authorities, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and differing interpretations. The opinions of tax counsel for each of BNC and Southcoast are filed as Exhibit 8.1 and Exhibit 8.2, respectively, to the registration statement on Form S-4 of which this document is a part.

This summary is limited to U.S. holders (as defined below) that hold their shares of Southcoast common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Furthermore, this discussion does not address all of the tax consequences that may be relevant to a particular Southcoast shareholder or to Southcoast shareholders that are subject to special rules under U.S. federal income tax laws, such as: shareholders that are not U.S. holders; financial institutions; insurance companies; mutual funds; tax-exempt organizations; S corporations or other pass-through entities (or investors in such entities); regulated investment companies; real estate investment trusts; dealers in securities or currencies; persons subject to the alternative minimum tax provisions of the Code; former citizens or residents of the United States; persons whose functional currency is not the U.S. dollar; traders in securities that elect to use a mark-to-market method of accounting; persons who (directly or through attribution) own 5% or more of the outstanding common stock of Southcoast; persons who hold Southcoast common stock as part of a straddle, hedge, constructive sale or conversion transaction; and U.S. holders who acquired their shares of Southcoast common stock through the exercise of an employee stock option or otherwise as compensation.

For purposes of this section, the term “U.S. holder” means a beneficial owner of Southcoast common stock that for United States federal income tax purposes is: a citizen or resident of the United States; a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate that is subject to U.S. federal income tax on its income regardless of its source; or a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds Southcoast common stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the merger to them.

Holders of Southcoast common stock are urged to consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of any changes in those laws.

The Merger

The merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. Consummation of the merger is conditioned upon each of BNC and Southcoast receiving a written tax opinion, dated the closing date of the merger, from their respective outside legal counsels to the effect that, based upon facts, representations and assumptions set forth in such opinions, the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. An opinion of counsel represents the counsel’s best legal judgment and is not binding on the IRS or any court, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any such opinion. In addition, if any of the representations or assumptions upon which these opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Accordingly, each Southcoast shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

Consequences to BNC and Southcoast

Each of BNC and Southcoast will be a party to the merger within the meaning of Section 368(b) of the Code, and neither BNC nor Southcoast will recognize any gain or loss as a result of the merger.

Consequences to Shareholders

Pursuant to the merger, a U.S. holder will not recognize any gain or loss in connection such U.S. holder’s exchange of all of its shares of Southcoast common stock for shares of BNC common stock, except in respect of cash received in lieu of any fractional share of BNC common stock and on any cash they may receive upon an adjustment in the merger consideration under the circumstances explained in “Proposal No. 1 — Approval of the Plan of Merger — Merger Consideration Adjustment and Termination Rights” on page 48 (as discussed below).

Cash Received in Lieu of a Fractional Share.  If a U.S. holder receives cash in the merger instead of a fractional share interest in BNC common stock, the U.S. holder will be treated as having received such fractional share in the merger, and then as having received cash in exchange for such fractional share. Gain or loss would be recognized in an amount equal to the difference between the amount of cash received and the Southcoast shareholder’s adjusted tax basis allocable to such fractional share.

Cash Received upon an Adjustment to the Merger Consideration.  If a U.S. holder receives cash in the merger in connection with an adjustment to the merger consideration under the circumstances explained in “Proposal No. 1 — Approval of the Plan of Merger — Merger Consideration Adjustment and Termination Rights” on page 48, the U.S. holder will be treated as having received cash and BNC common stock in exchange for its shares of Southcoast common stock. As such a U.S. holder will recognize gain equal to the lesser of (i) the amount of cash received by the U.S. holder (excluding any cash received in lieu of fractional shares) and (ii) the excess of the “amount realized” by the U.S. holder over the U.S. holder’s tax basis in its Southcoast common stock (generally the purchase price paid by the U.S. holder to acquire such stock). The “amount realized” by the U.S. holder will equal the sum of the fair market value of the BNC common stock and the amount of cash (excluding any cash received in lieu of fractional shares) received by the U.S. holder. Losses will not be permitted to be recognized by U.S. holders of Southcoast common stock in the merger, except in connection with the receipt of cash in lieu of fractional shares, as discussed above. Any gain recognized by a U.S. holder of Southcoast common stock generally will be long-term capital gain if, as of the effective date of the merger, the U.S. holder has held such stock for more than one year. Long term capital gains of individuals are currently eligible for reduced rates of taxation.

Tax Basis in, and Holding Period for, BNC Common Stock.  The aggregate tax basis of the BNC common stock received by a U.S. holder as a result of the merger (excluding fractional shares deemed received and redeemed as described below) will be equal to the aggregate tax basis of its Southcoast common stock surrendered, reduced by the amount of cash the U.S. holder of Southcoast common stock received (excluding any cash received in lieu of fractional shares), and increased by the amount of gain that the U.S. holder of Southcoast common stock recognizes, but excluding any gain or loss from the deemed receipt and redemption of fractional shares described above. The holding period of the BNC common stock a U.S. holder receives as a result of the exchange will include the holding period of Southcoast common stock surrendered in the merger. If a U.S. holder has differing bases or holding periods in respect of its shares of Southcoast common stock, it should consult its tax advisor with regard to identifying the bases or holding periods of the particular shares of BNC common stock received in the exchange.

Backup Withholding and Information Reporting.  A non-corporate U.S. holder may be subject under certain circumstances to information reporting and backup withholding (currently at a rate of 28%) on any cash payments received. A U.S. holder generally will not be subject to backup withholding, however, if such U.S. holder (1) furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with all the applicable requirements of the backup withholding rules; or (2) provides proof that it is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided such U.S. holder timely furnishes the required information to the IRS. U.S. holders should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability and procedure for obtaining an exemption from backup withholding.

A Southcoast shareholder who receives BNC common stock as a result of the merger will be required to retain records pertaining to the merger. Each Southcoast shareholder who is required to file a U.S. federal income tax return and who is a “significant holder” that receives BNC common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such Southcoast shareholder’s basis in the Southcoast common stock surrendered and the fair market value of the BNC common stock and cash received in the merger. A “significant holder” is a holder of Southcoast common stock who, immediately before the merger, owned at least 5% by vote or value of the outstanding stock of Southcoast or securities of Southcoast with a basis for federal income tax purposes of at least $1 million.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. SOUTHCOAST SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF NON-U.S., FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

Litigation Relating to the Merger

On October 12, 2015, a purported shareholder of Southcoast filed a class action lawsuit in the Court of Common Pleas for the Ninth Judicial District, State of South Carolina, County of Charleston, captioned Matthew Sciabucuchi v. Southcoast Financial Corporation, Case No. 2015-CP10-5500. On October 26, 2015, the lawsuit was removed to the United States District Court for the District of South Carolina and assigned Case No. 2:15-cv-04352-DCN. The Complaint names as defendants Southcoast, the current members of Southcoast’s board of directors, whom we refer to as the director defendants, and BNC. The complaint is brought on behalf of a putative class of shareholders of Southcoast common stock and seeks an order that it is properly maintainable as a class action. The complaint alleges that the director defendants breached their fiduciary duties by failing to maximize shareholder value in connection with the merger and also alleges that BNC aided and abetted those alleged breaches of fiduciary duties. The complaint further alleges that the director defendants breached their fiduciary duties to Southcoast’s shareholders by improperly securing for themselves certain benefits not shared equally by Southcoast’s shareholders and by approving certain terms and conditions in the merger agreement that may be adverse to potential alternate acquirors of Southcoast. The complaint was amended on November 11, 2015 to add disclosure claims related to the preliminary registration statement filed by BNC in connection with the merger. The complaint, as amended, seeks injunctive relief to prevent the completion of the merger or rescission of the merger and rescissory damages, an accounting to determine damages sustained by the putative class, and costs including plaintiffs’ attorneys’ and experts’ fees. On November 25, 2015, the defendants filed motions to dismiss the plaintiffs amended complaint for failure to state a claim upon which relief can be granted. The defendants’ motions remain pending. At this stage, it is not possible to predict the outcome of the proceedings or their impact on BNC, Southcoast or the merger. BNC and Southcoast believe that the claims asserted are without merit and intend to defend themselves vigorously.

Vote Required

Approval of the merger agreement requires the affirmative vote of two-thirds, or 4,735,834, of the outstanding shares of Southcoast common stock entitled to vote at the special meeting. Your failure to vote your shares (including your failure to instruct your broker, bank or other nominee to vote your shares) or your abstaining from voting will have the same effect as a vote against the merger agreement. Your broker, bank or other nominee is not permitted to vote your shares with respect to the merger agreement without receiving instructions from you.

Board of Directors’ Recommendation

The Southcoast board of directors has unanimously adopted and approved the merger agreement and unanimously recommends that Southcoast shareholders vote “FOR” approval of the merger agreement. Proxies solicited by Southcoast’s board of directors will be voted “FOR” this proposal unless otherwise instructed on the proxy card.

PROPOSAL NO. 2 — NON-BINDING ADVISORY VOTE ON
MERGER-RELATED COMPENSATION

Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Securities Exchange Act of 1934 (the “Exchange Act”) require that Southcoast seek a non-binding advisory vote from its shareholders to approve certain compensation that its named executive officers will receive from Southcoast and Southcoast Community Bank in connection with the merger.

Southcoast is presenting this proposal, which gives Southcoast shareholders the opportunity to express their views on such merger-related compensation by voting for or against the following resolution:

“RESOLVED, that the compensation that may become payable to Southcoast’s named executive officers by Southcoast and Southcoast Community Bank in connection with the completion of the merger, as disclosed in the section captioned “Proposal No. 1 — Approval of the Plan of Merger — Interests of Directors and Officers of Southcoast in the Merger” and the related tables and narrative, is hereby approved.”

The proposal to approve the compensation that will become payable to Southcoast’s named executive officers in connection with the merger is advisory and non-binding on Southcoast, BNC and their respective boards of directors, and is not a condition to completion of the merger. Therefore, if the merger is approved by the Southcoast shareholders and completed, the merger-related compensation will be paid whether or not Southcoast’s shareholders vote to approve the compensation.

Vote Required and Effect of Vote

If the votes cast in favor of the proposal exceed the votes cast against the proposal, the proposal will be deemed to have been approved by Southcoast’s shareholders, though, as noted above, it will not be binding on Southcoast, BNC or their respective boards of directors. Abstentions and broker non-votes will have no effect on the results. Your broker, bank or other nominee is not permitted to vote your shares with respect to this proposal without receiving instructions from you.

Board of Directors’ Recommendation

The Southcoast board of directors unanimously recommends that shareholders approve the merger-related compensation arrangements described in this document by voting “FOR” the above proposal. Proxies solicited by Southcoast’s board of directors will be voted “FOR” this proposal unless otherwise instructed on the proxy card.

INFORMATION ABOUT BNC BANCORP

General

Financial and other information about BNC is set forth on BNC’s Form 10-K for the year ended December 31, 2014 (which includes certain provisions of BNC’s Proxy Statement for its 2015 Annual Meeting), and the quarterly report on Form 10-Q for the quarter ended September 30, 2015, which is incorporated herein by reference.

Securities

The following is a brief description of the terms of BNC’s capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the North Carolina Business Corporation Act, federal law, BNC’s amended articles of incorporation, and BNC’s amended and restated bylaws. Copies of the amended articles of incorporation and amended and restated bylaws have been filed with the SEC and are also available upon request from BNC.

Common Stock — General

BNC’s amended articles of incorporation authorize the issuance of 80,000,000 shares of common stock, no par value per share. The common stock consists of two classes, of which 60,000,000 shares are designated as voting common stock, referred to in this section as the common stock, and 20,000,000 shares are designated as non-voting common stock, referred to in this section as the non-voting common stock. As of December 22, 2015, there were 35,951,551 shares of voting common stock issued and outstanding, held of record by approximately 3,381 shareholders, and 4,820,844 shares of non-voting common stock issued and outstanding, held of record by one shareholder. In addition, as of December 22, 2015, there were 168,898 outstanding exercisable options and other rights to purchase or acquire its shares within 60 days for 168,898 additional shares of BNC common stock.

BNC’s voting common stock is listed and traded on the Nasdaq Capital Market under the symbol “BNCN.” BNC’s non-voting common stock is not listed on any exchange, and BNC does not intend to list it. Outstanding shares of BNC’s common stock and non-voting common stock are validly issued, fully paid and non-assessable. Except for voting privileges, the non-voting common stock carries the same rights and privileges as common stock (including in respect of dividends and in respect of distributions upon BNC’s dissolution, liquidation or winding up) and will be treated the same as common stock (including in any merger, consolidation, share exchange or other similar transaction).

Voting Common Stock

BNC’s common stock does not have preemptive rights, redemption rights, conversion rights, sinking fund or redemption provisions.

Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Shareholders are not entitled to cumulate their votes for the election of directors. Directors are elected by a plurality of the votes cast. At all times that the number of directors is less than nine, each director is elected to a term ending as of the next succeeding annual meeting or until his or her earlier death, resignation, retirement, removal or disqualification or until his or her successor is elected and qualified. Otherwise, at all times that the number of directors is nine or more, the amended articles of incorporation and the amended and restated bylaws provide that the BNC board of directors is divided into three classes, with each class to be as nearly equal in number as possible, and directors in each class are to serve three-year terms in office. BNC has more than nine directors and therefore currently has a classified board of directors.

In the event of BNC’s liquidation, dissolution or winding up, holders of BNC common stock are entitled to share ratably, along with holders of its non-voting common stock, in all of BNC’s assets remaining after payment of liabilities, including but not limited to BNC’s outstanding subordinated debentures, and the liquidation preference of any then outstanding preferred stock. Because BNC is a bank holding company, BNC’s rights and the rights of BNC’s creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of BNC’s subsidiary’s creditors, except to the extent that BNC may itself be a creditor with recognized claims against its subsidiary.

Holders of BNC’s common stock are entitled to receive ratably such dividends as may be declared by the BNC board of directors out of legally available funds. The ability of the BNC board of directors to declare and pay dividends on BNC’s common stock is subject to the terms of applicable North Carolina law, and banking regulations, as described in BNC’s periodic reports. BNC’s principal source of income is dividends that are declared and paid by Bank of North Carolina on its capital stock. Therefore, the ability of BNC to pay dividends is dependent upon the receipt of dividends from Bank of North Carolina. North Carolina commercial banks, such as Bank of North Carolina, are subject to legal limitations on the amounts of dividends they are permitted to pay.

The transfer agent and registrar for BNC’s common stock is Computershare, located in Cranford, New Jersey.

Non-Voting Common Stock

BNC’s non-voting common stock does not have preemptive rights, redemption rights, sinking fund or redemption provisions but does possess conversion rights. Any holder of non-voting common stock may convert any number of shares of non-voting common stock into an equal number of shares of common stock at the option of the holder; provided, however, that each share of non-voting common stock is not convertible at the election of the initial holder or any affiliate thereof and may only be converted in connection with or after a transfer to a third party unaffiliated with such initial holder. The non-voting common stock may only be transferred through one or more of the following alternatives: (i) to an affiliate of the holder or to BNC; (ii) in a widely distributed public offering of common stock; (iii) in a transfer that is part of a private placement of common stock in which no one transferee (or group of associated transferees) acquires the rights to purchase in excess of 2% of BNC’s voting securities then outstanding (including pursuant to a related series of transfers); (iv) in a transfer of common stock to an underwriter for the purpose of conducting a widely distributed public offering; or (v) in a transaction approved by the Federal Reserve or if the Federal Reserve is not the relevant regulatory authority, any other regulatory authority with the relevant jurisdiction.

The holders of BNC’s non-voting common stock do not have any voting power and are not entitled to vote on any matter except as otherwise required by law. Notwithstanding the foregoing, and in addition to any other vote required by applicable law, the affirmative vote of a majority of the outstanding shares of non-voting common stock, voting separately as a class, shall be required to amend, alter or repeal (including by merger, consolidation or otherwise) any provision of BNC’s amended articles of incorporation that adversely affects the powers, preferences or rights of the non-voting common stock in a manner that is materially adverse from the effect of such amendment, alteration or repeal on the voting common stock.

In the event of BNC’s liquidation, dissolution or winding up, holders of non-voting common stock are entitled to share ratably, along with holders of its voting common stock, in all of BNC’s assets remaining after payment of liabilities, including but not limited to BNC’s outstanding subordinated debentures, and the liquidation preference of any then outstanding preferred stock. Because BNC is a bank holding company, BNC’s rights and the rights of BNC’s creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of BNC’s subsidiary’s creditors, except to the extent that BNC may be a creditor with recognized claims against BNC’s subsidiary.

Holders of BNC’s non-voting common stock are entitled to receive ratably such dividends as may be declared by BNC’s board of directors out of legally available funds. The ability of BNC’s board of directors to declare and pay dividends on the non-voting common stock is subject to the terms of applicable North Carolina law, and banking regulations, as described in BNC’s periodic reports. BNC’s principal source of income is dividends that are declared and paid by Bank of North Carolina on its capital stock. Therefore, BNC’s ability to pay dividends is dependent upon the receipt of dividends from Bank of North Carolina. North Carolina commercial banks, such as Bank of North Carolina, are subject to legal limitations on the amounts of dividends they are permitted to pay.

BNC is the transfer agent and registrar for BNC’s non-voting common stock.

Preferred Stock

BNC’s amended articles of incorporation authorize the issuance of 20,000,000 shares of preferred stock, no par value per share. As of December 22, 2015, no shares of BNC’s preferred stock were issued and outstanding. BNC’s amended articles of incorporation, subject to certain limitations, authorize the BNC board of directors from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the voting powers, designations, preferences, limitations and other rights of the shares.

Certain Restrictions in the Amended Articles of Incorporation Having Potential Anti-Takeover Effect

The amended articles of incorporation require the affirmative vote of at least 75% of the outstanding shares entitled to vote to approve a merger or other business combination, unless the transaction is approved, prior to consummation, by the vote of at least 75% of the members of Whole Board of Directors (as defined in the amended articles of incorporation) or, in the case of a merger or combination proposed by a Related Person (as defined in the amended articles of incorporation), 75% of the Continuing Directors (as defined in the amended articles of incorporation). “Continuing Director” generally includes any member of the BNC board of directors who is not affiliated with any individual, partnership, trust or other person or entity (or the affiliates and associates of such person or entity) which as of the date of its offer is a beneficial owner of 10% or more of BNC’s outstanding voting shares, and who was a member of the board of directors prior to the time at which the Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with the Related Person and is recommended to succeed a Continuing Director by a majority of the Continuing Directors. This provision could tend to make the acquisition of BNC more difficult to accomplish without the cooperation or favorable recommendation of the BNC board of directors. When evaluating such business combinations, the BNC board of directors will consider all relevant factors, including: (i) the social and economic effects of acceptance of such an offer on BNC’s and its subsidiaries, depositors, borrowers, other customers, employees, and creditors, and on the communities in which BNC and Bank of North Carolina operate or are located; (ii) BNC’s ability and that of Bank of North Carolina to fulfill the objectives of a bank and/or bank holding company, as applicable, and of commercial banking entities, as applicable, under applicable federal and state statutes and regulations; (iii) the business and financial condition and prospects and earnings prospects of the person or group proposing the combination, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the combination, and other likely financial obligations of such person or group, and the possible effect of such conditions and prospects upon BNC and Bank of North Carolina and the communities in which BNC and Bank of North Carolina are located; (iv) the competence, experience, and integrity of the person or group proposing the combination and its or their management; and (v) the prospects for successful conclusion of the proposed combination. Any amendment, change or repeal of this provision of BNC’s amended articles of incorporation would require the same super-majority vote as set forth above for approval of a merger or other business combination.

As noted above, the amended articles of incorporation, subject to certain limitations, authorize the BNC board of directors, from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. As a result of its discretion with respect to the creation and issuance of preferred stock without shareholder approval, the BNC board of directors could adversely affect the voting power of the holders of common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of BNC.

As more particularly described above under “Differences in Legal Rights between Shareholders of Southcoast and BNC,” BNC’s amended articles of incorporation and bylaws contain protective provisions that would have the effect of impeding an attempt to change or remove BNC’s management or to gain control of BNC in a transaction not supported by its board of directors.

INFORMATION ABOUT SOUTHCOAST FINANCIAL CORPORATION

Financial and other information about Southcoast is set forth in Southcoast’s Form 10-K for the year ended December 31, 2014 and the quarterly report on Form 10-Q for the quarter ended September 30, 2015, which is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners

As of December 22, 2015, the following persons were known to Southcoast to be beneficial owners of more than 5% of Southcoast’s common stock. This information was obtained from a Schedule 13G filed with the SEC by the entity named below, and Southcoast has not independently verified it.

Name and Address of Beneficial Owner	Amount and Nature Of Beneficial Ownership	% of Class
Context BH Capital Management, LP(1) 401 City Avenue, Suite 815 Bala Cynwyd, PA 19004	357,280	5.02%

(1)	In its Schedule 13G, Context BH Capital Management, LP reported sole voting and dispositive power with respect to all of these shares.

Security Ownership of Southcoast Management

The table below shows at December 22, 2015, the number and percentage of shares of Southcoast common stock owned by each of Southcoast’s directors, director nominees and executive officers.

Name	Amount and Nature Of Beneficial Ownership	% of Class
Tommy B. Baker	164,838	2.32%
William A. Coates	134,483	1.90%
Stephen F. Hutchinson	33,913	*
L. Wayne Pearson(1)	307,219	4.32%
Robert M. Scott	135,933	1.92%
James P. Smith(2)	119,815	1.69%
Robert A. Daniel, Jr.	77,182	1.09%
William C. Heslop	20,472	*
William B. Seabrook	78,325	1.10%
William R. Billings	84,940	1.20%
All Directors and executive officers as a group (10 persons)	1,157,120	16.29%

*	Less than one percent.

Except as noted, to the knowledge of Southcoast’s management, all shares are owned directly with sole voting power.

(1)	Does not include 51,803 shares owned by Mr. Pearson’s wife, as to which he disclaims beneficial ownership.
(2)	Of the total shares reported, 33,715 are pledged as collateral.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Interests of executive officers and directors of Southcoast in the proposed merger are discussed above under the heading “Proposal No. 1 — Approval of the Plan of Merger — Interests of the Directors and Officers of Southcoast in the Merger”, at page 55.

PROPOSAL NO. 3 — ADJOURNMENT OR POSTPONEMENT OF THE MEETING

If Southcoast does not receive a sufficient number of votes to constitute a quorum or approve the merger agreement, it may propose to adjourn or postpone the special meeting for the purpose of soliciting additional proxies to establish a quorum or approve the merger agreement. Southcoast does not currently intend to propose adjournment or postponement at the special meeting if there are sufficient votes to approve the merger agreement.

Vote Required

Approval of the proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal.

Abstentions and broker non-votes will have no effect on the results. Your broker, bank or other nominee is not permitted to vote your shares with respect to this proposal without receiving instructions from you.

Board of Directors’ Recommendation

The Southcoast board of directors unanimously recommends that shareholders vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement. Proxies solicited by Southcoast’s board of directors will be voted “FOR” this proposal unless otherwise instructed on the proxy card.

LEGAL MATTERS

Troutman Sanders LLP and Haynsworth Sinkler Boyd, P.A. will deliver at the effective time their opinions to BNC and Southcoast, respectively, as to certain United States federal income tax consequences of the merger. Please see the section entitled “Material United States Federal Income Tax Consequences of the Merger.” Troutman Sanders LLP, counsel to BNC, has provided an opinion as to the legality of the BNC common stock to be issued in connection with the merger.

EXPERTS

The consolidated financial statements of BNC and its subsidiaries as of December 31, 2014 and 2013, and for the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in these materials by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of Cherry Bekaert LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Southcoast and its subsidiaries as of December 31, 2014 and 2013, and for the years then ended, incorporated in these materials by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of Crowe Horwath LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.

OTHER MATTERS

As of the date of this document, management of Southcoast knows of no other matters which may be brought before the special shareholders’ meeting other than as described in this document. However, if any other matter should properly come before the special meeting, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting.

ANNUAL REPORT TO SHAREHOLDERS

Southcoast has previously mailed you a copy of the Southcoast Annual Report to Shareholders for the fiscal year ended December 31, 2014, which includes financial statements. The Annual Report to Shareholders does not form any part of the material for the solicitation of proxies.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS’ MEETING TO BE HELD ON JANUARY 29, 2016

Southcoast’s 2014 Annual Report and Proxy Statement for the special meeting of shareholders are available via the Internet at: http://www.snl.com/irweblinkx/corporateprofile.aspx?iid=4047639.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

You may obtain copies of Southcoast’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2014, free of charge by requesting such form in writing from L. Wayne Pearson, President, Southcoast Community Bank, Post Office Box 1561, Mt. Pleasant, South Carolina 29465. You may also download copies from the Securities and Exchange Commission website at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows BNC and Southcoast to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the SEC by BNC, except to the extent that any information in such filings is deemed “furnished” in accordance with SEC rules:

•	BNC’s Form 10-K for the fiscal year ended December 31, 2014 (which incorporates by reference certain portions of BNC’s Proxy Statement for the 2015 Annual Meeting);
•	BNC’s Forms 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015;
•	BNC’s Forms 8-K filed January 27, 2015, February 11, 2015, April 23, 2015, May 29, 2015, June 1, 2015, July 1, 2015, July 28, 2015, August 14, 2015, September 15, 2015, October 20, 2015, October 21, 2015, October 27, 2015, November 16, 2015, and November 17, 2015; and
•	All other reports filed by BNC pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2014 and prior to the date of the special meeting of the Southcoast shareholders.

A description of BNC’s capital stock can be found herein under “Information About BNC Bancorp — Securities.”

This document also incorporates by reference the following documents that have previously been filed with the SEC by Southcoast, except to the extent that any information in such filings is deemed “furnished” in accordance with SEC rules:

•	Southcoast’s Form 10-K for the fiscal year ended December 31, 2014;
•	Southcoast’s Proxy statement for its 2015 Annual Meeting of Shareholders;
•	Southcoast’s Forms 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015;
•	Southcoast’s Forms 8-K filed February 13, 2015, April 20, 2015, July 13, 2015, August 17, 2015, and November 5, 2015, and December 18, 2015; and
•	All other reports filed by Southcoast pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2014 and prior to the date of the special meeting of the Southcoast shareholders.

In addition, BNC and Southcoast are incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the special meeting of the Southcoast shareholders, provided, however, that BNC and Southcoast are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

Both BNC and Southcoast file annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials BNC or Southcoast file with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information.”

All information concerning BNC and its subsidiaries has been furnished by BNC, and all information concerning Southcoast and its subsidiaries has been furnished by Southcoast. You should rely only on the information contained or incorporated by reference in these materials in making a decision to vote on the merger agreement. No person has been authorized to provide you with information that is different from that contained in these materials.

These materials are dated December 23, 2015. You should not assume that the information contained in these materials is accurate as of any date other than such date, and neither the mailing of these materials to shareholders nor the issuance of BNC common stock in the merger shall create any implication to the contrary.

These materials do not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of these materials nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of BNC or Southcoast since the date hereof, or that the information herein is correct as of any time subsequent to its date.

Appendix A

AGREEMENT AND PLAN OF MERGER

by and between

SOUTHCOAST FINANCIAL CORPORATION

and

BNC BANCORP

August 14, 2015

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 14th day of August, 2015, by and between SOUTHCOAST FINANCIAL CORPORATION, a South Carolina corporation (“Southcoast” and, unless the context otherwise requires, the term “Southcoast” shall include Southcoast and its wholly-owned subsidiary bank, SOUTHCOAST COMMUNITY BANK, a South Carolina bank with its main office in Mt. Pleasant, South Carolina (the “Bank”)), and BNC BANCORP, a North Carolina corporation (“ BNC”).

WHEREAS, the respective boards of directors of Southcoast and BNC deem it advisable and in the best interests of each such entity and their respective shareholders that Southcoast merge with and into BNC (the “Merger”), with BNC being the surviving corporation;

WHEREAS, the respective boards of directors of Southcoast and BNC deem it advisable and in the best interests of each such entity and their respective shareholders that the Bank merge with and into BNC’s North Carolina bank subsidiary, Bank of North Carolina (“Bank of NC”), with Bank of NC being the surviving bank (the “Bank Merger”), all upon the terms hereinafter set forth and as set forth in the Agreement and Plan of Merger attached hereto as Exhibit A and incorporated herein by reference (the “Bank Merger Agreement”);

WHEREAS, the boards of directors of the respective entities believe that the merger of Southcoast and BNC and their subsidiary banks and the operating effectiveness and synergies produced thereby will enhance and strengthen the franchises and future prospects of both companies and each of the banks; and

WHEREAS, BNC and Southcoast intend, (i) for federal income tax purposes, that the Merger qualifies as a “reorganization” described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the regulations promulgated under the Code; and (iii) that BNC and Southcoast will each be a “party to the reorganization” within the meaning of Section 368(a) of the Code;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
MERGER

1.1 The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, Southcoast shall merge with and into BNC in accordance with Section 33-11-106 of the South Carolina Business Corporation Act and Section 55-11-106 of the North Carolina Business Corporation Act (the “North Carolina Code”). Upon consummation of the Merger, the separate corporate existence of Southcoast (sometimes referred to as the “Merged Corporation”) shall cease and BNC shall survive and continue to exist as a corporation incorporated under the North Carolina Code (BNC, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Corporation”) and shall continue under the name “BNC Bancorp.” The Surviving Corporation shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Merged Corporation and the Surviving Corporation; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Merged Corporation and the Surviving Corporation shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed, and the title to any real estate or any interest therein, vested in either of the Merged Corporation or the Surviving Corporation shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Merged Corporation and the Surviving Corporation; and any claim existing or action or proceeding, civil or criminal, pending by or against either of the Merged Corporation or the Surviving Corporation may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place, and any judgment rendered against either of the Merged Corporation or the Surviving Corporation may thenceforth be enforced against the Surviving Corporation; and neither the rights of creditors nor any liens upon the property of either of the Merged

Corporation or the Surviving Corporation shall be impaired by the Merger. The “Effective Time” shall mean the date and time at which the Merger shall be effective upon the approval of this Agreement by the shareholders of the Merged Corporation and the filing of the articles of merger (the “Articles of Merger”) with the North Carolina Secretary of State and South Carolina Secretary of State pursuant to Section 1.3.

1.2 Merger Consideration.  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of BNC, Southcoast or the shareholders of either of the foregoing:

(a) Each share of BNC’s common stock, no par value per share, (“BNC Stock”) that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) The holders of common stock, no par value per share, of Southcoast (“Southcoast Stock”) shall receive, in exchange for each outstanding share of Southcoast Stock, the following: a number of shares of BNC Stock based on the BNC VWAP (as defined below) (individually, the “Per Share Purchase Price” and collectively, the “Merger Consideration”). Subject to any adjustments occurring after the date hereof as contemplated by Section 1.2(c) below, in the event that the BNC VWAP is:

(i) equal to or greater than $22.00, then the Merger Consideration shall equal 0.6068 shares of BNC Stock;

(ii) less than $22.00 but greater than $19.00, then the Merger Consideration shall equal the number of shares of BNC Stock determined by dividing $13.35 by the BNC VWAP); or

(iii) equal to or less than $19.00, then the Merger Consideration shall equal 0.7026 shares of BNC Stock (such ratio in any of (i), (ii) or (iii), the “Exchange Ratio”).

For purposes of this Agreement, “BNC VWAP” means the volume weighted average price of a share of BNC Stock for a twenty (20) trading day period, starting with the opening of trading on the twentieth (20th) trading day prior to the Effective Date and ending with the closing of trading on the last trading day prior to the Effective Date, as reported by Bloomberg Financial L.P.

(c) If either party should change the number of its outstanding shares as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to such shares prior to the Effective Time, then the shares to be issued hereunder to holders of Southcoast Stock shall be proportionately and appropriately adjusted; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to the BNC Stock if (i) BNC issues additional shares of BNC Stock and receives consideration for such shares in a bona fide merger, acquisition or other business combination or any other third party transaction, or (ii) BNC issues stock options, restricted stock or restricted stock units or grants or similar equity awards or BNC Stock upon exercise or vesting of any such grants or awards.

(d) No scrip or fractional share certificates of BNC Stock shall be issued in connection with the Merger and an outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends or to have any of the rights of a shareholder with respect to such fractional interest. In lieu of any fractional interest, there shall be paid in cash, without interest, an amount (computed to the nearest cent) equal to such fraction multiplied by the BNC VWAP.

(e) As soon as practicable after the Effective Time, each holder as of the Effective Time of any of the shares of Southcoast Stock to be converted as above provided, upon presentation and surrender of the certificates for such shares to BNC, shall be entitled to receive in exchange therefor the number of uncertificated, book-entry shares of BNC Stock pursuant to Section 55-6-26 of the North Carolina Code to which such shareholder shall be entitled according to the terms of this Agreement. Until such surrender, each outstanding share of Southcoast Stock which prior to the Effective Time represented Southcoast Stock shall be deemed for all corporate purposes to evidence ownership of the number of shares of BNC Stock into which the same shall have been converted, and the right to receive payment for fractional shares.

(f) No dividends or other distributions with respect to BNC Stock shall be paid to the holder of any unsurrendered Southcoast Stock with respect to the shares of BNC Stock represented thereby, in each case unless and until the surrender of each outstanding share of such Southcoast Stock in accordance with this Section 1.2. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such share of such Southcoast Stock in accordance with this Section 1.2, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of BNC Stock represented by such Southcoast Stock and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of BNC Stock represented by such Southcoast Stock with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the BNC Stock issuable with respect to such Southcoast Stock.

(g) Any shares of BNC Stock that remain unclaimed by the shareholders of Southcoast will be provided to the appropriate public official pursuant to applicable abandoned property, escheat or similar laws when and as required by applicable law, and BNC shall not be liable to any former holder of shares of Southcoast Stock for any amount so delivered.

(h) If any Southcoast Stock certificate shall have been lost, stolen or destroyed, BNC may, in its reasonable discretion and as a condition precedent to the issuance of any BNC Stock, require the owner of such lost, stolen or destroyed Southcoast Stock certificate to provide a bond and an appropriate affidavit and indemnity agreement (reasonably satisfactory to BNC) as indemnification against any claim that may be made against BNC with respect to such Southcoast Stock certificate.

(i) BNC or its paying agent shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any individual or entity (a “Person”) such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code. To the extent that amounts are so withheld and remitted to the appropriate governmental authority by or on behalf of BNC, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by BNC.

1.3 Closing.  The transactions contemplated herein shall be consummated (the “Closing”) at the offices of Troutman Sanders LLP, 600 Peachtree Street NE, Suite 5200, Atlanta, Georgia, 30308, on the first business day of the month that begins immediately following the satisfaction or waiver in accordance with this Agreement of all of the conditions set forth in Articles VI, VII and VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the fulfillment or waiver of those conditions) (the “Closing Date”), or at such other time, date and place as may be mutually agreed to in writing by the parties hereto. On the Closing Date, BNC shall file the Articles of Merger with the North Carolina Secretary of State and the South Carolina Secretary of State.

1.4 Articles of Incorporation and Bylaws of the Surviving Corporation.  The Articles of Incorporation of BNC, as heretofore amended, shall at the Effective Time be the Articles of Incorporation of the Surviving Corporation. Until altered, amended or repealed, as therein provided, the Amended and Restated Bylaws of BNC, as heretofore amended, as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation.

1.5 Directors of Surviving Corporation.  The directors of the Surviving Corporation immediately after the Merger shall be the directors of BNC in office immediately prior to the Effective Time.

1.6 Bank Merger.  Concurrently with the execution and delivery of this Agreement, Bank of NC and the Bank shall enter into the Bank Merger Agreement, pursuant to which the Bank will merge with and into Bank of NC. The Bank Merger shall not occur prior to the Effective Time.

1.7 Additional Actions.  If, at any time after the Effective Time, BNC shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in BNC its right, title or interest in, to or under any of the rights, properties or assets of Southcoast, or (ii) otherwise carry out the purposes of this Agreement,

Southcoast and its officers and directors shall be deemed to have granted to BNC an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in BNC its right, title or interest in, to or under any of the rights, properties or assets of Southcoast, or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of BNC are authorized in the name of Southcoast or otherwise to take any and all such action.

ARTICLE II
OTHER AGREEMENTS

2.1 Registration and Listing of BNC Stock.

(a) BNC agrees to file with the Securities and Exchange Commission (the “SEC”) as soon as reasonably practicable a registration statement (the “BNC Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), on Form S-4 or some other appropriate form covering the issuance of the shares of BNC Stock to the shareholders of Southcoast pursuant to this Agreement and to use its commercially reasonable efforts to cause the BNC Registration Statement to become effective and to remain effective through the Effective Time. BNC agrees to take any action required to be taken under the applicable state securities laws in connection with the issuance of shares of BNC Stock upon consummation of the Merger. Southcoast agrees to provide BNC reasonable assistance as necessary in the preparation of the BNC Registration Statement, including, without limitation, providing BNC with all material facts regarding the operations, business, assets, liabilities and personnel of Southcoast, together with the audited financial statements of Southcoast, all as and to the extent required by the 1933 Act and the rules, regulations and practices of the SEC, for inclusion in the BNC Registration Statement. The BNC Registration Statement shall not cover resales of BNC Stock by any of the shareholders of Southcoast, and BNC shall have no obligation to cause the BNC Registration Statement to continue to be effective after the Effective Time or to prepare or file any post-effective amendments to the BNC Registration Statement after the Effective Time.

(b) BNC agrees to list on the NASDAQ Capital Market, by the Closing Date, the shares of BNC Stock to be issued to the shareholders of Southcoast pursuant to this Agreement.

2.2 Meeting of Southcoast Shareholders.  Southcoast shall call a special meeting of its shareholders (the “Special Meeting”) to be held not more than forty-five (45) days after the BNC Registration Statement becomes effective under the 1933 Act for the purpose of submitting the Merger and this Agreement to such shareholders for their approval. In connection with the Special Meeting, BNC and Southcoast shall together prepare and submit to the Southcoast shareholders a notice of meeting, proxy statement and proxy (the “Southcoast Proxy Materials ”), which shall include the final prospectus from the BNC Registration Statement in the form filed with the SEC.

2.3 Access to Properties, Books, Etc.  Each party shall allow the other party and its authorized representatives full access, upon reasonable prior notice, during normal business hours from and after the date hereof and prior to the Closing Date to all of such party’s properties, books, contracts, commitments and records and those of its subsidiaries and shall furnish the other party and its authorized representatives such information concerning its affairs and the affairs of its subsidiaries as the other party may reasonably request provided that such request shall be reasonably related to the transactions contemplated by this Agreement and shall not interfere unreasonably with normal operations. Each party shall cause its and its subsidiaries’ personnel, employees and other representatives to assist such other party in making any such investigation. During such investigation, each party and its authorized representatives shall have the right to make copies of such records, files, tax returns and other materials as it may deem advisable and shall advise the other party of those items of which copies are made. No investigation made heretofore or hereafter by either party and its authorized representatives shall affect the representations and warranties of either such party hereunder.

2.4 Confidentiality.  Prior to consummation of the Merger, the parties to this Agreement have provided and will provide one another with information which may be deemed by the party providing the information to be confidential, including, without limitation, information regarding such party’s operations, customers (including consumer financial information), business and financial condition. Each party agrees that it will hold confidential and protect all information provided to it by each other party or such party’s affiliates or representatives, except that the obligations contained in this Section 2.4 shall not in any way restrict the rights of any party to use information that: (a) was known to such party prior to the disclosure by the other party; (b) is or becomes generally available to the public other than by breach of this Agreement; (c) is provided by one party for disclosure concerning such party in the BNC Registration Statement; or (d) otherwise becomes lawfully available to a party to this Agreement on a non-confidential basis from a third party who is not under an obligation of confidence to the other party to this Agreement. If this Agreement is terminated prior to the Closing, upon request each party hereto agrees to return all documents, statements and other written materials, whether or not confidential, and all copies thereof, provided to it by or on behalf of the other party to this Agreement. The provisions of this Section 2.4 shall survive termination, for any reason whatsoever, of this Agreement, and, without limiting the remedies of the parties hereto in the event of any breach of this Section 2.4, the parties hereto will be entitled to seek injunctive relief against the other party in the event of a breach or threatened breach of this Section 2.4.

2.5 Cooperation.  Subject to the terms and conditions of this Agreement, the parties hereto shall use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with each other to that end.

2.6 Expenses.  All of the expenses incurred by BNC in connection with the authorization, preparation, execution and performance of this Agreement and the Bank Merger Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing the BNC Registration Statement and all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby, (the “BNC Expenses”) shall be paid by BNC. All expenses incurred by Southcoast in connection with the authorization, preparation, execution and performance of this Agreement and the Bank Merger Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants in connection with all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby and the cost of reproducing and mailing the Southcoast Proxy Materials (the “Southcoast Expenses”), shall be paid by Southcoast.

2.7 Preservation of Goodwill.  Each party hereto shall use its commercially reasonable efforts to preserve its business organization and the business organizations of its subsidiaries, to keep available the services of its present employees and of the present employees of its subsidiaries, and to preserve the goodwill of customers and others having business relations with such party or its subsidiaries.

2.8 Approvals and Consents.  Each party hereto represents and warrants to and covenants with the other that it will use its commercially reasonable efforts, and will cause its officers, directors, employees and agents and its subsidiaries and any subsidiary’s officers, directors, employees and agents to use their commercially reasonable efforts, to obtain as soon as is reasonably practicable all approvals and consents of state and federal departments or agencies required or deemed necessary for consummation of the transactions contemplated by this Agreement.

2.9 Agreements by Directors and Shareholders.  The directors of Southcoast will, contemporaneously with the execution of this Agreement, execute and deliver to BNC an agreement, the form of which is attached hereto as Exhibit B.

2.10 Press Releases.  Prior to the Closing Date, BNC and Southcoast shall each approve the form, substance and timing of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 2.10 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by law.

2.11 Employee Benefits.

(a) Following the Closing Date, BNC shall provide generally to employees of Southcoast who continue employment with BNC (“Southcoast Continuing Employees”) medical, dental, vacation and long-term disability benefits, medical and dependent care flexible spending accounts and life insurance (collectively, “Employee Benefits”), on terms and conditions consistent with those then currently provided by BNC to its other similarly-situated employees. For purposes of eligibility to participate and any vesting or benefits determinations (but not benefit accruals) in connection with the provision of any such Employee Benefits by BNC to the Southcoast Continuing Employees, service with Southcoast prior to the Closing Date shall be counted to the extent such service was counted under the similar plan of Southcoast. The Southcoast Continuing Employees’ prior service with Southcoast shall also be credited for purposes of all waiting periods for participation in any of such Employee Benefits to the extent such service was counted under the similar plan of Southcoast. BNC shall also waive all restrictions and limitations for preexisting conditions under BNC’s Employee Benefit plans, to the extent such restrictions or limitations would not apply to the Southcoast Continuing Employees under the similar plan of Southcoast. Payments made by Southcoast Continuing Employees under the similar plan of Southcoast shall count for purposes of determining whether such Southcoast Continuing Employees have met any applicable deductibles under any Employee Benefit plans. Southcoast Continuing Employees with balances remaining in the Southcoast Reserve Sick Bank (RSB) Plan shall be allowed to rollover days up to the limit allowed and as governed by the BNC ETO Policy.

(b) Subject to applicable legal requirements, BNC and Southcoast shall take such other actions prior to the Closing Date as may be reasonably necessary to enable the employees of Southcoast after the Closing Date to transfer the amount credited to their accounts under the Southcoast Community Bank 401(k) Plan (the “Southcoast 401(k) Plan”) through a rollover contribution into either the Bank of North Carolina 401(k) Plan (the “BNC 401(k) Plan”), if such employees are Southcoast Continuing Employees, or a separate third party individual retirement account, or to take a cash distribution from the Southcoast 401(k) Plan, provided, that (i) Southcoast’s Board of Directors shall adopt resolutions to terminate the Southcoast 401(k) Plan as of the last payroll date ending prior to the Closing Date, and (ii) the foregoing shall be subject to the receipt of a final favorable IRS determination letter (or prototype sponsor letter) with respect to the Southcoast 401(k) Plan to the extent reasonably required by BNC. For purposes of any vesting determinations (but not benefit accruals) in connection with the BNC 401(k) Plan, service with Southcoast prior to the Closing Date shall be counted to the extent such service was counted under the Southcoast 401(k) Plan. For purposes of eligibility to participate in any matching contribution under the BNC 401(k) Plan, Southcoast Continuing Employees shall be eligible on terms and conditions consistent with those then currently provided by BNC to its other similarly-situated employees based on their employment date with BNC. Prior to the Closing Date Southcoast shall make any necessary employer contributions to the Southcoast 401(k) Plan due such Southcoast Continuing Employees for compensation paid by Southcoast prior to termination of the Southcoast 401(k) Plan. Southcoast shall take such actions prior to the Closing Date, as directed by BNC and as reasonably necessary, to (i) correct or remedy any Southcoast Plan that is not in compliance with the provisions of ERISA, the Code or other applicable law, (ii) bring any Southcoast Plan that is subject to Section 409A of the Code and not in compliance therewith into compliance, and (iii) ensure that there are no “excess parachute payments” within the meaning of Section 280G(b) of the Code being made in connection with the consummation of the transactions that are the subject of this Agreement or any events related thereto.

2.12 Severance and Conversion Bonus Plan.

(a) BNC agrees that it shall provide a severance package for all Southcoast Continuing Employees with a minimum employment period with Southcoast of twelve (12) weeks and who are not retained by BNC following the Closing Date, or who are otherwise displaced by BNC following the Closing Date. Such severance package will be in accordance with BNC’s existing policies and practices as they apply to similarly-situated employees of BNC; provided, however, such severance package shall not include the cost of continuing healthcare coverage.

(b) To facilitate the successful integration of Southcoast into BNC and the conversion of the systems of Southcoast and BNC, BNC shall establish a stay bonus/conversion bonus plan pursuant to which displaced Southcoast employees that remain employed by BNC through the conversion of the systems of Southcoast and BNC receive an additional payment equal to a minimum of six (6) weeks of salary.

2.13 Directors’ and Officers’ Tail Coverage.  Prior to the Closing Date, BNC shall have, at BNC’s expense, amended, modified or obtained directors’ and officers’ liability insurance (either through its existing directors’ and officers’ liability insurance policies or under Southcoast’s existing directors’ and officers’ liability insurance policies, in which event Southcoast will designate BNC’s insurance broker as Southcoast’s broker-of-record, as determined by BNC in its sole discretion) for a period of six (6) years after the Closing Date, covering any person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, a director or officer of Southcoast or the Bank, who are currently covered by Southcoast’s policies on terms similar to such existing insurance; provided that BNC shall not be obligated to make aggregate annual premium payments for such six (6)-year period in respect of such policy which exceed 200% of the annual premium payments on Southcoast’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, BNC shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. The directors and officers of Southcoast and its subsidiaries shall take all reasonable actions required by the insurance carrier necessary to procure such endorsement.

2.14 Assumption of Trust Preferred Securities.  BNC acknowledges that Southcoast Capital Trust III holds subordinated debentures issued by Southcoast and has issued trust preferred securities. BNC agrees that at the Effective Time, it shall expressly assume all of Southcoast’s obligations under the indentures relating to such subordinated debentures (including, without limitation, being substituted for BNC) and execute any and all documents, instruments and agreements, including any supplemental indentures, guarantees, or declarations of trust required by said indentures, the subordinated debentures or the trust preferred securities issued by Southcoast Capital Trust III, or as may reasonably be requested by the trustees thereunder, and thereafter shall perform all of BNC’s obligations with respect to the subordinated debentures and the trust preferred securities issued by Southcoast Capital Trust III (the “TRUPs Assumption”).

2.15 Employment and Consulting Agreements.  BNC agrees to offer a one-year consulting agreement and two-year noncompete agreement to the President and Chief Executive Officer of Southcoast at the Effective Time. BNC agrees to offer two-year employment contracts to Mr. W.B. Seabrook, Mr. W.R. Billings and Mr. R.A. Daniel to serve as the Senior Vice President, Correspondent Banking Executive, Senior Vice President, Coastal South Carolina Consumer Sales Integration Manager, and Senior Vice President, Middle Markets Lending Executive, respectively, at the Effective Time.

2.16 Section 16 Matters.  Prior to the Effective Time, Southcoast and BNC shall take all such steps as may be required to cause any dispositions of Southcoast Stock (including derivative securities with respect to Southcoast Stock) or acquisitions of BNC Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) with respect to Southcoast to be exempt under Rule 16b-3 promulgated under the 1934 Act. Southcoast agrees to promptly furnish BNC with all requisite information necessary for BNC to take the actions contemplated by this Section 2.16.

2.17 Indemnification.

(a) For a period of six (6) years after the Effective Time (or, in the case of Claims that have not been resolved prior to the sixth (6th) anniversary of the Effective Time, until such Claims are finally resolved), BNC shall indemnify, defend, and hold harmless the present and former directors and executive officers of Southcoast (each, an “Indemnified Party”) against all liabilities arising out of, resulting from or related to any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness arising out of the fact that such Indemnified Party is or was a director or officer of Southcoast (or, at Southcoast’s request, was a director, officer, manager or trustee of, or in a similar capacity with, another Southcoast entity or Southcoast Employee Benefit Plan) prior to the Effective Time if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted by applicable law. BNC shall promptly pay reasonable expenses (including reasonable attorneys’ fees) in advance of the final disposition of any such Claim to each Indemnified Party to the fullest extent permitted by applicable law upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated not to be entitled to indemnification under this Section 2.17(a). BNC shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law (including any law promulgated, interpreted or enforced by any regulatory authority).

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 2.17, upon learning of any such Claim, shall promptly notify BNC thereof in writing (provided that a failure to timely provide such notice shall not relieve BNC of any indemnification obligation unless, and to the extent that, BNC is materially prejudiced by such failure). In the event of any such Claim (whether arising before or after the Effective Time), (i) BNC shall have the right to assume the defense thereof and BNC shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if BNC elects not to assume such defense for the Indemnified Parties, or if there are substantive issues which raise conflicts of interest between BNC and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and BNC shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that BNC shall be obligated pursuant to this Section 2.17(b) to pay for only one firm of counsel for any Indemnified Party in any jurisdiction; (ii) each Indemnified Party will cooperate in good faith in the defense of any such Claim; (iii) BNC shall not be liable for any settlement effected without its prior written consent (which shall not be unreasonably withheld or delayed) and (iv) without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed) BNC shall not agree to any settlement which does not provide for a complete and irrevocable release of the Indemnified Party.

(c) BNC covenants and agrees that neither it, nor any successors or assigns, shall consolidate with or merge into any other person where BNC or any such successor or assign shall not be the continuing or surviving person of such consolidation or merger, or transfer all or substantially all of its assets to any person, unless, in each case, proper provision shall have been made to ensure that the successors and assigns of BNC shall assume the obligations set forth in this Section 2.17.

(d) The provisions of this Section 2.17 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and legal and personal representatives.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SOUTHCOAST

As an inducement to BNC to enter into this Agreement and to consummate the transactions contemplated hereby, Southcoast represents, warrants, covenants and agrees as follows:

3.1 Disclosure Memorandum.  Southcoast has delivered to BNC a memorandum (the “Disclosure Memorandum”) containing certain information regarding Southcoast as indicated at various places in this Agreement. All information set forth in the Disclosure Memorandum or in documents incorporated by reference in the Disclosure Memorandum is true, correct and complete in all material respects, does not omit to state any material fact necessary in order to make the statements therein not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of Southcoast under this Article III. The information contained in the Disclosure Memorandum shall be deemed to qualify all representations and warranties contained in this Article III and the covenants in Article IV to the extent applicable. All information in each of the documents and other writings furnished to BNC pursuant to this Agreement or the Disclosure Memorandum is or will be true, correct and complete in all material respects and does not and will not omit to state any material fact necessary in order to make the statements therein not misleading. Southcoast shall promptly provide BNC with written notification of any event, occurrence or other information necessary to maintain the Disclosure Memorandum and all other documents and writings furnished to BNC pursuant to this Agreement as true, correct and complete in all material respects at all times prior to and including the Closing.

3.2 Corporate and Financial.

(a) Corporate Status.  Southcoast is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina. The Bank is a South Carolina bank duly organized, validly existing, and in good standing under the laws of the State of South Carolina. Southcoast and the Bank have all of the requisite corporate power and authority and are entitled to own or lease their respective properties and assets and to carry on their businesses as and in the places where such properties or assets are now owned, leased or operated and such businesses are now conducted.

(b) Authority; Enforceability.

(i) Except as set forth in the Disclosure Memorandum and subject to the required regulatory approvals as stated in Section 3.6(b), and the approval of Southcoast shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:

(1) violate any provision of federal or state law applicable to Southcoast, the violation of which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(2) violate any provision of the articles of incorporation or bylaws of Southcoast;

(3) conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which Southcoast is a party, which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or

(4) constitute a violation of any order, judgment or decree to which Southcoast is a party, or by which Southcoast or any of its assets or properties are bound.

(ii) Southcoast and the Bank each have the full power and authority to enter into and perform this Agreement and, as applicable, the Bank Merger Agreement, and the transactions contemplated hereby and thereby. Other than the approval of the Southcoast shareholders and the Bank shareholder, the execution, delivery, performance and terms of this Agreement and, as applicable, the Bank Merger Agreement, by Southcoast and the Bank and the consummation by Southcoast and the Bank of the transactions contemplated hereby and thereby have been duly and validly approved by Southcoast and the Bank, including all necessary action by the board of directors of Southcoast and the Bank. Other than the approval of the Southcoast shareholders and the Bank shareholder, no other corporate proceedings are necessary on the part of Southcoast and the Bank to authorize the execution, delivery, and performance of this Agreement and, as applicable, the Bank Merger Agreement, by Southcoast and the Bank and the consummation by Southcoast and the Bank of the transactions contemplated hereby and thereby. Assuming this Agreement constitutes the valid and binding obligation of BNC, this Agreement constitutes the valid and binding obligation of Southcoast, and is enforceable in accordance with its terms, except as limited by (i) laws relating to bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, fraudulent conveyance, moratorium or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “General Enforceability Exceptions”).

(iii) “Material Adverse Effect” shall mean any change, event, development, violation, effect or circumstance which, individually or in the aggregate, (i) has, or is reasonably likely to have, a material adverse effect on the business, operations, properties, assets, financial condition or prospects of Southcoast on a consolidated basis, or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Southcoast to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that, for purposes of clauses (i) and (ii), Material Adverse Effect shall specifically exclude any adverse effect attributable to or resulting from (1) any change in banking laws, rules or regulations of general applicability, (2) any change in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting principles applicable to banks or their holding companies generally, (3) any action or omission of Southcoast or the Bank taken with the express prior written consent of BNC, (4) general changes in national economic, monetary, market or financial conditions affecting financial institutions, including changes in prevailing interest rates, inflation, credit markets or capital market conditions, except, in all cases, to the extent such changes disproportionately affect Southcoast, (5) changes in global or national political conditions, including the outbreak or escalation of acts of terrorism, or (6) the public disclosure of this Agreement or the transactions contemplated hereby.

(c) Capital Structure.

(i) As of the date of this Agreement, Southcoast has authorized capital stock consisting solely of 20,000,000 shares of Southcoast Stock, of which 7,103,751 shares are issued and outstanding as of the date hereof. The Bank has authorized capital stock consisting solely of 20,000,000 shares of common stock, $5.00 par value per share (“Bank Stock”), 1,047,985 of which are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Southcoast Stock and Bank Stock are duly and validly issued, fully paid and non-assessable and were offered, issued and sold in compliance with all applicable federal and state securities laws. No Person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of any shares Southcoast Stock or Bank Stock previously issued. None of the shares of Southcoast Stock or Bank Stock has been issued in violation of any preemptive or other rights of its respective shareholders. All of the issued and outstanding shares of Bank Stock are owned by Southcoast.

(ii) Southcoast does not have outstanding any options or other securities which are either by their terms or by contract convertible or exchangeable into capital stock of Southcoast, or any other securities or debt of Southcoast, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, rights to acquire or vest in, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock. Except as otherwise described in Section 3.2(c)(ii) of the Disclosure Memorandum, Southcoast is not subject to any obligation (contingent or otherwise) to issue, repurchase or otherwise acquire or retire, or to register, any shares of its capital stock. There are no outstanding or authorized phantom stock, stock appreciation, profit participation or similar rights with respect to any shares of Southcoast capital stock.

(iii) Except as disclosed in Section 3.2(c)(iii) of the Disclosure Memorandum and other than restrictions required by applicable federal and state securities laws, there is no agreement, arrangement or understanding to which Southcoast is a party restricting or otherwise relating to the transfer of any shares of capital stock of Southcoast.

(iv) All shares of Southcoast Stock or other capital stock, or any other securities or debt, of Southcoast, which have been purchased or redeemed by Southcoast have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of Southcoast.

(v) Except as set forth in Section 3.2(c)(v) of the Disclosure Memorandum, no Person beneficially owns more than 10% of the issued and outstanding shares of Southcoast Stock.

(d) Southcoast Subsidiaries.  Southcoast has no subsidiaries other than the Bank and the Bank has no subsidiaries except as set forth in Section 3.2(d) of the Disclosure Memorandum. Southcoast and the Bank each own all of the equity interests in each of their respective subsidiaries. No subsidiary has outstanding any securities which are either by their terms or by contract convertible or exchangeable into capital stock of such subsidiary, or any other securities or debt of such subsidiary, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, rights to acquire or vest in, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock. All of the issued and outstanding shares of each subsidiary are duly and validly issued, fully paid and non-assessable and were offered, issued and sold in compliance with all applicable federal and state securities laws. Each subsidiary has all of the requisite corporate power and authority and is entitled to own or lease its properties and assets and to carry on its businesses as and in the places where such properties or assets are now owned, leased or operated and such businesses are now conducted.

(e) Corporate Records.  The stock records and minute books of Southcoast: (a) fully and accurately reflect all issuances, transfers and redemptions of the Southcoast Stock; (b) correctly show the record addresses and the number of shares of such stock issued and outstanding on the date hereof held by the shareholders of Southcoast; (c) correctly show all formal corporate actions taken by the directors and shareholders of Southcoast (including actions taken by consent without a meeting); and (d) contain true and correct copies or originals of the respective articles of incorporation and all amendments thereto, bylaws as amended and currently in force, and the minutes of all meetings or consent actions of its directors and shareholders. No resolutions, regulations or bylaws have been passed, enacted, consented to or adopted by such directors or shareholders except those contained in the minute books. All corporate records have been maintained in accordance with all applicable statutory requirements and are complete and accurate.

(f) Tax Returns; Taxes.

(i) Each of Southcoast and the Bank has (i) duly and timely filed with the appropriate governmental entity all Tax Returns required to be filed by it (taking into account any applicable extensions), and all such Tax Returns are true, correct and complete in all material respects and prepared in compliance with all applicable laws and (ii) timely paid all Taxes due and owing (whether or not shown due on any Tax Returns). Neither Southcoast nor the Bank currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a governmental entity in a jurisdiction where Southcoast and the Bank do not file Tax Returns that Southcoast or the Bank is or may be subject to taxation by that jurisdiction. Neither Southcoast nor the Bank has commenced activities in any jurisdiction which will result in an initial filing of a Tax Return with respect to Taxes imposed by a governmental entity that it had not previously been required to file in the immediately preceding taxable period.

(ii) The unpaid Taxes of Southcoast and the Bank did not, as of December 31, 2014, exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the Southcoast Financial Statements, which were prepared in accordance with GAAP. Since December 31, 2014, neither Southcoast nor the Bank has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(iii) There are no liens, charges, restrictions, encumbrances or claims of any kind (collectively, “Liens”) for Taxes upon any property or asset of Southcoast or the Bank, except for Liens for current Taxes the payment of which is not yet delinquent, or for Taxes contested in good faith through appropriate proceedings and reserved against in accordance with GAAP.

(iv) There are no deficiencies for Taxes with respect to Southcoast and the Bank that have been set forth or claimed in writing, or proposed or assessed by a governmental entity. There are no pending, proposed or, to the knowledge of Southcoast, threatened audits, investigations, disputes or claims or other actions for or relating to any liability for Taxes with respect to Southcoast and the Bank. No material issues relating to Taxes of Southcoast or the Bank were raised by the relevant governmental entity in any completed audit or examination that would reasonably be expected to recur in a later taxable period. None of Southcoast, the Bank or any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or has made any request in writing for any such extension or waiver, that remains in effect. Except as set forth in Section 3.2(f)(iv) of the Disclosure Memorandum, there is not currently in effect any power of attorney authorizing any Person to act on behalf of Southcoast or the Bank, or receive information relating to Southcoast or the Bank, with respect to any Tax matter.

(v) Neither Southcoast nor the Bank has requested or received any ruling from any governmental entity, or signed any binding agreement with any governmental entity (including, without limitation, any advance pricing agreement) that would affect any amount of Tax payable after the Closing Date and has not made any request for issuance of a ruling from a governmental entity on behalf of the Southcoast or the Bank (regardless of whether the requested ruling is still pending or withdrawn).

(vi) Each of Southcoast and the Bank has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and all Tax Returns (including without limitation all IRS Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed with, and supplied to, the appropriate parties.

(vii) Except for any such customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business (each of which is not specifically entered into to address Taxes), neither Southcoast nor the Bank is a party to or bound by or has any obligation under any Tax sharing, allocation or indemnification agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

(viii) Except for the affiliated group of which Southcoast is the common parent, each of Southcoast and the Bank is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return. Neither Southcoast nor the Bank is liable for the Taxes of any Person (including an individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental entity) other than Southcoast and the Bank (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(ix) Neither Southcoast nor the Bank has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(x) Neither Southcoast nor the Bank has taken any action, failed to take any action, or knows of any fact that would be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(xi) Neither Southcoast nor the Bank has been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1) (other than such transactions that have been properly reported) or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(xii) Southcoast has not taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date. Southcoast has no deferred income or other Tax Liability arising out of any transaction, including, without limitation, any (i) intercompany transaction (as defined in Treasury Regulations Section 1.1502-13), (ii) the disposal of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, (iii) excess loss account (as defined in Treasury Regulations Section 1.1502-19) with respect to the stock of any subsidiary of Southcoast, (iv) use of the long-term contract method of accounting, or (v) receipt of any prepaid amount on or before the Closing Date. Neither Southcoast nor the Bank has made an election under Section 108(i) of the Code (or any corresponding provision of state, local or foreign law).

(xiii) Southcoast has delivered or made available to BNC for inspection complete and correct copies of its federal and state income and franchise tax returns and reports for the past three (3) years, and complete and correct copies of all private letter rulings, revenue agent reports, settlement agreements, a description of all deficiency notices and any similar documents submitted by, received by or agreed to by or on behalf of Southcoast, the Bank, and any predecessor thereof and relating to Taxes for such taxable periods. Southcoast has delivered or made available to BNC the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable deduction available for use by Southcoast or the Bank. There is currently no limitation on the use of the Tax attributes of Southcoast and the Bank under Sections 269, 382, 383, 384 or 1502 of the Code (and similar provisions of state, local or foreign Tax law).

For purposes of this Agreement, “Tax” or “Taxes” means all taxes of whatever kind or nature, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, estimated, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or other similar fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts), whether disputed or not, imposed by any governmental entity (domestic or foreign); and “Tax Returns” means any report, return (including information return or declaration of estimated Taxes), claim for refund, or statement relating to Taxes filed or required to be filed with any governmental entity, including any schedule or attachment thereto, and including any amendments thereof.

(g) Financial Statements.

(i) Southcoast has delivered to BNC true, correct and complete copies, including notes, of the audited financial statements of Southcoast for the years ended December 31, 2014, 2013, and 2012, including consolidated balance sheets, consolidated statements of income, consolidated statements of cash flows, consolidated statements of comprehensive income and consolidated statements of changes in shareholders’ equity and unaudited financial statements of Southcoast for the six months ended June 30, 2015 (collectively, the “Southcoast Financial Statements”). The Southcoast Financial Statements have been prepared in accordance with GAAP, and present fairly the assets, liabilities and financial condition of Southcoast as of the dates indicated therein and the results of its operations for the respective periods indicated therein.

(ii) Southcoast has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. No changes have been made to Southcoast’s internal control over financial reporting, as defined in Rule 13a-15(f) and Rule 15d-15(f) of the 1934 Act, since December 31, 2013 that materially affected, or are reasonably likely to materially affect, its internal control over financial reporting.

(h) Regulatory Reports.  Southcoast has made available to BNC for review and inspection the year-end and quarterly Reports of Condition and Income filed by the Bank with the Federal Deposit Insurance Corporation (the “FDIC”) and the Forms F.R. Y-6 and F.R. Y-9SP filed by Southcoast with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) for or during each of the three (3) years ended December 31, 2014, 2013 and 2012 and the two (2) quarters ended June 30, 2015 and March 31, 2015, together with all such other reports filed by Southcoast and the Bank for or during the same three-year period with the South Carolina State Board of Financial Institutions (the “SCBFI”), if any, and with any other applicable regulatory or governmental agencies (collectively, the “Southcoast Reports”). All of the Southcoast Reports have been prepared in accordance with applicable rules and regulations applied on a basis consistent with prior periods and contain all information required to be presented therein in accordance with such rules and regulations.

(i) Enforcement Actions.  Except as set forth in Section 3.2(i) of the Disclosure Memorandum, (i) neither Southcoast nor any of its subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any capital directive by, or has adopted any board resolutions at the request of, the Federal Reserve, the FDIC, the SCBFI or with any other applicable regulatory or governmental agency (a “Regulatory Agreement”), (ii) neither Southcoast nor any of its subsidiaries has been advised by the Federal Reserve, the FDIC, the SCBFI or any other applicable regulatory or governmental agency that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement, (iii) Southcoast and each of its subsidiaries are in compliance in all material respects with each Regulatory Agreement to which it is party or subject, and (iv) neither Southcoast nor any of its subsidiaries has received any notice from the Federal Reserve, the FDIC, the SCBFI or any other applicable regulatory or governmental agency indicating that either Southcoast or any of its subsidiaries is not in compliance in all material respects with any such Regulatory Agreement.

(j) Accounts.  Section 3.2(j) of the Disclosure Memorandum contains a list of each and every bank and other institution in which Southcoast maintains an account or safety deposit box, the account numbers, and the names of all Persons who are presently authorized to draw thereon, have access thereto or give instructions regarding distribution of funds or assets therein.

(k) Loans; Nonperforming and Classified Assets; Allowance.

(i) Except as set forth in Section 3.2(k)(i) of the Disclosure Memorandum or as provided for in the Allowance described in subsection (iv) below, all loans, lines of credit, letters of credit and other extensions of credit made by the Bank or due to it (“Southcoast Loans”) shown in the Southcoast Financial Statements and any such Southcoast Loans on the date hereof and on the Closing Date, (i) are and will be as of the Closing Date genuine, legal, valid and enforceable (except as enforceability may be limited by the General Enforceability Exceptions) obligations of the respective makers thereof and (ii) are not and will not be as of the Closing Date subject to any right of offset, rescission or set-off or any counterclaim or defense for which there is a reasonable possibility of an adverse determination to the Bank.

(ii) All of the Southcoast Loans are evidenced by written agreements, true and correct copies of which will be made available to BNC for examination prior to the Closing Date. All currently outstanding Southcoast Loans were solicited, originated and, currently exist in material compliance with all applicable law and regulations and the Bank’s lending policies at the time of origination of such Southcoast Loans, and the loan documents with respect to each such Southcoast Loan are complete and correct in all material respects. To the knowledge of Southcoast, there are no oral modifications or amendments or additional agreements related to the Southcoast Loans that are not reflected in the written records of the Bank. Except as set forth in Section 3.2(k)(ii) of the Disclosure Memorandum, all of the Southcoast Loans are owned by the Bank free and clear of any Liens. Except as set forth in Section 3.2(k)(ii) of the Disclosure Memorandum, none of the Southcoast Loans are presently serviced by third parties, and there is no obligation which could result in any Southcoast Loan becoming subject to any third party servicing.

(iii) Except as set forth in Section 3.2(k)(iii) of the Disclosure Memorandum, as of the date hereof, no Southcoast Loans were, as of July 31, 2015, over ninety (90) days delinquent in payment of principal or interest. Section 3.2(k)(iii) of the Disclosure Memorandum contains a complete list of (i) each Southcoast Loan that as of July 31, 2015 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by the Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Southcoast Loan and the identity of the borrower thereunder and (ii) each asset of the Bank that as of July 31, 2015 was classified as other real estate owned and the book value thereof as of July 31, 2015.

(iv) The allowance for loan and lease losses (the “Allowance”) shown on the balance sheet of Southcoast included in the most recent Southcoast Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of Southcoast included in the Southcoast Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables, letters of credit and commitments to make loans or extend credit), by Southcoast as of the dates thereof. Prior to the Closing Date, Southcoast will not make a material change to its methodology for determining the Allowance without providing prior written notice to BNC.

(l) Liabilities.  Southcoast has no debt, liability or obligation of any kind required to be shown pursuant to GAAP on the consolidated balance sheet of Southcoast, whether accrued, absolute, known or unknown, contingent or otherwise, including, but not limited to: (a) liability or obligation on account of any federal, state or local taxes or penalty, interest or fines with respect to such taxes; (b) liability arising from or by virtue of the distribution, delivery or other transfer or disposition of goods, personal property or services of any type, kind or variety; (c) unfunded liabilities with respect to the Southcoast 401(k) Plan or any other post-retirement life insurance, pension, profit sharing or employee stock ownership plan, whether operated by Southcoast or any other entity covering employees of Southcoast; or (d) environmental liabilities, except: (i) those reflected in the Southcoast Financial Statements; and (ii) as disclosed in Section 3.2(l) of the Disclosure Memorandum.

(m) Absence of Changes.  Except as specifically provided for in this Agreement or specifically set forth in Section 3.2(m) of the Disclosure Memorandum, since December 31, 2014:

(i) there has been no change in any of Southcoast’s relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which could reasonably be expected to have, a Material Adverse Effect;

(ii) there has been no damage, destruction or loss to the assets, properties or business of Southcoast, whether or not covered by insurance, which has had, or which may reasonably be expected to have, a Material Adverse Effect;

(iii) the business of Southcoast has been operated in the ordinary course, and not otherwise;

(iv) the material properties and assets of Southcoast used in its business have been maintained in good order, repair and condition, ordinary wear and tear excepted;

(v) the books, accounts and records of Southcoast have been maintained in the usual, regular and ordinary manner;

(vi) there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of Southcoast other than in the ordinary course and consistent with past practices;

(vii) there has been no increase in any payment of or commitment to pay any bonus, profit sharing or other extraordinary compensation to any employee or any increase in the level of employee benefits, or the adoption of new employee benefits to any employee;

(viii) there has been no change in the articles of incorporation or bylaws of Southcoast or the Bank;

(ix) there has been no labor dispute, unfair labor practice charge or employment discrimination charge, nor, to the knowledge of Southcoast, any organizational effort by any union, or institution or threatened institution, of any effort, complaint or other proceeding in connection therewith, involving Southcoast, or affecting its operations;

(x) there has been no issuance, sale, repurchase, acquisition, or redemption by Southcoast of any of its capital stock, bonds, notes, debt or other securities, and there has been no modification or amendment of the rights of the holders of any outstanding capital stock, bonds, notes, debt or other securities thereof;

(xi) there have been no Liens or security interests (other than purchase money security interests arising in the ordinary course of business) created on or in (including without limitation, any deposit for security) any asset or assets of Southcoast or assumed by it with respect to any asset or assets;

(xii) there has been no indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by Southcoast which would be required to be reflected on a balance sheet of Southcoast prepared as of the date hereof in accordance with GAAP, except as incurred in the ordinary course of business;

(xiii) no material obligation or liability of Southcoast has been discharged or satisfied, other than in the ordinary course of business;

(xiv) there have been no sales, transfers or other dispositions of any asset or assets of Southcoast, other than sales in the ordinary course of business; and

(xv) there has been no amendment, termination or waiver of any right of Southcoast under any contract or agreement or governmental license, permit or permission which has had, or could reasonably be expected to have, a Material Adverse Effect.

(n) Litigation and Proceedings.  Except as set forth in Section 3.2(n) of the Disclosure Memorandum, there are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations, pending or, to the knowledge of Southcoast, threatened against, by or affecting Southcoast, or any officer, director, employee or agent in such person’s capacity as an officer, director, employee or agent of Southcoast or relating to the business or affairs of Southcoast, in any court or before any arbitrator or governmental agency, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any agency, arbitrator, court, commission or other authority, nor does Southcoast have, to the knowledge of Southcoast, any unasserted contingent liabilities which are reasonably likely to have a Material Adverse Effect.

(o) Proxy Materials.  Neither the Southcoast Proxy Materials nor other materials furnished by Southcoast to the Southcoast shareholders in connection with the transactions contemplated by this Agreement, or in any amendments thereof or supplements thereto, will, at the times such documents are distributed to the Southcoast shareholders and through the Closing Date, contain with respect to Southcoast any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.3 Business Operations.

(a) Permits; Compliance with Law.

(i) Southcoast has all permits, licenses, approvals, authorizations and registrations under all federal, state, local and foreign laws required for Southcoast to carry on its business as presently conducted (the “Permits”) except where the failure to obtain such Permits could not reasonably be expected to have a Material Adverse Effect. To its knowledge, Southcoast is in compliance with the terms and conditions of each such Permit and has received no written notice that it is in violation of any of the terms or conditions of such Permits.

(ii) Southcoast has complied with all laws, regulations, ordinances, rules, and orders applicable to it or its business, except for any non-compliance which could not reasonably be expected to have a Material Adverse Effect. Section 3.3(a)(ii) of the Disclosure Memorandum contains a list of any known violations of such laws, regulations, ordinances, rules or orders by any present officer, director, or employee of Southcoast, and which resulted in any order, proceeding, judgment or decree which would be required to be disclosed pursuant to Item 401(f) of Regulation S-K promulgated by the SEC. No past violation of any such law, regulation, ordinance, rule or order has occurred which could impair the right or ability of Southcoast to conduct its business.

(iii) Except as set forth in Section 3.3(a)(iii) of the Disclosure Memorandum, no notice, inquiry or warning from any governmental authority with respect to any failure or alleged or possible failure of Southcoast to comply in any respect with any law, regulation, ordinance, rule or order has been received, nor, to the knowledge of Southcoast, is any such notice or warning proposed or threatened.

(b) Environmental.

(i) Except as set forth in Section 3.3(b)(i) of the Disclosure Memorandum:

(1) Southcoast has not caused or permitted the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material (as defined below) on, in, under or from any properties or facilities currently owned or leased by Southcoast or, to its knowledge, adjacent to any properties so owned or leased that requires notification, investigation or remediation pursuant to any environmental law;

(2) there are no non-compliance orders, warning letters or notices of violations, actions, suits or other claims asserted or, to its knowledge, threatened against Southcoast or administrative or judicial investigations arising from or relating to the environmental condition of any property currently owned or leased by Southcoast or the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material at any property currently owned or leased by Southcoast;

(3) Southcoast has complied in all material respects with, and has kept all records and made all filings or reports required by, and is otherwise in compliance with all applicable federal, state and local laws, regulations, orders, permits and licenses relating to the generation, treatment, manufacture, use, handling, release or presence of any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by Southcoast;

(4) to the knowledge of Southcoast, the improvements on the property owned or leased by Southcoast are free from the presence or growth of mold, fungi, spores or bacteria that could be reasonably expected to cause material property damage or personal injury, and the improvements on the property owned or leased by Southcoast are, and have been, reasonably free of conditions that could lead to the growth or presence of mold, fungi, spores or bacteria, including, without limitation, air conditioner malfunction, water intrusion, water leaks, sewage backflows and construction defects; and

(5) there are not now nor have there ever been any underground storage tanks for the storage of Hazardous Material on, in or under any properties or facilities currently owned or leased by Southcoast.

(ii) Neither Southcoast nor, to the knowledge of Southcoast, any of its officers, directors, employees or agents, in the course of such individual’s employment by Southcoast, has given advice with respect to, or participated in any respect in, the management or operation of any entity or concern regarding the generation, storage, handling, disposal, transfer, production, use or processing of Hazardous Material.

(iii) To the knowledge of Southcoast, except as set forth in Section 3.3(b)(iii) of the Disclosure Memorandum, Southcoast has not foreclosed on any property on which there is a threatened release of any Hazardous Material or on which there has been a release and remediation has not been completed to the extent required by environmental laws.

(iv) Except as set forth in Section 3.3(b)(iv) of the Disclosure Memorandum, neither Southcoast nor any of its executive officers or directors is aware of, has been told of, or has observed, the presence of any Hazardous Material on, in, under, or around property on which Southcoast holds a legal or security interest, in violation of, or creating a liability under, federal, state, or local environmental statutes, regulations, or ordinances.

(v) Southcoast has delivered to BNC true, correct and complete copies of all reports or tests with respect to compliance of any of the properties or facilities currently owned or operated by Southcoast with any environmental laws or the presence of Hazardous Materials that were prepared for Southcoast or prepared for other Persons and are in the possession, custody or control of Southcoast.

(vi) The term “Hazardous Material” means any substance whose nature, use, manufacture, or effect render it subject to federal, state or local regulation governing that material’s investigation, remediation or removal as a threat or potential threat to human health or the environment and includes, without limitation, any substance within the meaning of “hazardous substances” under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601, “hazardous wastes” within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. §6921, any petroleum product, including any fraction of petroleum, or any friable asbestos containing materials. However, the term “Hazardous Material” shall not include those substances which are normally and reasonably used or present in connection with the development, occupancy or operation of office buildings (such as cleaning fluids, and supplies normally used in the day to day operation of business offices) in quantities reasonable in relation to such use and in compliance with applicable law or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

(c) Insurance.

(i) Section 3.3(c)(i) of the Disclosure Memorandum contains a complete list and description (including the expiration date, premium amount and coverage thereunder) of all policies of insurance and bonds presently maintained by, or providing coverage for, Southcoast or through Southcoast for any of its officers, directors and employees, all of which are, and will be maintained through the Closing Date, in full force and effect, together with a complete list of all pending claims under any of such policies or bonds. All material terms, obligations and provisions of each of such policies and bonds have been complied with, all premiums due thereon have been paid, and no notice of cancellation with respect thereto has been received. Except as set forth in Section 3.3(c)(i) of the Disclosure Memorandum, such policies and bonds provide adequate coverage to insure the properties and businesses of Southcoast and the activities of its officers, directors and employees against such risks and in such amounts as are customary. Except as set forth in Section 3.3(c)(i) of the Disclosure Memorandum, Southcoast will not as of the Closing Date have any liability for premiums or for retrospective premium adjustments for any period prior to the Closing Date. Southcoast has heretofore made available to BNC a true, correct and complete copy of each insurance policy and bond currently in effect with respect to the business and affairs of Southcoast.

(ii) The value of all bank owned life insurance (“BOLI”) owned by Southcoast or the Bank is and has been fairly and accurately reflected in the balance sheet included in the Southcoast Financial Statements in accordance with GAAP.

(d) Trust Business; Administration of Fiduciary Accounts.  Southcoast and the Bank do not engage in any trust business, nor does either administer or maintain accounts for which either acts as fiduciary (other than individual retirement accounts, Keogh accounts and health savings accounts), including, but not limited to, accounts for which either serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

(e) Investment Management and Related Activities.  Except as set forth in Section 3.3(e) of the Disclosure Memorandum, none of Southcoast, the Bank or any of their respective directors, officers or employees is required to be registered, licensed or authorized under applicable law as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a governmental agency.

(f) CRA, Anti-Money Laundering and Customer Information Security.  Other than investments to satisfy regulatory requirements, neither Southcoast nor the Bank is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and, to its knowledge, no facts or circumstances exist, which would cause the Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Bank pursuant to 12 C.F.R. Part 364, except where the failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect. Furthermore, the board of directors of the Bank has adopted and the Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any governmental agency and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

3.4 Properties and Assets.

(a) Contracts and Commitments.  Section 3.4(a) of the Disclosure Memorandum contains a list identifying and briefly describing all written contracts, purchase orders, agreements, security deeds, guaranties or commitments (other than loans, loan commitments and deposits made by or with Southcoast in the ordinary course of business), to which Southcoast is a party or by which it may be bound involving the payment or receipt, actual or contingent, of more than $100,000 or having a term or requiring performance over a period of more than one year. Each such contract, agreement, guaranty and commitment of Southcoast is in full force and effect and is valid and enforceable in accordance with its terms, subject to the General Enforceability Exceptions, and constitutes a legal and binding obligation of the respective parties thereto and is not the subject of any notice of default, termination, partial termination or of any ongoing, pending, completed or threatened investigation, inquiry or other proceeding or action that may give rise to any notice of default, termination or partial termination. Southcoast has complied with the provisions of such contracts, agreements, guaranties and commitments. A true and complete copy of each such document has been made available to BNC for examination.

(b) Licenses; Intellectual Property.  Southcoast has all patents, trademarks, trade names, service marks, copyrights, trade secrets and know-how reasonably necessary to conduct its business as presently conducted and, except as described in Section 3.4(b) of the Disclosure Memorandum, Southcoast is not a party, either as licensor or licensee, to any agreement for any patent, process, trademark, service mark, trade name, copyright, trade secret or other confidential information and, to the knowledge of Southcoast, there are no rights of third parties with respect to any trademark, service mark, trade secrets, confidential information, trade name, patent, patent application, copyright, invention, device or process owned or used by Southcoast or presently expected to be used by it in the future. All patents, copyrights, trademarks, service marks, trade names, and applications therefor or registrations thereof, owned or used by Southcoast, are listed in Section 3.4(b) of the Disclosure Memorandum. Southcoast has complied with all applicable laws relating to the filing or registration of “fictitious names” or trade names.

(c) Personal Property.  Southcoast has good and marketable title to all of its personal property, tangible and intangible, reflected in the most recent Southcoast Financial Statements (except as since sold or otherwise disposed of by it in the ordinary course of business), free and clear of all Liens of any kind or character, except: (a) those referred to in the notes to the Southcoast Financial Statements as securing specified liabilities (with respect to which no default exists or, to the knowledge of Southcoast, is claimed to exist); and (b) those described in Section 3.4(c) of the Disclosure Memorandum.

(d) Southcoast Leases.

(i) All leases (the “Southcoast Leases”) pursuant to which Southcoast is lessor or lessee of any real or personal property (such property, the “Leased Property”) are valid and enforceable in accordance with their terms, subject to the General Enforceability Exceptions; there is not under any of the Southcoast Leases, to the knowledge of Southcoast, any default or any claimed default by Southcoast, Southcoast’s lessor (where Southcoast is the lessee under a Southcoast Lease) or Southcoast’s lessee (where Southcoast is the lessor under a Southcoast Lease), or event of default or event which with notice or lapse of time, or both, would constitute a default by Southcoast, Southcoast’s lessor (where Southcoast is the lessee under a Southcoast Lease) or Southcoast’s lessee (where Southcoast is the lessor under a Southcoast Lease) and in respect of which adequate steps have not been taken to prevent a default from occurring if Southcoast is the party in breach.

(ii) The copies of the Southcoast Leases heretofore furnished or made available by Southcoast to BNC are true, correct and complete, and the Southcoast Leases have not been modified in any respect other than pursuant to amendments, copies of which have been concurrently delivered or made available to BNC, and are in full force and effect in accordance with their terms.

(iii) Except as set forth in Section 3.4(d)(iii) of the Disclosure Memorandum, there are no contractual obligations, agreements in principle or present plans for Southcoast to enter into new leases of real property or to renew or amend existing Southcoast Leases prior to the Closing Date.

(e) Real Property.

(i) Southcoast does not own any interest in any real property (other than as lessee) except as set forth in Section 3.4(e)(i) of the Disclosure Memorandum (such properties being referred to herein as “Southcoast Realty”). Except as disclosed in Section 3.4(e)(i) of the Disclosure Memorandum, Southcoast has good title to the Southcoast Realty and the titles to the Southcoast Realty are covered by title insurance policies providing coverage in the amount of the original purchase price, true, correct and complete copies of which have been furnished to BNC with the Disclosure Memorandum. Southcoast has not encumbered the Southcoast Realty since the effective dates of the respective title insurance policies.

(ii) Except as set forth in Section 3.4(e)(ii) of the Disclosure Memorandum, the interests of Southcoast in the Southcoast Realty and in and under each of the Southcoast Leases are free and clear of any and all Liens and are subject to no present claim, contest, dispute, action or, to the knowledge of Southcoast, threatened action at law or in equity.

(iii) The present use and operations of, and improvements upon, the Southcoast Realty and all real properties included in the Leased Properties (the “Southcoast Leased Real Properties”) are, to the knowledge of Southcoast, in compliance with all applicable building, fire, zoning and other applicable laws, ordinances and regulations and with all deed restrictions of record, no notice of any violation or alleged violation thereof has been received, and there are no proposed changes therein that would affect the Southcoast Realty, the Southcoast Leased Real Properties or their uses.

(iv) Except as set forth in Section 3.4(e)(iv) of the Disclosure Memorandum, no rent has been paid in advance and no security deposit has been paid by, nor is any brokerage commission payable by or to, Southcoast with respect to any Southcoast Lease.

(v) Except as set forth in Section 3.4(e)(v) of the Disclosure Memorandum, Southcoast is not aware of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the Southcoast Realty or the Southcoast Leased Real Properties which may adversely affect the Southcoast Realty or the Southcoast Leased Real Properties or the current or currently contemplated use thereof.

(vi) The buildings and structures owned, leased or used by Southcoast are, taken as a whole, in good operating order (except for ordinary wear and tear), usable in the ordinary course of business, and are sufficient and adequate to carry on the business and affairs of Southcoast.

3.5 Employees and Benefits.

(a) Directors or Officers of Other Corporations.  Except as set forth in Section 3.5(a) of the Disclosure Memorandum, no director, officer, or employee of Southcoast serves, or in the past five (5) years has served, as a director or officer of any other corporation on behalf of or as a designee of Southcoast.

(b) Employee Benefits.

(i) Except as set forth in Section 3.5(b)(i) of the Disclosure Memorandum, (i) Southcoast does not provide and is not obligated to provide, directly or indirectly, nor has any liability (contingent or otherwise) for, any benefits for current or former employees, officers, directors or independent contractors or their dependants or beneficiaries, including, without limitation, any post-retirement life insurance, pension, profit sharing, stock option, retirement, bonus, hospitalization, severance, medical, insurance, vacation, fringe benefits, perks or other employee benefits under any practice, agreement or understanding, and (ii) Southcoast does not have any employment, severance, change in control or similar agreements with any of its current or former employees, officers, directors or independent contractors or their dependants or beneficiaries.

(ii) Section 3.5(b)(ii) of the Disclosure Memorandum lists separately any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored, maintained or contributed to by Southcoast or its ERISA Affiliates or with respect to which Southcoast or any of its ERISA Affiliates has any liability (contingent or otherwise) (collectively, “ERISA Plans”). True, correct and complete copies of all ERISA Plans and, to the extent applicable, all related trust agreements, insurance contracts, summary plan descriptions, Internal Revenue Service determination letters and filings, the past three (3) years of actuarial reports and valuations, annual reports and Form 5500 filings (including attachments) have been delivered to BNC.

(iii) Except as set forth in Section 3.5(b)(iii) of the Disclosure Memorandum, Southcoast and its ERISA Affiliates (as defined below) are not currently and have never in the past six years been required to contribute to or had any liability (contingent or otherwise) with respect to (i) a multiemployer plan as defined in Section 3(37)(A) or 4001(a)(3) of ERISA, (ii) an employee benefit plan within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (iii) a multiple employer plan within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA or (iv) a multiple employer welfare plan within the meaning of Section 3(40)(A) of ERISA. For purposes of this Section 3.5(b)(iii), the term “ERISA Affiliate” shall mean any person within the meaning of Section 3(9) of ERISA, or any trade or business (whether or not incorporated) that, together with Southcoast, is treated as a single employer within the meaning of Section 414 of the Code.

(iv) In all material respects, each employee benefit plan, practice, agreement or understanding set forth in the Disclosure Memorandum which includes the ERISA Plans (individually a “Southcoast Plan” and collectively, the “Southcoast Plans”) has been established, operated and administered in accordance with its terms and in accordance with, and has been amended to comply with (unless such amendment is not yet required), all applicable laws, rules and regulations, including, without limitation, ERISA, the Code, and the regulations issued under ERISA and the Code. With respect to each Southcoast Plan, other than routine claims for benefits submitted in the ordinary course of the benefits process, no litigation or administrative or other proceeding is pending or, to the knowledge of Southcoast, threatened involving such Southcoast Plan or any of its fiduciaries. With respect to each Southcoast Plan, neither Southcoast nor any of its directors, officers, employees or agents or any fiduciary of any ERISA Plan has been engaged in or been a party to any transaction relating to the Southcoast Plan which could reasonably be expected to constitute a breach of fiduciary duty under ERISA or a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), unless such transaction is specifically permitted under Sections 407 or 408 of ERISA, Section 4975 of the Code or a class or administrative exemption issued by the Department of Labor. Each Southcoast Plan that is a group health plan within the meaning of Section 607(l) of ERISA and Section 4980B of the Code is in material compliance with the continuation coverage requirements of Section 501 of ERISA and Section 4980B of the Code and other applicable laws.

(v) With respect to each Southcoast Plan, all contributions or other remittances required by such plan or applicable law have been made or will be made on a timely basis.

(vi) Each Southcoast Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and its related trust tax-exempt under Section 501(a) of the Code, and no event has occurred, and no condition exists, that would cause the loss of such qualified or tax exempt status or the imposition of any liability, tax or penalty under ERISA or the Code.

(vii) Southcoast does not provide and has no obligation to provide benefits, including, without limitation, death, health, post-retirement life insurance or medical benefits (whether or not insured) with respect to current or former employees of Southcoast beyond their retirement or other termination of service with Southcoast other than: (i) coverage mandated by applicable law; or (ii) benefits under the Southcoast 401(k) Plan.

(viii) Except as set forth in Section 3.5(b)(viii) of the Disclosure Memorandum, neither this Agreement nor any transaction contemplated hereby (either alone or in combination with any other event will: (i) entitle any current or former employee, officer or director of Southcoast to severance pay, unemployment compensation or any similar or other payment; (ii) accelerate the time of payment or vesting of, or increase the amount of compensation or benefits due any such employee, officer or director; (iii) increase any benefits otherwise payable under any Southcoast Plan; or (iv) cause the payment of any “excess parachute payment” (as defined in Section 280G of the Code). No Southcoast Plan provides for the gross up of taxes under Code Sections 409A or 4999.

(ix) Each Southcoast Plan that is subject to Section 409A of the Code has been maintained in written form, and administered and operated in compliance in all material respects, with Section 409A and the regulations and rulings thereunder.

(x) There is no audit or investigation pending with respect to any Southcoast Plan before any governmental authority and, to the knowledge of Southcoast, no such audit or investigation is threatened.

(xi) Except as set forth in Section 3.5(b)(xi) of the Disclosure Memorandum, Southcoast has properly accrued on its financial statements in all material respects, the correct tally of days, for all vacation, sick leave, personal time and paid time off credited to Southcoast employees and individual consultants as of the date of such financial statements. Southcoast has, for each Southcoast Plan and all other purposes, correctly classified all individuals and other entities providing services to Southcoast as common law employees or independent contractors as appropriate.

(xii) Except as set forth in Section 3.5(b)(xii) of the Disclosure Memorandum, Southcoast has not entered into any commitment to modify or amend any Southcoast Plan (other than in the ordinary course and consistent with past practices or as required by law) nor to establish any new benefit plan, program or arrangement. There has been no amendment to any Southcoast Plan, interpretation or announcement by Southcoast relating to any Southcoast Plan, or change in eligibility, participation or coverage under any Southcoast Plan, that would increase the expense of maintaining any such Southcoast Plan above the level of expense incurred or with respect to such Southcoast Plan for the most-recently completed fiscal year of Southcoast.

(xiii) Each ERISA Plan that is not intended to be qualified under Section 401(a) of the Code is exempt from Parts 2, 3 and 4 of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. No assets of Southcoast are allocated to or being held in a “rabbi trust” or similar funding vehicle.

(c) Employment and Labor Matters.  Southcoast is not, and has not been, a party to any collective bargaining agreement or agreement of any kind with any union or labor organization or to any agreement with any of its employees which is not terminable at will or upon ninety (90) days notice at the election of, and without cost or penalty to, Southcoast. Southcoast has not received at any time in the past five (5) years, any demand for recognition from any union, and no attempt has been made, or will have been made as of the Closing Date, to organize any of its employees. Southcoast has complied in all material respects with all obligations under the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, and all other federal, state and local labor laws and regulations applicable to employees. Except as described in Section 3.5(c) of the Disclosure Memorandum, (i) there are no unfair labor practice charges pending or, to the knowledge of Southcoast, threatened against Southcoast, and (ii) there are, and in the past three (3) years there have been, no charges, complaints, claims or proceedings, pending, to the knowledge of Southcoast, threatened against, or involving, as the case may be, Southcoast with respect to any alleged violation of any wage and hour laws, age discrimination act laws, employment discrimination laws or any other claims arising out of any employment relationship as to any of Southcoast’s employees or as to any person seeking employment therefrom, and no such violations exist. All employees and independent contractors of Southcoast are properly classified as such for all purposes, including without limitation, the Southcoast Plans.

(d) Related Party Transactions.  Except for: (a) loans and extensions of credit made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by Southcoast with other Persons who are not affiliated with Southcoast, and which do not involve more than the normal risk of repayment or present other unfavorable features; (b) deposits, all of which are on terms and conditions identical to those made available to all customers of Southcoast at the time such deposits were entered into; and (c) transactions specifically described in Section 3.5(d) of the Disclosure Memorandum, there are no contracts with or commitments to present or former 5% or greater shareholders, directors, officers, or employees involving the expenditure of more than $60,000 as to any one individual, including with respect to any business directly or indirectly controlled by any such Person, or $100,000 for all such contracts or commitments in the aggregate for all such individuals (other than contracts or commitments relating to services to be performed by any officer, director or employee as a currently-employed employee of Southcoast).

3.6 Other Matters.

(a) Exchange Act Filings; Securities Offerings.  Southcoast has timely filed all forms, proxy statements, reports, schedules and other documents, including all certifications and statements required by the 1934 Act or Section 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) required to be filed by the 1934 Act since January 1, 2014 (the “Southcoast Exchange Act Reports”). Southcoast Exchange Act Reports (i) at the time filed, (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) complied in all material respects with the applicable requirements of the securities laws and other applicable laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Southcoast Exchange Act Reports or necessary to make the statements in such Southcoast Exchange Act Reports, in light of the circumstances under which they were made, not misleading. Each offering or sale of securities by Southcoast (i) was either registered under the 1933 Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the securities laws and other applicable laws, except for immaterial late “blue sky” filings, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary to make the statements in such documents, in light of the circumstances under which they were made, not misleading. Southcoast’s principal executive officer and principal financial officer have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the 1934 Act thereunder with respect to Southcoast Exchange Act Reports to the extent such rules or regulations applied at the time of the filing.

For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Southcoast nor any of its officers has received notice from any regulatory authority questioning or challenging the accuracy, completeness, content, form, or manner of filing or submission of such certifications.

(b) Approvals, Consents and Filings.  Except for the Federal Reserve, the FDIC, the North Carolina Commissioner of Banks (the “NCCOB”) and the SCBFI, or as set forth in Section 3.6(b) of the Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will: (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Southcoast, or any of Southcoast’s assets.

(c) Default.

(i) Except for those consents described in or set forth pursuant to Section 3.6(b) above, neither the execution of this Agreement nor consummation of the transactions contemplated herein:

(1) constitutes a breach of or default under any contract or commitment to which Southcoast is a party or by which any of Southcoast’s properties or assets are bound;

(2) does or will result in the creation or imposition of any Lien, security interest, equity or restriction of any nature whatsoever in favor of any third party upon any assets of Southcoast; or

(3) constitutes an event permitting termination of any agreement or the acceleration of any indebtedness of Southcoast.

(ii) Southcoast is not in violation of its articles of incorporation or bylaws or in default under any term or provision of any material security deed, mortgage, indenture or security agreement, or of any other material contract or instrument to which Southcoast is a party or by which it or any of its material properties is bound.

(d) Representations and Warranties.  No representation or warranty contained in this Article III or in any written statement delivered by or at the direction of Southcoast pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any material untrue statement, nor will such representations and warranties taken as a whole omit any material statement necessary in order to make any statement not misleading. Copies of all documents that have been or will be furnished to BNC in connection with this Agreement or pursuant hereto are or shall be true, correct and complete in all material respects.

(e) Absence of Brokers.  Except for Banks Street Partners, LLC (“BSP”), which has provided financial advisory services to Southcoast, no broker, finder or other financial consultant has acted on Southcoast’s behalf in connection with this Agreement or the transactions contemplated hereby.

(f) Fairness Opinion.  Prior to the execution of this Agreement, Southcoast has received an opinion from BSP to the effect that, as of the date of such opinion and based on and subject to the matters set forth in such opinion, the Merger Consideration is fair to the shareholders of Southcoast from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement. Southcoast has provided BNC with a true and complete copy of such opinion for informational purposes.

(g) Takeover Laws and Provisions.  Southcoast has taken all necessary action, if any, to render inapplicable to this Agreement, the Merger and the other transactions contemplated in this Agreement the provisions of any potentially applicable anti-takeover, control share, fair price, moratorium, interested shareholder or similar Law or, if applicable, any shareholder rights (“poison pill”) agreement or similar agreement (collectively, the “Takeover Provisions”) applicable with respect to Southcoast. No “fair price” law or Southcoast Certificate of Incorporation or similar Southcoast Bylaws provision is applicable to this Agreement and the transactions contemplated hereby.

ARTICLE IV
CONDUCT OF BUSINESS OF SOUTHCOAST PENDING CLOSING

Except as expressly otherwise provided herein or in the Disclosure Memorandum, Southcoast covenants and agrees that, without the prior written consent of BNC between the date hereof and the Closing Date:

4.1 Conduct of Business.  Southcoast will conduct its business only in the ordinary course, without the creation of any indebtedness for borrowed money (other than deposit and similar accounts and customary credit arrangements between banks in the ordinary course of business).

4.2 Maintenance of Properties.  Southcoast will maintain its properties and assets in good operating condition, ordinary wear and tear excepted.

4.3 Insurance.  Southcoast will maintain and keep in full force and effect all of the insurance referred to in Section 3.3(c) hereof or other insurance equivalent thereto.

4.4 Capital Structure.  Southcoast will not make a change in the authorized or issued capital stock or other securities of Southcoast, and Southcoast will not issue or grant any right or option to purchase or otherwise acquire any of the capital stock or other securities of Southcoast. This Section 4.4 prohibits, without limitation, the issuance or sale by Southcoast of any Southcoast Stock to the Southcoast 401(k) Plan.

4.5 Dividends.  No dividend, distribution or payment will be declared or made in respect to the Southcoast Stock, and Southcoast will not, directly or indirectly, redeem, purchase or otherwise acquire any of its capital stock.

4.6 Amendment of Articles of Incorporation or Bylaws; Corporate Existence.  Southcoast will not amend its articles of incorporation or bylaws, and Southcoast will maintain its corporate existence and powers.

4.7 No Acquisitions.  Southcoast shall not, without the express written consent of BNC, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Southcoast.

4.8 No Real Estate Acquisitions or Dispositions.  Southcoast will not sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein (except for sales in the ordinary course of business, including sales of other real estate owned and properties under contract at or above Southcoast’s carrying value as of the date hereof) and Southcoast will not, except in the ordinary course of business, sell or transfer, mortgage, pledge or subject to any Lien any other tangible or intangible asset.

4.9 Loans.  Southcoast shall not make any loan or extension of credit in an amount in excess of $1,000,000 (excluding any loan or extension of credit of a smaller amount on an outstanding loan or line of credit in excess of $1,000,000), or renew or amend any existing loan or extension of credit that is characterized as “Special Mention”, “Substandard”, “Doubtful”, “Loss” in the books and records of Southcoast (each, a “Classified Asset”); provided, however, that, if Southcoast shall request the prior approval of BNC in accordance with this Section 4.9 to make a loan or extend credit in an amount in excess of $1,000,000, or amend or renew any existing loan that is a Classified Asset, and BNC shall not have disapproved such request in writing within five (5) business days upon receipt of such request from Southcoast, then such request shall be deemed to be approved by BNC and thus Southcoast may make the loan or extend the credit referenced in such request on the terms described in such request.

4.10 Banking Arrangements.  No material change will be made in the banking and safe deposit arrangements referred to in Section 3.2(j) hereof.

4.11 Contracts.  Southcoast will not, without the express written consent of BNC, enter into, renew or cancel or terminate any contract of the kind described in Section 3.4(a) hereof.

4.12 Books and Records.  The books and records of Southcoast will be maintained in the usual, regular and ordinary course.

4.13 Taxes and Tax Returns.  Southcoast shall not, and shall not permit the Bank to, without the prior written consent of BNC (which consent shall not be unreasonably withheld, conditioned or delayed): prepare or file any Tax Return inconsistent with past practice or, on any Tax Return, take any position, make any election, or adopt any method inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods; make or change any express or deemed election related to Taxes; change an annual accounting period; adopt or change any method of accounting, file an amended Tax Return; surrender any right to claim a refund of Taxes; or consent to any extension or waiver of the limitation period applicable to any Tax proceedings relating to Southcoast or the Bank.

4.14 Tax Free Reorganization.

(a) Each of BNC and Southcoast shall use its commercially reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of BNC, Southcoast or their respective subsidiaries shall take, or agree to take, fail to take, or agree to fail to take, any action (including any action otherwise permitted by this Agreement) that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Pursuant to the foregoing, each of BNC and Southcoast agrees to make such commercially reasonable additions or modifications to the terms of this Agreement as may be reasonably necessary to permit the Merger to so qualify.

(b) Unless otherwise required by applicable law, each of BNC and Southcoast (i) shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) shall not take any Tax reporting position inconsistent with such characterization and (iii) shall properly file with their federal income Tax Returns all information required by Treasury Regulations Section 1.368-3.

(c) The parties hereto shall cooperate and use their commercially reasonable efforts to deliver to BNC’s and Southcoast’s Tax counsel and Tax advisors a certificate containing representations reasonably requested by such counsel and/or advisors in connection with the rendering of the Tax opinions to be issued by such counsel and/or advisors with respect to the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code as required under Section 6.5 and Section 7.4 and in connection with the filing of the BNC Registration Statement. BNC’s and Southcoast’s Tax counsel and Tax advisors shall be entitled to rely upon such representations in rendering any such opinions.

(d) The certificates required pursuant to Section 4.13(c) and the tax opinions required pursuant to Section 6.5 and Section 7.4 will be in a form and content that is reasonably acceptable to both BNC and Southcoast.

4.15 Advice of Changes.  Southcoast shall promptly advise BNC orally and in writing of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect.

4.16 Reports.  Southcoast shall file all reports required to be filed with any regulatory or governmental agencies between the date of this Agreement and the Closing Date and shall deliver to BNC copies of all such reports promptly after the same are filed. As of their respective dates, such reports of Southcoast filed under the 1934 Act will comply in all material respects with the securities laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.17 Benefit Plans and Programs; Severance or Termination Payments.  Southcoast shall not adopt any new benefit plans or programs or amend any existing benefit plans or programs, the effect of which is to increase benefits to employees, directors, officers or independent contractors or their descendants or beneficiaries or the liabilities of Southcoast or its successors. Southcoast shall not grant or institute any new severance pay, termination pay, retention pay or transaction or deal bonus or arrangement or other Southcoast Plan.

4.18 Limitation on Discussion with Others.

(a) Except as set forth in this subsection, Southcoast shall not, and shall not authorize or permit any of its affiliates, officers, directors, employees, agents, or advisors to, directly or indirectly, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider an

Acquisition Proposal (defined below) of any other Person. In addition, Southcoast agrees to immediately cease and cause to be terminated any previously undertaken or ongoing activities, discussions or negotiations with any other Person with respect to any Acquisition Proposal. Furthermore, if Southcoast or any of its affiliates, officers, directors, employees, agents, or advisors receives any communication regarding an Acquisition Proposal between the date hereof and the Closing Date, then Southcoast shall immediately notify BNC of the receipt of such Acquisition Proposal. Notwithstanding the foregoing, prior to the requisite Southcoast shareholder approval, this Section 4.18 shall not prohibit Southcoast from furnishing nonpublic information regarding Southcoast to, or entering into a confidentiality agreement or discussions or negotiations with, any person or group in response to a bona fide, unsolicited written Acquisition Proposal submitted by such person or group if: (A) the Acquisition Proposal did not result from a breach of this Section 4.18 by Southcoast or any representative or affiliate thereof; (B) Southcoast’s board of directors shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a superior proposal; (C) Southcoast’s board of directors concludes in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to Southcoast and its shareholders under applicable law; (D) (1) Southcoast gives BNC prompt (but in no event later than twenty-four (24) hours) notice (which notice may be oral, and, if oral, shall be subsequently confirmed in writing) (x) of Southcoast’s or any of its directors, officers, employees, representatives, agents or advisors receipt of any Acquisition Proposal (which notice shall include the identity of such person or group and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and (y) of Southcoast’s furnishing nonpublic information to, or entering into discussions or negotiations with, such person or group, and (2) Southcoast receives from such person or group an executed confidentiality agreement containing terms no less favorable to Southcoast than the confidentiality terms of the non-disclosure agreement entered into by Southcoast and BNC dated as of July 24, 2015, and (E) contemporaneously with, or promptly after, furnishing any such nonpublic information to such person or group, Southcoast furnishes such nonpublic information to BNC (to the extent such nonpublic information has not been previously furnished by Southcoast to BNC). In addition to the foregoing, Southcoast shall keep BNC reasonably informed on a prompt basis of the status and material terms of any such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof and any change in Southcoast’s intentions with respect to the transactions contemplated hereby. Nothing contained in this Agreement shall prevent a party or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or with its fiduciary duties under applicable law.

(b) The term “Acquisition Proposal” means (a) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, rights offering, share exchange, business combination or similar transaction, involving Southcoast or any of its subsidiaries; and (b) any acquisition by any Person resulting in, or proposal or offer, which, if consummated, would result in, any Person becoming the beneficial owner, directly or indirectly, of more than 10% of the total voting power of any class of equity securities of Southcoast or any of its subsidiaries, or 10% or more of the consolidated total assets of Southcoast, in each case, other than the transactions contemplated by this Agreement

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BNC

As an inducement to Southcoast to enter into this Agreement and to consummate the transactions contemplated hereby, BNC represents, warrants, covenants and agrees as follows:

5.1 Corporate and Financial.

(a) Corporate Status.  BNC is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. BNC has all of the requisite corporate power and authority and is entitled to own or lease its properties and to carry on its business in the places where such properties are now owned, leased or operated and such business is now conducted.

(b) Authority; Enforceability.

(i) Subject to the required regulatory approvals as stated in Section 3.6(b), and the approval of the Southcoast shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:

(1) violate any provision of federal or state law applicable to BNC, the violation of which could be reasonably expected to have an adverse effect on the business, operations, properties, assets, financial condition or prospects of BNC;

(2) violate any provision of the articles of incorporation or bylaws of BNC;

(3) conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which BNC is a party, which, singularly or in the aggregate, could reasonably be expected to have an adverse effect on the business, operations, properties, assets, financial condition or prospects of BNC; or

(4) constitute a violation of any order, judgment or decree to which BNC is a party, or by which BNC or any of its assets or properties are bound.

(ii) BNC has full power and authority to enter into and perform this Agreement and the transactions contemplated hereby and thereby. The execution, delivery, performance and terms of this Agreement by BNC and the consummation by BNC of the transactions contemplated hereby and thereby have been duly and validly approved by BNC, including all necessary action by the board of directors of BNC. No other corporate proceedings are necessary on the part of BNC to authorize the execution, delivery, and performance of this Agreement by BNC and the consummation by BNC of the transactions contemplated hereby. Assuming this Agreement constitutes the valid and binding obligation of Southcoast, this Agreement constitutes the valid and binding obligation of BNC, and is enforceable in accordance with its terms, except as limited by the General Enforceability Exceptions.

(c) Internal Control.  BNC has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. No changes have been made to BNC’s internal control over financial reporting, as defined in Rule 13a-15(f) and Rule 15d-15(f) of the 1934 Act, since December 31, 2013 that materially affected, or are reasonably likely to materially affect, its internal control over financial reporting.

5.2 Disclosure Reports.  BNC has a class of securities registered pursuant to Section 12(g) of the 1934 Act. BNC’s (a) Annual Report on Form 10-K for its fiscal year ended December 31, 2014; (b) Proxy Statement for its 2015 Annual Meeting of Shareholders; (c) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015; and (d) other reports filed by BNC pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2014 (collectively, the “BNC SEC Reports”), taken together, correctly describe, among other things, the business, operations and principal properties of BNC in accordance with the requirements of the applicable report forms of the SEC. As of the respective dates of filing (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or superseded filing), none of the BNC SEC Reports contained any untrue statement of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.3 Absence of Changes.  Since December 31, 2014, there has been no change in the business, assets, liabilities, results of operations or financial condition of BNC, or in any of its relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which could reasonably be expected to have, an adverse effect on the business, operations or financial condition of BNC on a consolidated basis.

5.4 Legal Proceedings.  Neither BNC nor any of its subsidiaries is a party to any, and there are no pending or, to BNC’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against BNC or any of its subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, other than regularly scheduled examinations and similar routine investigations made by bank regulatory officials in the course of their supervision of BNC or any of its subsidiaries. There is no injunction, order, judgment, decree or material regulatory restriction imposed upon BNC, any of its subsidiaries or the assets of BNC or any of its subsidiaries.

5.5 Regulatory Reports.  BNC has made available to Southcoast for review and inspection the year-end and quarterly Reports of Condition and Income filed by the Bank of NC with the FDIC and the Forms F.R. Y-6 and F.R. Y-9SP filed by BNC with the Federal Reserve for or during each of the three (3) years ended December 31, 2014, 2013 and 2012 and the two (2) quarters ended June 30, 2015 and March 31, 2015, together with all such other reports filed by BNC and the Bank of NC for or during the same three-year period with the NCCOB, if any, and with any other applicable regulatory or governmental agencies (collectively, the “BNC Reports”). All of the BNC Reports have been prepared in accordance with applicable rules and regulations applied on a basis consistent with prior periods and contain all information required to be presented therein in accordance with such rules and regulations.

5.6 Enforcement Actions.  Neither BNC nor any of its subsidiaries is subject to any Regulatory Agreement that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has BNC or any of its subsidiaries been advised by the Federal Reserve, NCCOB, or any other applicable regulatory or governmental agency that it is considering issuing or requesting any Regulatory Agreement.

5.7 CRA, Anti-Money Laundering and Customer Information Security.  Other than investments to satisfy regulatory requirements, neither BNC nor Bank of NC is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and, to its knowledge, no facts or circumstances exist, which would cause Bank of NC: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Bank of NC pursuant to 12 C.F.R. Part 364, except where the failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect. Furthermore, the board of directors of Bank of NC has adopted and Bank of NC has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any governmental agency and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

5.8 Approvals.  BNC knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained.

5.9 Representations and Warranties.  No representation or warranty contained in this Article V or in any written statement delivered by or at the direction of BNC pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement, nor will such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading. Copies of all documents that have been or will be furnished to Southcoast in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.

5.10 Other Matters.

(a) Exchange Act Filings; Securities Offerings.  BNC has timely filed all forms, proxy statements, reports, schedules and other documents, including all certifications and statements required by the 1934 Act or Section 906 of the Sarbanes-Oxley Act required to be filed by the 1934 Act since January 1, 2014 (the “BNC Exchange Act Reports”). BNC Exchange Act Reports (i) at the time filed, (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) complied in all material respects with the applicable requirements of the securities laws and other applicable laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such BNC Exchange Act Reports or necessary to make the statements in such BNC Exchange Act Reports, in light of the circumstances under which they were made, not misleading. Each offering or sale of securities by BNC (i) was either registered under the 1933 Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the securities laws and other applicable laws, except for immaterial late “blue sky” filings, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary to make the statements in such documents, in light of the circumstances under which they were made, not misleading. BNC’s principal executive officer and principal financial officer have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the 1934 Act thereunder with respect to BNC Exchange Act Reports to the extent such rules or regulations applied at the time of the filing. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither BNC nor any of its officers has received notice from any regulatory authority questioning or challenging the accuracy, completeness, content, form, or manner of filing or submission of such certifications.

(b) Approvals, Consents and Filings.  Except for the Federal Reserve, the FDIC, the NCCOB and the SCBFI, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will: (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to BNC, or any of BNC’s assets.

(c) Absence of Brokers.  Except for FIG Partners, LLC and Sandler O’Neill + Partners LP, which have provided financial advisory services to BNC, no broker, finder or other financial consultant has acted on BNC’s behalf in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF BNC

All of the obligations of BNC under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by BNC:

6.1 Veracity of Representations and Warranties.  The representations and warranties of Southcoast contained herein shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except, at each such time, as a result of changes or events expressly permitted or contemplated herein or where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), either individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

6.2 Performance of Agreements.  Southcoast shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

6.3 Compliance by Southcoast Executive Officers and Directors.  The directors and executive officers of Southcoast shall have complied in full with the requirements of Section 2.9 hereof.

6.4 Certificates, Resolutions, Opinion.  Southcoast shall have delivered to BNC:

(a) a certificate executed by the Chief Executive Officer or President of Southcoast, dated as of the Closing Date, and certifying in such detail as BNC may reasonably request to the fulfillment of the conditions specified in Section 6.1 and Section 6.2 hereof;

(b) a certificate executed by the Secretary of Southcoast, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of Southcoast; (ii) bylaws of Southcoast; and (iii) duly adopted resolutions of the Board of Directors and shareholders of Southcoast (1) authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated herein in accordance with its terms; and (2) authorizing all other necessary and proper corporate action to enable Southcoast to comply with the terms hereof;

(c) a certificate executed by the Secretary or equivalent officer of the Bank, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of the Bank; (ii) bylaws of the Bank; and (iii) duly adopted resolutions of the Board of Directors and sole shareholder of the Bank (1) authorizing and approving the execution of the Bank Merger Agreement and the consummation of the transactions contemplated therein; and (2) authorizing all other necessary and proper corporate action to enable the bank to comply with the terms thereof;

(d) a certificate of the valid existence of Southcoast under the laws of the State of South Carolina, executed by the South Carolina Secretary of State, and dated not more than ten (10) business days prior to the Closing Date; and

(e) an opinion of Haynsworth Sinkler Boyd, P.A., counsel for Southcoast, dated the Closing Date, in the form attached hereto as Exhibit C.

6.5 Tax Opinion.  BNC shall have received the written opinion of its counsel, Troutman Sanders LLP, in form and substance reasonably satisfactory to BNC, on the basis of facts, representations and assumptions set forth in such opinion and dated the Closing Date, to the effect that the Merger will be treated as a “reorganization” described in Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained letters or certificates of officers of BNC and Southcoast, reasonably satisfactory in form and substance to it.

ARTICLE VII
CONDITIONS TO OBLIGATIONS OF SOUTHCOAST

All of the obligations of Southcoast under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by it:

7.1 Veracity of Representations and Warranties.  The representations and warranties of BNC contained herein shall be true and correct in all respects (without giving effect to any limitation as to “materiality” set forth therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except, at each such time, as a result of changes or events expressly permitted or contemplated herein or where the failure to be so true and correct (without giving effect to any limitation as to “materiality” set forth therein), either individually or in the aggregate, is not reasonably likely to have a material adverse effect on the business, operations or financial condition of BNC on a consolidated basis, or prevent or impair, or would be reasonably likely to prevent or impair, the ability of BNC to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder.

7.2 Performance of Agreements.  BNC shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

7.3 Certificates, Resolutions, Opinion.  BNC shall have delivered to Southcoast:

(a) a certificate executed by the Chief Executive Officer or President of BNC, dated the Closing Date, certifying in such detail as Southcoast may reasonably request to the fulfillment of the conditions specified in Section 7.1 and Section 7.2 hereof;

(b) a certificate executed by the Secretary or an Assistant Secretary of BNC, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of BNC; (ii) bylaws of BNC; and (iii) duly adopted resolutions of the board of directors of BNC (1) authorizing and approving the execution of this Agreement on behalf of BNC, and the consummation of the transactions contemplated herein in accordance with its terms; and (2) authorizing all other necessary and proper corporate actions to enable BNC to comply with the terms hereof; and

(c) a certificate of the valid existence of BNC, under the laws of the State of North Carolina, executed by the North Carolina Secretary of State, and dated not more than ten (10) business days prior to the Closing Date.

7.4 Tax Opinion.  Southcoast shall have received the written opinion of its counsel, Haynsworth Sinkler Boyd, P.A., in form and substance reasonably satisfactory to Southcoast, on the basis of facts, representations and assumptions set forth in such opinion and dated the Closing Date, to the effect that the Merger will be treated as a “reorganization” described in Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained letters or certificates of officers of BNC and Southcoast, reasonably satisfactory in form and substance to it.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF BOTH PARTIES

All of the obligations of both parties under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by the parties:

8.1 Shareholder Approval.  This Agreement shall have been approved by the vote of the holders of at least eighty percent of the issued and outstanding shares of Southcoast Stock.

8.2 Regulatory Approvals.  Any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement and the Bank Merger Agreement, including, but not limited to the United States Department of the Treasury, the Federal Reserve, the FDIC, the NCCOB and the SCBFI shall have granted such consents, authorizations and approvals as are necessary for the consummation hereof and thereof, and all applicable waiting or similar periods required by law shall have expired.

8.3 No Injunctions or Restraints; Illegality.  No order, injunction, decree or judgment preventing the consummation of the Merger or the other transactions contemplated by this Agreement issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the Merger.

8.4 Effective Registration Statement.  The BNC Registration Statement shall have been declared effective by the SEC and no stop order shall have been entered with respect thereto.

8.5 TRUPs Assumption.  BNC shall have executed and delivered, subject to the effectiveness of the Merger, all supplemental and amended documents required to be executed by BNC to effect the TRUPs Assumption.

ARTICLE IX
WARRANTIES AND SURVIVAL

9.1 Warranties.  All statements contained in any certificate or other instrument delivered by or on behalf of Southcoast or BNC pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties hereunder by them. Unless the context otherwise requires, the representations and warranties required of Southcoast shall be required to be made, and shall be considered made, on behalf of Southcoast and the Bank.

9.2 Survival of Provisions.  All representations, warranties, covenants, and agreements made by either party hereto in or pursuant to this Agreement or in any instrument, exhibit, or certificate delivered pursuant hereto shall be deemed to have been material and to have been relied upon by the party to which made, but, except as set forth hereafter or specifically stated in this Agreement, such representations, warranties, covenants, and agreements shall expire and be of no further force and effect upon the consummation of the Merger; provided, however, that the following shall survive consummation of the Merger and the transactions contemplated hereby:

(a) any intentional misrepresentation of any material fact made by either party hereto in or pursuant to this Agreement or in any instrument, document or certificate delivered pursuant hereto; and

(b) the covenants with respect to the confidentiality of certain information contained in Section 2.4 hereof, with respect to tail coverage contained in Section 2.13 hereof, and with respect to employment and consulting agreements contained in Section 2.15 hereof.

ARTICLE X
TERMINATION

10.1 Change in BNC Stock Price.  This Agreement may be terminated by Southcoast, if the Board of Directors of Southcoast so determines by a vote of the majority of the members of the entire Southcoast Board of Directors, at any time during the five-day period commencing with the fifth trading day immediately preceding the Effective Date (the “Determination Date”), if both of the following conditions are satisfied:

(a) The number obtained by dividing the average of the daily closing prices for the shares of BNC Stock for the twenty (20) consecutive full trading days on which such shares are actually traded on the NASDAQ (as reported by The Wall Street Journal ending on the Determination Date) (the “Average Closing Price”) by the Starting Price (as defined below) (the “BNC Ratio”) shall be less than 0.80; and

(b) the BNC Ratio shall be less than the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.15 from such quotient (the “Index Ratio”);

provided, however, if Southcoast elects to exercise its termination right pursuant to this Section 10.1, it shall give prompt written notice to BNC (and provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with receipt of such notice, BNC shall have the option to increase the consideration to be received by the holders of Southcoast Stock hereunder by increasing the Exchange Ratio (calculated to the nearest one one-thousandth) so that the value of the Per Share Purchase Price (calculated on the basis of the Average Closing Price) to be received by each holder of Southcoast Stock equals the lesser of:

(i) the product of the Starting Price, 0.85 and the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 10.1(b)(i); and

(ii) an amount equal to (1) the product of the Index Ratio, 0.85, the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 10.1(b)(i)), and the Average Closing Price, divided by (2) the BNC Ratio.

If BNC so elects within such five-day period, it shall give prompt written notice to Southcoast of such election and the revised Exchange Ratio whereupon no termination shall have occurred pursuant to this Section 10.1 and this Agreement shall remain in effect in accordance with its terms, provided that any references in this Agreement to the “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as increased pursuant to this Section 10.1.

For purposes of this Section 10.1, the following terms shall have the meanings indicated:

“Final Index Price” shall mean the average of the Index Prices for the twenty (20) consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index.

“Index Price” shall mean the closing price on such date of the Index Group.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the lesser of (i) $22.00; and (ii) the closing price of a share of BNC Stock on the NASDAQ (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) on the Starting Date.

10.2 Material Adverse Change.

(a) This Agreement may be terminated at any time prior to or on the Closing Date by BNC upon written notice to Southcoast, if, after the date hereof, a Material Adverse Effect shall have occurred, or if Southcoast shall have suffered a material loss or damage to any of its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business.

(b) This Agreement may be terminated at any time prior to or on the Closing Date by Southcoast upon written notice to BNC, if, after the date hereof, a material adverse change in the business, operations or financial condition of BNC on a consolidated basis shall have occurred which change would reasonably be expected to have a material adverse effect on the market price of BNC Stock or materially affects or impairs its ability to conduct its business.

10.3 Noncompliance.

(a) This Agreement may be terminated at any time prior to or on the Closing Date by BNC upon written notice to Southcoast, (i) if the terms, covenants or conditions of this Agreement to be complied with or performed by Southcoast before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by BNC; or (ii) in the event of a material breach by Southcoast of any covenant, agreement, or obligation contained in this Agreement which breach has not been cured within twenty (20) days after the giving of written notice by BNC of such breach or, if such breach is not capable of being cured within twenty (20) days, Southcoast has not begun to cure such breach within twenty (20) days after such written notice; provided, however, that in no event shall the cure periods provided in this Section 10.3 extend past the time period in Section 10.6 or otherwise limit BNC’s rights thereunder.

(b) This Agreement may be terminated at any time prior to or on the Closing Date by Southcoast upon written notice to BNC, (i) if the terms, covenants or conditions of this Agreement to be complied with or performed by BNC before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by Southcoast; or (ii) in the event of a material breach by BNC of any covenant, agreement, or obligation contained in this Agreement which breach has not been cured within twenty (20) days after the giving of written notice by Southcoast of such breach or, if such breach is not capable of being cured within twenty (20) days, BNC has not begun to cure such breach within twenty (20) days after such written notice; provided, however, that in no event shall the cure periods provided in this Section 10.3 extend past the time period in Section 10.6 or otherwise limit Southcoast’s rights thereunder.

10.4 Failure to Disclose.  This Agreement may be terminated at any time prior to or on the Closing Date by BNC upon written notice to Southcoast, if it learns of any fact or condition not disclosed in this Agreement, the Disclosure Memorandum, or the Southcoast Financial Statements, which was required to be disclosed by Southcoast pursuant to the provisions of this Agreement with respect to the business, properties, assets or earnings of Southcoast which materially and adversely affects such business, properties, assets or earnings or the ownership, value or continuance thereof.

10.5 Regulatory Approval.  This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party, if any regulatory approval required to be obtained pursuant to Section 8.2 has been denied by the relevant governmental entity or any governmental entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

10.6 Termination Date.  This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party, if the Closing Date shall not have occurred on or before March 31, 2016, unless otherwise agreed to in writing by the parties.

10.7 Shareholder Vote.  This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party, if this Agreement is not approved by any required vote of the holders of Southcoast Stock as required by applicable law.

10.8 Acquisition Proposal.  If, while an Acquisition Proposal is outstanding or after such an offer has been accepted, (i) either party terminates this Agreement pursuant to Section 10.7, (ii) Southcoast terminates this Agreement other than pursuant to Section 10.1, Section 10.2(b) or Section 10.3(b), or (iii) BNC terminates this Agreement, then Southcoast shall pay, or cause to be paid to BNC, at the time of the termination of this Agreement, an amount equal to $3.0 million (the “Termination Fee”), which shall be the sole and exclusive remedy of BNC for all claims under this Agreement.

10.9 Effect of Termination.  Except as set forth in this Section 10.9, in the event of the termination of this Agreement pursuant to this Article X, this Agreement shall become void and have no effect, and neither party shall have any liability of any nature whatsoever under this Agreement or in connection with the transactions contemplated by this Agreement except that (i) the provisions of this Article X and Section 2.4 shall survive any such termination and (ii) such termination shall not relieve any party from liability arising from any willful breach of any provision of this Agreement.

ARTICLE XI
MISCELLANEOUS

11.1 Notices.  All notices or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by e-mail transmission and by mailing a copy thereof to the recipient on the date of such e-mail to the intended recipient thereof at its e-mail address and address set out below. Any such notice or communication shall be deemed to have been duly given immediately. Either party may change the e-mail address or address to which notices or other communications to such party shall be delivered or mailed by giving notice thereof to the other party hereto in the manner provided herein.

To BNC:	To Southcoast:
BNC Bancorp 3980 Premier Drive, Suite 210 High Point, North Carolina 27265 Attention: Richard D. Callicutt II Facsimile: E-mail: rcallicutt@bankofnc.com	Southcoast Financial Corporation 530 Johnnie Dodds Boulevard Mt. Pleasant, South Carolina 29464 Attention: L. Wayne Pearson Facsimile: E-mail: wpearson@southcoastbank.com
With copies to:	With a copy to:
BNC Bancorp 3980 Premier Drive, Suite 210 High Point, North Carolina 27265 Attention: Drema Michael Facsimile: E-mail: dmichael@bankofnc.com	Haynsworth Sinkler Boyd, P.A. 1201 Main Street, 22nd Floor Columbia, South Carolina 29201 Attention: George S. King, Jr. Facsimile: (803) 765-1243 E-mail: cking@hsblawfirm.com
and
Troutman Sanders LLP 600 Peachtree Street Suite 5200 Atlanta, Georgia 30308 Attention: James W. Stevens Facsimile: (404) 962-6501 E-mail: james.stevens@troutmansanders.com

11.2 Entire Agreement.  This Agreement and the Bank Merger Agreement supersede all prior discussions and agreements between Southcoast and BNC with respect to the Merger and the other matters contained herein and therein, and this Agreement and the Bank Merger Agreement contain the sole and entire agreement between Southcoast and BNC with respect to the transactions contemplated herein and therein.

11.3 Waiver; Amendment.  Prior to or on the Closing Date, BNC shall have the right to waive any default in the performance of any term of this Agreement by Southcoast, to waive or extend the time for the fulfillment by Southcoast of any or all of Southcoast’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of BNC under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. Prior to or on the Closing Date, Southcoast shall have the right to waive any default in the performance of any term of this Agreement by BNC, to waive or extend the time for the fulfillment by BNC of any or all of BNC’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Southcoast under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. This Agreement may be amended by a subsequent writing signed by the parties hereto, provided, however, that the provisions of Section 8.2 requiring regulatory approval shall not be amended by the parties hereto without regulatory approval. An amendment to this Agreement may be made after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Southcoast Common Stock, no amendment shall be made that reduces or modifies in any respect the consideration to be received by holders of Southcoast Common Stock.

11.4 Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement. This Agreement may be executed by facsimile, photo or electronic signature and such facsimile, photo or electronic signature shall constitute an original for all purposes.

11.5 No Third Party Beneficiaries.  No provision of this Agreement shall be deemed to create any third party beneficiary rights in any anyone, including any employee or former employee of Southcoast (including any beneficiary or dependent thereof).

11.6 Binding Effect; Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other party.

11.7 Governing Law.  The validity and effect of this Agreement and the Bank Merger Agreement and the rights and obligations of the parties hereto and thereto shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina.

11.8 Jurisdiction.  The parties expressly agree and acknowledge that the State of North Carolina has a reasonable relationship to the parties and/or this Agreement. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

11.9 WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE

IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.

11.10 Interpretation.  For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation;” (d) the word “or” shall not be exclusive; and (e) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Memorandum is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Memorandum in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Memorandum is or is not material for purposes of this Agreement. This Agreement shall not be interpreted or construed to require any party or other Person to take any action, or fail to take any action, if to do so would violate applicable law.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

BNC BANCORP

By:	/s/ Richard D. Callicutt II Name: Richard D. Callicutt II Title: President and Chief Executive Officer

SOUTHCOAST FINANCIAL CORPORATION

By:	/s/ L. Wayne Pearson Name: L. Wayne Pearson Title: Chairman and Chief Executive Officer

EXHIBIT A

FORM OF AGREEMENT AND PLAN OF MERGER

(the Bank Merger Agreement)

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 14th day of August, 2015, by and between BANK OF NORTH CAROLINA, a North Carolina bank (“Bank of NC”), and SOUTHCOAST COMMUNITY BANK, a South Carolina bank (the “Bank”, and together with Bank of NC, the “Constituent Banks”).

WITNESSETH:

WHEREAS, Southcoast Financial Corporation, a South Carolina corporation (“Southcoast”), and BNC Bancorp, a North Carolina corporation (“BNC”), entered into that certain Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), which provides for the merger of Southcoast with and into BNC (the “Parent Merger”);

WHEREAS, the respective boards of directors of the Constituent Banks deem it advisable and in the best interests of each such bank and its shareholders that the Bank merge with and into Bank of NC, with Bank of NC being the surviving bank; and

WHEREAS, the respective boards of directors of the Constituent Banks, by resolutions duly adopted, have unanimously approved and adopted this Agreement and directed that it be submitted to the sole shareholder of each of the Bank and Bank of NC for their approval.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

1.  Merger.

Pursuant to and with the effects provided in the applicable provisions of Chapter 53C of the North Carolina General Statutes (the “North Carolina Code”) and Title 34 of the South Carolina Code of Laws, the Bank (sometimes referred to as the “Merged Bank”) shall be merged with and into Bank of NC (the “Bank Merger”). Bank of NC shall be the surviving bank (the “Surviving Bank”) and shall continue under the name “BNC Bancorp.” At the Effective Time (as defined herein) of the Bank Merger, the individual existence of the Merged Bank shall cease and terminate.

2.  Actions to be Taken.

The acts and things required to be done by the North Carolina Code in order to make this Agreement effective, including the submission of this Agreement to the shareholders of the Constituent Banks and the filing of the articles of merger relating hereto in the manner provided in said North Carolina Code, shall be attended to and done by the proper officers of the Constituent Banks with the assistance of counsel as soon as practicable.

3.  Effective Time.

The Bank Merger shall be effective upon the approval of this Agreement by the shareholder of Merged Bank and the filing of the articles of merger in the manner provided in the North Carolina Code (the “Effective Time”). The Bank Merger shall not be effective prior to the effective time of the Parent Merger.

4.  Articles of Incorporation and Bylaws of the Surviving Bank.

(a)  The Articles of Incorporation of Bank of NC, as heretofore amended, as in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Bank.

(b)  Until altered, amended or repealed, as therein provided, the Bylaws of Bank of NC as in effect at the Effective Time shall be the Bylaws of the Surviving Bank.

5.  Directors.

Upon the Bank Merger contemplated herein becoming effective, the directors of the Surviving Bank shall be the individuals set forth on Attachment 1 hereto. Said persons shall hold office until the next annual meeting of the shareholder of the Surviving Bank and until their successors are elected in accordance with the Bylaws of the Surviving Bank. If at the Effective Time any vacancy shall exist on the Board of Directors of the Surviving Bank, such vacancy shall be filled in the manner specified in the Bylaws of the Surviving Bank.

6.  Cancellation of Shares of Merged Bank; Capital Structure of the Surviving Bank.

(a)  At the Effective Time, each share of the Merged Bank’s common stock, $5.00 par value per share (the “Bank Stock”) outstanding at the Effective Time shall be cancelled.

(b)  At the Effective Time, each share of the Surviving Bank’ common stock issued and outstanding immediately prior to the Effective Time shall remain outstanding.

7.  Termination of Separate Existence.

At the Effective Time, the separate existence of the Merged Bank shall cease and the Surviving Bank shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Constituent Banks; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Banks shall be taken and deemed to be vested in the Surviving Bank without further act or deed, and the title to any real estate or any interest therein, vested in either of the Constituent Banks shall not revert or be in any way impaired by reason of the Bank Merger. The Surviving Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Banks; and any claim existing or action or proceeding, civil or criminal, pending by or against either of said Constituent Banks may be prosecuted as if the Bank Merger had not taken place, or the Surviving Bank may be substituted in its place, and any judgment rendered against either of the Constituent Banks may thenceforth be enforced against the Surviving Bank; and neither the rights of creditors nor any liens upon the property of either of the Constituent Banks shall be impaired by the Bank Merger.

8.  Further Assignments.

If at any time the Surviving Bank shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest in said bank, according to the terms hereof, the title to any property or rights of the Merged Bank, the proper officers and directors of the Merged Bank shall and will execute and make all such proper assignments and assurances and do all things necessary and proper to vest title in such property or rights in the Surviving Bank, and otherwise to carry out the purposes of this Agreement.

9.  Condition Precedent to Consummation of the Merger.

This Agreement is subject to, and consummation of the Bank Merger is conditioned upon, the consummation of the Parent Merger and the fulfillment as of the Effective Time of approval of this Agreement by the affirmative vote of BNC, as sole shareholder of Bank of NC, and Southcoast, as sole shareholder of the Bank.

10.  Termination.

This Agreement may be terminated and the Bank Merger abandoned at any time before or after adoption of this Agreement by the directors of either of the Constituent Banks, notwithstanding favorable action on the Bank Merger by the shareholder of the Merged Bank, but not later than the issuance of the certificate of merger by the Secretary of State of North Carolina or the Secretary of State of South Carolina with respect to the Bank Merger in accordance with the provisions of the North Carolina Code or the South Carolina Code of Laws, as applicable. This Agreement shall automatically be terminated upon a termination of the Merger Agreement pursuant to Article IX thereof.

11.  Counterparts; Title; Headings.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The title of this Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part of this Agreement.

12.  Amendments; Additional Agreements.

At any time before or after approval and adoption by the shareholder of the Bank, this Agreement may be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective Boards of Directors of the Constituent Banks to be necessary, desirable or expedient to further the purposes of this Agreement, to clarify the intention of the parties, to add to or modify the covenants, terms or conditions contained herein or to effectuate or facilitate any governmental approval of the Bank Merger or this Agreement, or otherwise to effectuate or facilitate the consummation of the transactions contemplated hereby; provided, however, that no such modification, amendment or supplement shall reduce to any extent the consideration into which shares of the Bank Stock shall be converted in the Bank Merger pursuant to Section 6 hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Constituent Banks has caused this Agreement to be executed on its behalf as of the day and year first above written.

BANK OF NORTH CAROLINA

By:
Name: Richard D. Callicutt II
Title:  President and Chief Executive Officer

SOUTHCOAST COMMUNITY BANK

By:
Name: L. Wayne Pearson
Title:  Chairman and Chief Executive Officer

Attachment 1

James T. Bolt Jr.
Abney S. Boxley III
Richard D. Callicutt II
Joseph M. Coltrane Jr.
Charles T. Hagan III
Elaine M. Lyerly
W. Swope Montgomery Jr.
Lenin J. Peters
John S. Ramsey Jr.
Thomas R. Sloan
Thomas R. Smith
Robert A. Team Jr.
G. Kennedy Thompson
D. Vann Williford
Richard F. Wood

EXHIBIT B

FORM OF DIRECTOR AGREEMENT

[             ], 2015

BNC Bancorp
3980 Premier Drive, Suite 210
High Point, North Carolina 27265

Ladies and Gentlemen:

To induce you to agree to the proposed merger (the “Merger”) of SOUTHCOAST FINANCIAL CORPORATION, a South Carolina corporation (“Southcoast”), with and into BNC BANCORP, a North Carolina corporation (“BNC”), pursuant to the Agreement and Plan of Merger of even date herewith, by and between Southcoast and BNC (the “Merger Agreement”), the undersigned hereby covenants, represents and warrants as follows. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.

1.  Recommendation for Merger.  Subject to any applicable fiduciary duty, the undersigned agrees to recommend to all holders of the capital stock of Southcoast entitled to vote on the Merger (“Southcoast Stock”) that they vote in favor of the Merger.

2.  Voting of Southcoast Stock.  The undersigned agrees to vote any and all shares of Southcoast Stock owned or controlled by him in a non-fiduciary capacity in favor of the Merger.

3.  Restrictive Covenants.

(a)  For a period of one (1) year after Closing Date, the undersigned agrees that he shall not, directly or indirectly, for any reason, for its own account, or on behalf of, or together with or through, any other Person:

(i)  serve as an officer or director of any bank, bank holding company, credit union or finance company located within a radius of twenty (20) miles from each office maintained by Southcoast Community Bank (the “Bank”) as of the Closing Date;

(ii)  solicit or attempt to solicit, any of the Bank’s customers or employees, who are then customers or employees of the Bank or BNC, for the benefit of any Person providing products or services that are competitive with those provided by the Bank or BNC’s subsidiary bank [TOMMY BAKER ONLY — provided, however, that the undersigned may in the ordinary course of his automobile business refer the Bank’s customers who are then customers of the Bank or BNC to financing sources for automobile purchases] [JAMES SMITH ONLY — provided, however, that the undersigned may in the ordinary course of his insurance business refer the Bank’s customers who are then customers of the Bank or BNC in connection with the sale of insurance policies]; or

(iii)  knowingly or intentionally damage or destroy the goodwill and esteem of the Bank or BNC’s subsidiary bank, their respective business with its employees, customers, and any others who may at any time have or have had relations with the Bank or BNC’s subsidiary bank.

(b)  Although the parties have, in good faith, used their best efforts to make the provisions of this Section 3 reasonable in terms of geographic area, duration and scope of restricted activities in light of Southcoast and the Bank’s business activities, and it is not anticipated, nor is it intended, by any party hereto that a court of competent jurisdiction would find it necessary to reform the provisions hereof to make them reasonable in terms of geographic area, duration or otherwise, the parties understand and agree that if a court of competent jurisdiction determines it necessary to reform the scope of this Section 3 or any part thereof in order to make it binding and enforceable, such provision shall be considered divisible in all respects and such lesser scope as any such court shall determine to be reasonable shall be effective, binding and enforceable.

(c)  Because of the difficulty in measuring economic losses that may be incurred by BNC as a result of any breach by the undersigned of any of the covenants contained in this Section 3, and because of the immediate and irreparable damage that would be caused BNC for which it would have no other adequate remedy, the undersigned agrees that BNC may enforce the provisions this Section 3, by any applicable equitable or legal means, including by injunction or restraining order against the undersigned if the undersigned breaches or threatens to breach any provisions of this Section 3.

4.  The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, BNC shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

5.  The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his or her capacity as a shareholder of Southcoast and, if applicable, shall not in any way limit or affect actions the undersigned may take in his or her capacity as a director or officer of Southcoast (if applicable).

This Agreement is the complete agreement between BNC and the undersigned concerning the subject matters hereof and shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina, without regard to its conflicts of laws provisions.

Sincerely,

[Director]

EXHIBIT C

FORM OF OPINION

(1)  Southcoast was duly organized as a corporation, and is existing and in good standing, under the laws of the State of South Carolina. The Bank was duly organized as a South Carolina bank, and is existing and in good standing, under the laws of the State of South Carolina.

(2)  Southcoast has the corporate power to execute and deliver the Agreement and to perform its obligations thereunder, to own and use its assets and to conduct its business.

(3)  Southcoast has duly authorized the execution and delivery of the Agreement and all performance by Southcoast thereunder, and has duly executed and delivered the Agreement.

(4)  No consent, approval, authorization or other action filed by, or filing with, any governmental authority of the United States or the State of South Carolina is required for Southcoast’s execution and delivery of the Agreement and consummation of the transactions contemplated by the Agreement, which consent, approval or authorization has not been previously received.

(5)  The Agreement is enforceable against Southcoast.

(6)  As of the date of this Agreement, Southcoast has authorized capital stock consisting solely of 20,000,000 shares of Southcoast Stock, of which 7,103,751 shares are issued and outstanding as of the date hereof. The Bank has authorized capital stock consisting solely of 20,000,000 shares of common stock, $5.00 par value per share (“Bank Stock”), 1,047,985 of which are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Southcoast Stock and Bank Stock are duly and validly issued, fully paid and non-assessable and were offered, issued and sold in compliance with all applicable federal and state securities laws. No Person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of any shares Southcoast Stock or Bank Stock previously issued. None of the shares of Southcoast Stock or Bank Stock has been issued in violation of any preemptive or other rights of its respective shareholders. All of the issued and outstanding shares of Bank Stock are owned by Southcoast.

AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT (this “Amendment”) is made and entered into as of this 15th day of September, 2015, by and between SOUTHCOAST FINANCIAL CORPORATION, a South Carolina corporation (“Southcoast” and, unless the context otherwise requires, the term “Southcoast” shall include Southcoast and its wholly-owned subsidiary bank, SOUTHCOAST COMMUNITY BANK, a South Carolina bank with its main office in Mt. Pleasant, South Carolina (the “Bank”)), and BNC BANCORP, a North Carolina corporation (“BNC ”), and amends that certain Agreement and Plan of Merger (the “Agreement”), dated as of August 14, 2015, by and between Southcoast and BNC.

WHEREAS, Southcoast and BNC are parties to the Agreement; and

WHEREAS, in order to clarify certain provisions of the Agreement, the parties desire to amend the Agreement as provided herein;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient are hereby acknowledged, the parties hereto agree as follows:

1. Amendments to the Agreement.  The Agreement is hereby amended as follows:

a. The last sentence of Section 2.11(b) of the Agreement shall be deleted in its entirety and replaced with the following:

“Southcoast shall take such actions prior to the Closing Date, as directed by BNC and as reasonably necessary, to (i) correct or remedy any Southcoast Plan (as defined in Section 3.5(b)(iv)) that is not in compliance with the provisions of ERISA, the Code or other applicable law, (ii) bring any Southcoast Plan (as defined in Section 3.5(b)(iv)) that is subject to Section 409A of the Code and not in compliance therewith into compliance, and (iii) ensure that there are no “excess parachute payments” within the meaning of Section 280G(b) of the Code being made in connection with the consummation of the transactions that are the subject of this Agreement or any events related thereto.”

b. The first sentence of Section 2.12(a) of the Agreement shall be deleted in its entirety and replaced with the following:

“BNC agrees that it shall provide a severance package for all Southcoast employees with a minimum employment period with Southcoast of twelve (12) weeks and who are not retained by BNC following the Closing Date, or who are otherwise displaced by BNC following the Closing Date.”

c. The second sentence of Section 2.14 of the Agreement shall be deleted in its entirety and replaced with the following:

“BNC agrees that at the Effective Time, it shall expressly assume all of Southcoast’s obligations under the indentures relating to such subordinated debentures (including, without limitation, being substituted for Southcoast) and execute any and all documents, instruments and agreements, including any supplemental indentures, guarantees, or declarations of trust required by said indentures, the subordinated debentures or the trust preferred securities issued by Southcoast Capital Trust III, or as may reasonably be requested by the trustees thereunder, and thereafter shall perform all of BNC’s obligations with respect to the subordinated debentures and the trust preferred securities issued by Southcoast Capital Trust III (the “TRUPs Assumption”).”

d. The first sentence of Section 2.17(a) of the Agreement shall be deleted in its entirety and replaced with the following:

“For a period of six (6) years after the Effective Time (or, in the case of Claims that have not been resolved prior to the sixth (6th) anniversary of the Effective Time, until such Claims are finally resolved), BNC shall indemnify, defend, and hold harmless the present and former directors and executive officers of Southcoast (each, an “Indemnified Party”) against all liabilities arising out of, resulting from or related to any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative (each, a “Claim ”), in which an Indemnified Party is, or is threatened to be made, a party or witness arising out of the fact that such Indemnified Party is or was a director or officer of Southcoast (or, at Southcoast’s request, was a director, officer, manager or trustee of, or in a similar capacity with, another Southcoast entity or Southcoast Plan (as defined in Section 3.5(b)(iv)) prior to the Effective Time if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted by applicable law.”

e. Section 2.17(b) of the Agreement shall be deleted in its entirety and replaced with the following:

“(b) the covenants with respect to the confidentiality of certain information contained in Section 2.4 hereof, with respect to tail coverage contained in Section 2.13 hereof, with respect to employment and consulting agreements contained in Section 2.15 hereof, and with respect to indemnification contained in Section 2.17 hereof.”

f. Section 4.14(d) of the Agreement shall be deleted in its entirety and replaced with the following:

“(d) The certificates required pursuant to Section 4.14(c) and the tax opinions required pursuant to Section 6.5 and Section 7.4 will be in a form and content that is reasonably acceptable to both BNC and Southcoast.”

g. The last sentence of Section 4.18(a) of the Agreement shall be deleted in its entirety and replaced with the following:

“Nothing contained in this Agreement shall prevent a party or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the 1934 Act with respect to an Acquisition Proposal or with its fiduciary duties under applicable law.”

h. Section 8.1 shall be amended by deleting the phrase “at least eighty percent” and replacing it with the phrase “at least two-thirds”.

i. Section 10.1(b) shall be amended by adding the phrase “or making a cash payment of all or part of the increase” immediately following the phrase “(calculated to the nearest one one-thousandth)”.

j. Section 11.5 of the Agreement shall be deleted in its entirety and replaced with the following:

“11.5 No Third Party Beneficiaries.  No provision of this Agreement except Section 2.17 shall be deemed to create any third party beneficiary rights in anyone, including any employee or former employee of Southcoast (including any beneficiary or dependent thereof).

2. Reaffirmation and Continuing Validity.  Except as expressly amended hereby, the terms and provisions of the Agreement remain in full force and effect in all respects.

3. Governing Law.  The validity and effect of this Amendment and the rights and obligations of the parties hereto and thereto shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina.

4. Counterparts.  This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Amendment. This Amendment may be executed by facsimile, photo or electronic signature and such facsimile, photo or electronic signature shall constitute an original for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by its duly authorized officers as of the day and year first above written.

BNC BANCORP

By:	/s/ Richard D. Callicutt II Name: Richard D. Callicutt II Title: President and Chief Executive Officer

SOUTHCOAST FINANCIAL CORPORATION

By:	/s/ L. Wayne Pearson Name: L. Wayne Pearson Title: Chairman and Chief Executive Officer

Appendix B

August 13, 2015

Board of Directors
Southcoast Financial Corporation
534 Johnnie Dodds Boulevard
Mount Pleasant, SC 29464

Members of the Board:

BSP Securities, LLC (“BSP”), a wholly owned broker/dealer subsidiary of Banks Street Partners, LLC, understands that Southcoast Financial Corporation (“Seller”) and BNC Bancorp (“Buyer”) have proposed to enter into an Agreement and Plan of Merger, dated as of August 13, 2015 (the “Agreement”), pursuant to which Seller shall merge with and into Buyer (the “Merger”). Immediately following the Merger, Seller’s bank subsidiary, SouthCoast Community Bank, shall merge with and into Buyer’s bank subsidiary, Bank of North Carolina.

In accordance with the terms of the Agreement, each share of Seller Common Stock (excluding shares held by Buyer, Buyer Bank or Seller or any of their respective Subsidiaries, in each case other than Trust Account Common Shares or shares held as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive the number of shares of Buyer Common Stock determined by dividing $13.35 by the Buyer’s 20-trading-day, volume-weighted-average price one day prior to the closing date (“Buyer VWAP”) (“Per Share Stock Consideration”) (such Per Share Stock Consideration shall be referred to as the “Merger Consideration”). In the event the Buyer VWAP is equal to or less than $19.00, then each share of Seller Common Stock shall be converted into and exchanged for the right to receive 0.7026 share of Buyer Common Stock. In the event that the Buyer VWAP is greater than or equal to $22.00, then each share of Seller Common Stock shall be converted into and exchanged for the right to receive 0.6068 share of Buyer Common Stock

Seller has requested that BSP render its opinion (the “Opinion”) to Seller’s Board of Directors, as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Seller Common Stock under the terms of the Agreement.

BSP, as part of its investment banking business, is regularly engaged in the valuation of banks, bank holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, private placements and valuations for corporate and other purposes. In rendering this fairness opinion, we have acted on behalf of the Board of Directors of Seller and will receive a fee for this Opinion. BSP will also receive compensation for other advisory services related to the Merger, a portion of which is contingent upon the consummation of the Merger. Seller has also agreed to reimburse us for our reasonable out-of-pocket expenses and has agreed to indemnify us for certain liabilities arising out of our engagement by Seller in connection with the Merger. During the past two years, BSP has provided advisory services to Buyer, for which it has received compensation.

For purposes of this Opinion and in connection with our review of the proposed Merger, we have, among other things:

1.	Reviewed the terms of the Agreement;
2.	Participated in discussions with Seller management concerning Seller’s financial condition, asset quality and regulatory standing, capital position, historical and current earnings, management succession and Seller’s and Buyer’s future financial performance;

1380 West Paces Ferry Rd. NW / Suite 2060 / Atlanta, GA 30327 (404) 848-1571 (phone) / (404) 848-1574 (fax)

3.	Reviewed Seller’s audited financial statements for the quarter ended June 30, 2015 and years ended December 31, 2014, 2013 and 2012;
4.	Reviewed Buyer’s recent filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended December 31, 2014, as well as quarterly reports on Form 10-Q for the quarters ended June 30, 2015 and March 31, 2015;
5.	Reviewed certain financial forecasts and projections of the Seller, prepared by its management, as well as the estimated cost savings and related transaction expenses expected to result from the Merger;
6.	Analyzed certain aspects of Seller’s financial performance and condition and compared such financial performance with similar data of publicly-traded companies we deemed similar to the Seller;
7.	Reviewed historical trading activity of Buyer and analysts’ consensus estimates for Buyer’s future earnings;
8.	Compared the proposed financial terms of the Merger with the financial terms of certain other recent merger and acquisition transactions, involving companies that we deemed to be relevant;
9.	Performed such other analyses and considered such other information, financial studies, and investigations and financial, economic and market criteria as we deemed relevant.

In giving our Opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by Seller, and its representatives, and of the publicly available information for Seller and Buyer that we reviewed. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheet of the Seller at June 30, 2015 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We are not retained to, nor did we conduct a physical inspection of any of the properties or facilities of the Seller, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of the Seller, were not furnished with any such evaluation or appraisal, and did not review any individual credit files. Our Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated. No opinion is expressed as to whether any alternative transaction might be more favorable to holders of Seller Common Stock, than the Merger.

With respect to the financial projections for Seller used by BSP in its analyses, management of Seller confirmed to us that those projections reflected the best currently available estimates and judgments of the future financial performance of Seller. We assumed that the financial performance reflected in all projections and estimates used by us in our analyses would be achieved. We express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Seller or Buyer since the date of the most recent financial statements made available to us, other than those changes which may have been provided by senior management of Seller and Buyer. We have assumed in all respects material to our analyses that the Seller and Buyer will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements are not waived. Finally, with your consent, we have relied upon the advice Seller received from its legal, accounting and tax advisors as to all legal, accounting, regulatory and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

1380 West Paces Ferry Rd. NW / Suite 2060 / Atlanta, GA 30327 (404) 848-1571 (phone) / (404) 848-1574 (fax)

BSP’s Opinion as expressed herein is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid by Buyer to holders of Seller Common Stock in the Merger and does not address Seller’s underlying business decision to proceed with the Merger. We have been retained on behalf of the Board of Directors of Seller, and our opinion does not constitute a recommendation to any director of Seller as to how such director should vote with respect to the Agreement. In rendering the opinion, we express no opinions in respect to the amount or nature of any compensation to any officers, directors, or employees of Seller, or any class of such persons relative to the Merger Consideration to be received by the holders of Seller Common Stock in the Merger or with respect to the fairness of any such compensation.

Except as hereinafter provided, this Opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time, to any third party or in any manner or for any purpose whatsoever without our prior written consent. The consent of any such public reference shall be satisfactory to us as set forth in the financial advisory agreement dated January 15, 2015. This letter is addressed and directed to the Board of Directors of Seller in its consideration of the Merger and is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. The Opinion expressed herein is intended solely for the benefit of the Board of Directors and shareholders of Seller in connection with the matters addressed herein and may not be relied upon by any other person or entity, or for any other purpose without our written consent. This Opinion was approved by the Fairness Opinion Committee of BSP.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Merger Consideration is fair to the holders of Seller Common Stock, from a financial point of view.

Sincerely,

BSP Securities, LLC

1380 West Paces Ferry Rd. NW / Suite 2060 / Atlanta, GA 30327 (404) 848-1571 (phone) / (404) 848-1574 (fax)

Appendix C

UNAUDITED CONSOLIDATED FINANCIAL INFORMATION
OF SOUTHCOAST FINANCIAL CORPORATION AND BNC BANCORP
(Pursuant to S.C. Code Section 33-11-103)

Section 33-11-103 of the Code of Laws of South Carolina, 1976, as amended, requires that the notice of the meeting of shareholders at which a plan of merger will be voted upon be accompanied by balance sheets for each corporation participating in the merger as of the close of the preceding two fiscal years as well as income statements for each participating corporation for each of the preceding three fiscal years. The attached unaudited consolidated balance sheets at December 31, 2014 and 2013 and unaudited consolidated income statements for the years ended December 31, 2014, 2013 and 2012 for Southcoast Financial Corporation and for BNC Bancorp are presented solely to satisfy the requirements of Section 33-11-103, and not for any other purpose. Although the unaudited consolidated financial statements that are a part of this Appendix C are derived from historical audited consolidated financial statements of Southcoast Financial Corporation and of BNC Bancorp, respectively, they do not contain all of the information or disclosure (including, without limitation, required footnote disclosure) required for audited financial statements under United States Generally Accepted Accounting Principles or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, including without limitation Regulation S-X promulgated thereunder, and are, therefore, presented as unaudited financial information of Southcoast Financial Corporation and BNC Bancorp, respectively. Accordingly, readers are cautioned that this Appendix C should be read in conjunction with the audited consolidated financial statements of Southcoast Financial Corporation and of BNC Bancorp, respectively, and the notes to such audited consolidated financial statements contained in reports that Southcoast Financial Corporation and BNC Bancorp have previously filed with the Securities and Exchange Commission as set forth in this document under “Where You Can Find More Information” and incorporated by reference into this document.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	December 31,
(Dollars in thousands)	2014	2013
Assets
Cash and due from banks	$33,572	$28,460
Investment securities
Available for sale	35,269	39,822
Federal Home Loan Bank stock, at cost	4,000	3,629
Loans held for sale	—	271
Loans, net of allowance of $5,602 and $6,041	358,546	325,865
Property and equipment, net	20,455	21,150
Other real estate owned, net	3,686	5,249
Company owned life insurance	12,984	12,658
Deferred tax asset, net	5,636	7,516
Other assets	2,685	2,764
Total assets	$476,833	$447,384
Liabilities
Deposits
Noninterest bearing	$48,700	$41,295
Interest bearing	282,334	274,533
Total deposits	331,034	315,828
Federal funds purchased	3,065	3,115
Securities sold under agreements to repurchase	737	1,703
Advances from Federal Home Loan Bank	80,000	69,000
Junior subordinated debentures	10,310	10,310
Other liabilities	4,382	4,859
Total liabilities	429,528	404,815
Shareholders’ equity
Common stock (no par value; 20,000,000 shares authorized, 7,096,574 and 7,082,062 shares issued in 2014 and 2013, respectively)	54,643	54,544
Accumulated deficit	(6,200)	(9,937)
Accumulated other comprehensive loss	(1,138)	(2,038)
Total shareholders’ equity	47,305	42,569
Total liabilities and shareholders’ equity	$476,833	$447,384

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

	For the years ended December 31,
(Dollars in thousands)	2014	2013	2012
Interest income
Loans and fees on loans	$17,046	$16,425	$16,947
Investment securities	1,104	1,106	1,260
Cash and federal funds sold	31	30	29
Total interest income	18,181	17,561	18,236
Interest expense
Deposits	1,601	1,874	2,604
Other borrowings	1,802	1,798	2,054
Junior subordinated debentures	178	186	202
Total interest expense	3,581	3,858	4,860
Net interest income	14,600	13,703	13,376
Provision for loan losses	(600)	400	880
Net interest income after provision for loan losses	15,200	13,303	12,496
Noninterest income
Service fees on deposit accounts	1,509	1,501	1,585
Gain on sale of mortgage loans held for sale	29	244	331
Gain on sale of investment securities	109	105	626
Company owned life insurance earnings	326	349	387
Other	173	161	348
Total noninterest income	2,146	2,360	3,277
Noninterest expenses
Salaries and employee benefits	6,630	7,024	6,487
Occupancy	1,142	1,266	1,405
Furniture and equipment	1,670	1,668	1,499
Advertising and public relations	188	213	114
Professional fees	748	760	869
Travel and entertainment	274	287	244
Telephone, postage and supplies	328	352	331
Insurance	612	766	803
Gain on sale of other real estate owned	(641)	(339)	(1,240)
Other real estate owned impairment and other expenses, net of rental income	227	230	499
Other operating expenses	827	961	1,107
Total noninterest expenses	12,005	13,188	12,118
Income before income taxes	5,341	2,475	3,655
Income tax expense (benefit)	1,604	(6,590)	137
Net income	$3,737	$9,065	$3,518
Basic net income per common share	$0.53	$1.28	$0.50
Weighted average number of common shares outstanding
Basic	7,091,361	7,076,157	7,044,365

BNC BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	December 31,
(Dollars in thousands)	2014	2013
Assets
Cash and due from banks	$44,659	$35,474
Interest-earning deposits in other banks	40,535	72,916
Investment securities available-for-sale, at fair value	269,290	270,417
Investment securities held-to-maturity, at amortized cost (fair value of $241,997 and $236,507 at December 31, 2014 and 2013, respectively)	237,092	247,378
Federal Home Loan Bank stock, at cost	10,562	10,720
Loans held for sale	37,280	30,899
Loans:
Originated loans	2,116,441	1,704,876
Acquired loans	958,657	571,641
Less allowance for loan losses	(30,399)	(32,875)
Net loans	3,044,699	2,243,642
Accrued interest receivable	14,514	12,955
Premises and equipment, net	87,761	76,126
Other real estate owned	42,531	47,606
FDIC indemnification asset	5,097	16,886
Investment in bank-owned life insurance	93,396	78,439
Goodwill and other intangible assets, net	83,701	34,966
Other assets	61,391	51,152
Total assets	$4,072,508	$3,229,576
Liabilities and shareholders’ equity
Deposits:
Non-interest bearing demand	$534,792	$324,532
Interest-bearing demand	1,657,931	1,299,399
Time deposits	1,203,674	1,082,799
Total deposits	3,396,397	2,706,730
Short-term borrowings	127,934	125,592
Long-term debt	133,814	101,509
Accrued expenses and other liabilities	23,975	24,415
Total liabilities	3,682,120	2,958,246
Shareholders’ equity:
Common stock, no par value; authorized 60,000,000 shares; 27,777,737 and 21,310,832 shares issued and outstanding at December 31, 2014 and 2013, respectively	281,488	181,684
Common stock, non-voting, no par value; authorized 20,000,000 shares; 4,820,844 and 5,992,213 shares issued and outstanding at December 31, 2014 and 2013, respectively	33,507	44,781
Retained earnings	65,211	41,559
Stock in directors rabbi trust	(3,429)	(3,143)
Directors deferred fees obligation	3,429	3,143
Accumulated other comprehensive income	10,182	3,306
Total shareholders’ equity	390,388	271,330
Total liabilities and shareholders’ equity	$4,072,508	$3,229,576

BNC BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

	For the years ended December 31,
(Dollars in thousands)	2014	2013	2012
Interest income:
Loans, including fees	$140,024	$121,704	$98,668
Investment securities:
Taxable	4,385	4,366	4,808
Tax-exempt	13,191	12,202	9,749
Interest-earning balances and other	542	398	290
Total interest income	158,142	138,670	113,515
Interest expense:
Demand deposits	5,859	15,282	14,508
Time deposits	9,280	10,898	15,093
Short-term borrowings	416	433	338
Long-term debt	4,371	3,450	2,952
Total interest expense	19,926	30,063	32,891
Net interest income	138,216	108,607	80,624
Provision for loan losses	7,006	12,188	22,737
Net interest income after provision for loan losses	131,210	96,419	57,887
Non-interest income:
Mortgage fees	7,689	8,979	6,169
Service charges	6,105	4,314	3,149
Earnings on bank-owned life insurance	2,382	2,318	1,771
Gain (loss) on sale of investment securities, net	(511)	(42)	3,026
Bargain purchase gain on acquisition	—	—	12,706
Other	9,357	7,237	6,317
Total non-interest income	25,022	22,806	33,138
Non-interest expense:
Salaries and employee benefits	62,232	52,994	42,200
Occupancy	9,153	6,547	4,965
Furniture and equipment	6,450	5,546	4,241
Data processing and supplies	4,007	3,275	2,773
Advertising and business development	2,666	2,020	1,761
Insurance, professional and other services	9,061	8,392	6,685
FDIC insurance assessments	2,932	2,766	2,166
Loan, foreclosure and other real estate owned expenses	8,945	8,949	10,944
Other	11,031	7,444	6,537
Total non-interest expense	116,477	97,933	82,272
Income before income tax expense (benefit)	39,755	21,292	8,753
Income tax expense (benefit)	10,365	4,045	(1,700)
Net income	29,390	17,247	10,453
Less preferred stock dividends and discount accretion	—	1,060	2,404
Net income available to common shareholders	$29,390	$16,187	$8,049
Basic earnings per common share	$1.01	$0.61	$0.48
Diluted earnings per common share	$1.01	$0.61	$0.48
Dividends declared and paid per common share	$0.20	$0.20	$0.20

SOUTHCOAST
FINANCIAL CORPORATION

IMPORTANT SPECIAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on January 28, 2016.

Vote by Internet

- Go to **www.investorvote.com/scok**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Special Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

	For	Against	Abstain
1. **Approval of the Agreement and Plan of Merger, dated August 14, 2015, as amended September 15, 2015, by and between Southcoast Financial Corporation ("Southcoast") and BNC Bancorp ("BNC") pursuant to which Southcoast will be merged with and into BNC. NOTE: "Abstain" has the same effect as "AGAINST."**	☐	☐	☐
2. **Non-binding advisory proposal to approve the following resolution relating to certain compensation that Southcoast's named executive officers will receive from Southcoast and Southcoast Community Bank in connection with the merger between Southcoast and BNC:** "**RESOLVED**, that the compensation that may become payable to Southcoast's named executive officers by Southcoast and Southcoast Community Bank in connection with the completion of the merger, as disclosed in the Proxy Statement for the Special Meeting of Shareholders in the section captioned "Proposal No. 1— Approval of the Plan of Merger—Interests of Directors and Officers of Southcoast in the Merger" and the related tables and narrative, is hereby APPROVED."	☐	☐	☐
3. **Approval of proposal to adjourn or postpone the Special Meeting of Shareholders, if necessary or appropriate, including to solicit additional proxies to approve the Agreement and Plan of Merger.**	☐	☐	☐

4. And, in the discretion of said agents, upon such other business as may properly come before the Special Meeting of Shareholders, and matters incidental to the conduct of the Special Meeting of Shareholders. Management at present knows of no other business to be brought before the Special Meeting of Shareholders.

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — SOUTHCOAST FINANCIAL CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR SPECIAL MEETING OF SHAREHOLDERS – JANUARY 29, 2016

L. Wayne Pearson and William C. Heslop, or either of them, with full power of substitution, are hereby appointed as agent(s) of the undersigned to vote as proxies for the undersigned at the Special Meeting of Shareholders of Southcoast Financial Corporation to be held on **January 29, 2016**, and at any adjournment thereof, as follows:

THE PROXIES WILL BE VOTED AS INSTRUCTED. IF NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 and 3.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears above. When signing as attorney, executor, administrator, trustee, or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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